UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN
PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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DELTA AIR LINES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TECHOPS
DELTA
Res & Ca

2024

Notice of Annual Meeting and Proxy Statement

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE: Thursday, June 20, 2024 7:30 a.m. Eastern Daylight Time	ACCESS THE ANNUAL MEETING: The annual meeting will be held virtually. Shareholders may participate by logging in at www.virtualshareholdermeeting.com/DAL2024	RECORD DATE: April 29, 2024

AGENDA
At the Annual Meeting, shareholders will be asked to vote on the following proposals:		Board Recommends Vote:
PROPOSAL 1	Election of 12 director nominees named in the Proxy Statement	FOR each nominee
PROPOSAL 2	Advisory vote on executive compensation	FOR
PROPOSAL 3	Ratification of Ernst & Young LLP as independent auditors for 2024	FOR
PROPOSAL 4	Shareholder proposal requesting reporting related to third-party political contributions, if properly presented	AGAINST
PROPOSAL 5	Shareholder proposal requesting the adoption of a non-interference policy, if properly presented	AGAINST

In addition, we will transact any other business properly presented at the meeting, including any adjournment or postponement by or at the direction of the Board of Directors.

A list of shareholders entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at Delta’s Investor Relations Department, 1030 Delta Boulevard, Atlanta, Georgia 30354.

If you plan to attend the meeting virtually, please see the instructions on page 82 of the attached proxy statement.

We encourage shareholders to sign up to receive future proxy materials electronically, including the Notice Regarding the Availability of Proxy Materials. To sign up, visit http://enroll.icsdelivery.com/dal.

BY INTERNET	BY TELEPHONE	BY MAIL	AT THE MEETING

Go to www.proxyvote.com and follow the instructions	Call 1-800-690-6903	Sign, date and return your proxy card in the enclosed postage-paid envelope	Attend the annual meeting virtually. See page 82 for instructions on how to attend

The Notice of Internet Availability of Proxy Materials is being mailed, and the attached proxy statement is being made available, to our shareholders on or about May 10, 2024.

Please read our attached proxy statement carefully and submit your vote as soon as possible. Your vote is important. You can ensure that your shares are voted at the meeting by using our Internet or telephone voting system, or by completing, signing and returning a proxy card.

Atlanta, Georgia
May 10, 2024

2024 PROXY STATEMENT	1

Letter from the Non-Executive
Chair of the Board

DAVID S. TAYLOR

Chair of the board

As I look forward to my first annual meeting with you as Chair of Delta’s Board, it has been a pleasure to interact with investors since assuming this role last summer. I have enjoyed discussing a wide range of topics. As relayed in these conversations, our Board is active and keenly focused on:

›	oversight of the company’s long-term strategy and industry-leading financial and operational performance;
›	the continuation of Board refreshment as described in more detail below, particularly to enhance the diversity of the Board;
›	regular review of Delta’s industry-leading approach to environmental sustainability, most significantly the company’s journey to net zero emissions by 2050;
›	the company’s commitment to its most important competitive advantage – its people; and
›	our oversight of risk management and safety throughout the organization.

These topics and many others reflect our relentless focus on maintaining the best-in-class governance practices that are foundational to our work on your behalf.

2023 was a transformative year for Delta as Ed describes in his letter to you on the following page. The company generated significant profitability and free cash flow, enhancing its industry-leading position, and rose to meet operational challenges. The leadership of the management team through unprecedented crisis and stabilization into this period of recovery and restoration is truly remarkable. In addition to Ed’s letter, I hope you will take time to read additional detail of our recognition of this work in Sergio Rial’s letter on page 26 of this proxy statement.

It has been an honor and privilege for me to succeed Frank Blake as Chair. I want to recognize Frank’s outstanding contribution to the Board since joining in 2014 and serving as Chair since 2016. Frank’s leadership and support of the management team and the business, particularly during the last several years, was truly inspirational. We appreciate his dedication to the company at the height of the pandemic and agreeing to stay on the Board beyond expected retirement to provide stable leadership of the Board during Delta’s recovery.

I also want to acknowledge the outstanding service of several other members of our Board who are not standing for reelection or have recently departed from the Board:

›	Bill Easter also agreed to stay on the Board beyond expected retirement and will not be standing for reelection this year. Bill’s tireless leadership of the Audit Committee will be missed, and we very much appreciate his coordination of a smooth transition of this responsibility to Kathy Waller.
›	Jeanne Jackson has served on the Board since January 2017 and will not be standing for reelection as she has reached the Board’s retirement age. Jeanne has made many outstanding contributions to the work of our Finance and Personnel & Compensation Committees, as well as being a valuable sounding board and mentor for senior management.
›	George Mattson departed the Board in October 2023 to focus his efforts on his new role as Chief Executive Officer of Wheels Up. In his 11 years of service to Delta, George provided insightful leadership as chair of our Finance Committee as well as many other contributions to the work of the Board.

While we have bid farewell to these valuable members of our Board, we also continue to move forward with board succession. In 2023, we welcomed Vasant Prabhu to the Board and have already greatly benefited from his wisdom and insight. We are also very pleased to welcome Maria Black and Willie Chiang to the Board, both of whom bring important skills and experiences to the Board while enhancing the Board’s diversity. You can read more about Maria, Willie and our other director nominees on pages 62-68.

As we continue to move forward with our regular refreshment of the Board, we are very mindful of the need for the Board to collectively possess a wide range of necessary experiences and skills, as well as diversity of race, ethnicity and gender so that we accurately represent our customers, employees and management.

Thank you as always for your interest and support as shareholders of the world’s best airline. We hope you will continue to provide your perspectives to the Board. Most especially, we look forward to your participation in our annual meeting on June 20.

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Letter from
the CEO

EDWARD H.BASTIAN

Chief Executive Officer

In 2023, the people of Delta rose to lead the industry in operating and financial performance amid a challenging environment, building loyalty and strengthening our trusted global brand. Robust demand for travel continued throughout the year, and despite volatile fuel prices and geopolitical strife, our people delivered the second-highest earnings per share in our history while widening Delta’s competitive lead.

That excellence was recognized as Delta ranked No. 11 on FORTUNE’s World’s Most Admired Companies; No. 12 on TIME Magazine’s World’s Best Companies; No. 5 on Forbes’ list of America’s Best Large Employers; No. 1 airline by corporate travel customers in the annual Business Travel News Airline Survey for the 13th year in a row; and was named the 2024 Airline of the Year by Air Transport World, among many other awards.

Some highlights from the year include:

Strengthening our financial foundation. The team’s outstanding work generated $5.2 billion in adjusted pre-tax profit in 2023, nearly doubling our prior year results. Just as important, Delta delivered free cash flow of $2 billion (while investing $5.3 billion in the business) and repaid $4 billion of debt and finance lease obligations. Delta delivered 40% of the industry’s overall profits despite operating only 20% of the market share.

Delivering operational excellence at full scale. Operational reliability is the core of our brand promise. Against a difficult operating environment, our people delivered the best fourth-quarter operating performance in Delta’s history. Cirium honored Delta for the third consecutive year with the Cirium Platinum Award for global operational excellence and the Wall Street Journal named us the top airline of 2023 among the nine major U.S. airlines in its annual airline scorecard for the third consecutive year.

Extending Delta’s premium brand. In 2023, we strengthened our premium brand, launching free, fast in-flight WiFi across our domestic fleet, opening new Delta Sky Clubs in locations nationwide, adding 43 new, state-of-the-art aircraft to our fleet, scaling our strategic partnerships with leading brands, and achieving record membership growth for our SkyMiles program. Our AMEX cobrand card portfolio grew double digits while generating nearly $7 billion of remuneration, with an increased mix of premium cards.

Bolstering our global network. During the year we strengthened and restored our core hubs, with our pre-pandemic global capacity fully recovered. We flew our largest-ever Transatlantic schedule, and our ambitious build of our South American network with LATAM is already paying dividends.

Powered by our greatest resource – our people. Since Delta’s inception nearly a century ago, the company has long leaned into our employees as the core of our success. With 40,000 new hires over the last two years and 28% of our frontline leaders less than one year in role, in 2023 we focused on training, accountability and empowering our people to be their best for each other and our customers. We also shared in our success, with $1.4 billion in 2023 profit sharing payments going directly to our employees on Valentine’s Day this year – double 2022 levels and more than our three largest competitors combined.

Moving through 2024, we are transitioning past the restoration phase and are focused on optimizing our investments in our people, operation and experience. Our top priorities for the year are delivering world-class reliability, elevating the customer experience and improving efficiency across the company to support continued growth and opportunities to share our success.

Next year, Delta will celebrate its 100 year in aviation. As we honor our history, we’re equally excited about the next 100 years of air travel on Delta. Thanks to you for all of your support during the past year, and we look forward to speaking with you at our annual meeting in June.

Sincerely,

2024 PROXY STATEMENT	3

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PROXY STATEMENT SUMMARY

The Delta Difference

As a global airline based in the United States, we connect customers across our expansive global network with a commitment to industry-leading customer service, safety and innovation. We served approximately 190 million customers in 2023.

In 2023, we continued to differentiate Delta from the industry by strengthening our competitive advantages that support our trusted consumer brand:

PEOPLE AND CULTURE

Our people and culture are our strongest competitive advantage. Our more than 100,000 employees provide world-class travel experiences for our customers and best-in-class service, delivering customer satisfaction and brand preference. As a testament to our people-focused culture, FORTUNE recognized Delta as the world’s No. 11 Most Admired Company and Forbes recognized Delta as No. 5 on its list of America’s Best Large Employers.

Our industry-leading profit sharing program directly aligns our employees’ interests with the company’s long-term success, and for 2023, we rewarded eligible employees with $1.4 billion in profit sharing payments.

OPERATIONAL RELIABILITY

We remain committed to industry-leading reliability and are consistently among the industry’s best performers. In recognition of our commitment to operational performance and minimizing passenger disruption, we were honored for the third consecutive year with the Cirium Platinum Award for global operational excellence, and named the most on-time airline in North America. The Wall Street Journal named us the best airline of 2023 among the nine major U.S. airlines in its annual airline scorecard for the third consecutive year, leading the industry in on-time arrivals and involuntary denied boardings.

GLOBAL NETWORK

We and our alliance partners collectively serve over 130 countries and territories and over 700 destinations around the world. Our global network consists of our domestic network, which is centered on our core hubs and complemented by coastal hubs, along with our significant international hubs and market presence, which is enhanced by our innovative international alliances.

To support this network, we are continuing to refresh our fleet by acquiring new and more fuel-efficient aircraft with increased premium seating and cargo capacity to replace retiring aircraft, and to reduce our fleet complexity with fewer fleet types. Our new aircraft delivered since 2019 are on average 28% more fuel efficient per seat mile than the aircraft they retired.

CUSTOMER LOYALTY

With operational excellence, best-in-class service and commitment to our customers, we have continued to earn our customers’ trust and preference by delivering the “Delta Difference.” In 2023, we were named the best airline by corporate travel customers in the annual Business Travel News Airline Survey for the 13th year in a row and the best U.S. airline by Condé Nast Traveler readers.

Our award-winning SkyMiles program offers our customers a wide variety of benefits when traveling with us and our partners. We aim to increase the value of our program for customers and to deepen customer engagement with Delta through partnerships with premier brands, extending the value of our SkyMiles currency beyond flight and introducing new technology initiatives.

FINANCIAL FOUNDATION

Over the last decade we have fundamentally transformed our business by investing in our people, our product and our reliability to alter the commodity-like nature of air travel and improve our financial foundation. We have diversified our business by growing high-margin revenue streams that leverage our competitive advantages.

Restoring the strength of our balance sheet and reducing debt remains a key financial priority.

2024 PROXY STATEMENT	5

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2023 Highlights

In 2023, we delivered industry-leading operational and financial performance. Highlighted below are several measures included in our incentive compensation plans that demonstrate our pay for performance philosophy.

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Matters to be Presented at the Annual Meeting

PROPOSAL 1 - Election of Directors

Name and Primary Occupation	Age	Director Since	Other Public Boards	Current Committees
EDWARD H. BASTIAN Chief Executive Officer of Delta	66	2010	-
MARIA BLACK President and CEO of Automatic Data Processing	50	2024	1	*
WILLIE CW CHIANG Chairman and CEO of Plains All American Pipeline	63	2024	2**	*
GREG CREED Former Chief Executive Officer, Yum! Brands, Inc.	66	2022	2	• Audit • Personnel & Compensation
DAVID G. DEWALT Founder, Managing Director and CEO of NightDragon Security; Managing Director of AllegisCyber Capital	60	2011	1	• Corporate Governance • Audit • Safety & Security
LESLIE D. HALE President and Chief Executive Officer of RLJ Lodging Trust	52	2022	1	• Finance • Safety & Security
CHRISTOPHER A. HAZLETON Captain, Airbus 330, Delta	56	2019	-	• Safety & Security
MICHAEL P. HUERTA Former Administrator of the Federal Aviation Administration	67	2018	2	• Safety & Security • Audit • Corporate Governance
VASANT M. PRABHU Former Chief Financial Officer and Vice Chair of Visa Inc.	64	2023	1	• Finance • Safety & Security
SERGIO A. L. RIAL Former Chief Executive Officer of Banco Santander (Brasil)	63	2014	2	• Personnel & Compensation • Corporate Governance • Finance
DAVID S. TAYLOR Non-Executive Chair of the Board of Delta; Former President and Chief Executive Officer of The Procter & Gamble Company	66	2019	-	• Finance • Corporate Governance • Personnel & Compensation
KATHY N. WALLER Executive Director of the Atlanta Committee for Progress; former Chief Financial Officer of The Coca-Cola Company	65	2015	2	• Audit • Corporate Governance • Personnel & Compensation

Committee Chair
Ms. Waller has been designated to succeed Mr. Easter as Chair of the Audit Committee at the Annual Meeting.
*	Committee assignments for Ms. Black and Mr. Chiang have not yet been made.
**	Mr. Chiang is on the Board of Directors of Plains All American Pipeline, L.P. and its general partner holding company Plains GP Holdings, L.P.

2024 PROXY STATEMENT	7

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Shareholders will also be asked to vote on the following proposals:		Board Recommends Vote:	See Page:
PROPOSAL 2	Advisory vote on executive compensation	FOR	69
PROPOSAL 3	Ratification of Ernst & Young LLP as independent auditors for 2024	FOR	70
PROPOSAL 4	Shareholder proposal requesting reporting related to third-party political contributions, if properly presented	AGAINST	73
PROPOSAL 5	Shareholder proposal requesting the adoption of a non-interference policy, if properly presented	AGAINST	75

Executive Compensation Program

Our executive compensation program is based on the philosophy that we can best achieve our short-term and long-term business goals, which we refer to as our Flight Plan, by closely linking pay to performance and aligning the interests of all Delta employees, including executive officers, with those of our customers and shareholders.

In 2023, the Personnel & Compensation Committee developed Delta’s executive compensation program to concentrate our leadership beyond the airline’s recovery and toward stabilization and the strengthening of Delta’s trusted global brand. Our ability to outperform our plan and other airlines resulted in above target payouts for our annual incentive plan as well as for the long-term incentive program approved in 2021.

For additional information on the changes to our annual and long-term incentive plans and other decisions regarding 2023 executive compensation, see the “Compensation Discussion and Analysis” section beginning on page 27 of this proxy statement.

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Shareholder Engagement

We value our relationships with our shareholders, and we have a long-standing practice of active engagement with them. Our engagement allows us to better understand our shareholders’ priorities, perspectives and concerns, and positions us to effectively address issues that are important to our shareholders. During 2023, we met, or initiated contact, with shareholders representing approximately 42% of our outstanding shares, including actively managed funds, index funds, public pension funds, and socially responsible investment funds. This represented engagement with shareholders holding 68% of our institutionally-held shares. We also have dedicated resources to engage with our shareholders, including individual shareholders, through monitoring of communications received by our investor relations and sustainability departments, which collectively responded to more than 200 inquiries during 2023. The table below summarizes key aspects of these engagement efforts during 2023.

2024 PROXY STATEMENT	9

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Environmental, Social and Governance (ESG) Highlights

We are committed to taking care of our people, being a good steward of the environment and being a positive force in our communities. This commitment is based on our culture of putting people first in all we do—whether it is our employees, the millions of customers who trust us with their travel each year, or the communities where we live, work and serve. The Board of Directors understands and is committed to the importance of ESG matters and their significance to our various stakeholders, including our investors. As described further on page 17, the Board of Directors includes several directors with skills and experience relevant to these topics. In addition, the Board of Directors has, and continues to gain, knowledge about these evolving areas through regular briefings and discussions with internal subject-matter experts, among other things. The Board also has access to external resources and education on a variety of these topics.

Transparency and Reporting

We report on our efforts with respect to ESG matters through an annual ESG Report that aligns with the reporting standards of the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD). We seek to transparently communicate through our ESG Report how we identify, prioritize and approach the ESG topics most relevant to our business, customers, employees and investors. We use a range of formal and informal engagement methods—including ESG-focused materiality analyses, ongoing dialogue with key stakeholders, and our Enterprise Risk Management process—to proactively identify and address both existing and emerging ESG opportunities and risks. Our ESG Report also incorporates details on our climate lobbying efforts, including our global advocacy activities and policy engagements—both direct and indirect—that support and complement our ambitious climate goals. For more information on ESG matters, including with respect to our climate strategy, risks, opportunities, metrics and targets, please see our ESG Report, which is available at www.delta.com/sustainability.

Our Commitment to the Environment

Governance of Environmental Sustainability Program

The Board of Directors is committed to sound corporate governance in line with evolving best practices. We have implemented a robust governance framework at both the Board and management levels with respect to our environmental sustainability program:

›	Regular board-level oversight provided primarily through (i) the Corporate Governance Committee, which oversees our environmental sustainability strategy, goal setting, and opportunities and risks, and receives updates on our progress through regular briefings, (ii) the Audit Committee, which oversees the reporting of environmental and social matters in our filings with the U.S. Securities and Exchange Commission (SEC), and (iii) the Finance Committee, which oversees investments, including acquisition of new, more fuel-efficient aircraft and significant investments in new technologies.

›	Robust management-level oversight provided by our Executive Vice President of External Affairs and Chief Sustainability Officer, and several executive-level councils, including the ESG Council, the Carbon Council, the Risk Council and the Waste Council. Each is composed of members of the Delta Leadership Committee (DLC) as well as other senior executives from across the organization who help to implement our climate strategy as well as related risk mitigation efforts.

›	The Councils are supported by cross-functional working groups made up of leaders from different business units who meet more frequently and are focused on specific initiatives at the direction of the relevant council.

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Climate Goals and Strategy

We believe a key part of our mission to connect the world is helping to connect people to a more sustainable future of travel. With the goal of achieving net-zero emissions by 2050, we have accelerated our work to deliver more sustainable travel experiences, which is not just good for our communities and our planet but is also essential to positioning our business to thrive far into the future.

To that end, we are pursuing a long-term strategy to dramatically reduce our carbon emissions from flying—which represents the vast majority of our carbon footprint. In the near term, this involves continuing to transition to a more fuel-efficient fleet and enabling more efficient aircraft operations through innovation and collaboration. Over time, we will also work to replace an increasing share of our traditional jet fuel usage with sustainable aviation fuel (SAF) and partner with innovators to revolutionize what and how we fly.

We also aim to reduce non-flight-related emissions and other environmental impacts. This includes offering a more sustainable travel experience, such as reducing waste and delivering more sustainable products and amenities for our customers. We are also working to reduce the impact of our ground operations and facilities as well as extending our climate and environmental ambitions through our supply chain.

Although we are proud of the progress we are making, we know we cannot do it alone. Many factors affecting the ability to reach our goals are outside of our control. Addressing these factors will require government policies and incentives, dedicated research and development, transformation of some of the world’s largest industries, and significant capital allocation across the public and private sectors.

Engaging Stakeholders, Building Coalitions and Driving Policy Development

Two critical components of advancing and achieving our climate goals are effective public policy engagement and stakeholder engagement across sectors, both within and outside the aviation industry. We have joined coalitions and partnerships centered around guiding ambitions with emphasis on bringing cost-effective solutions under all levers to scale. We describe a selection of those partnerships and coalitions below. Our team is advancing other important initiatives through the Federal Aviation Administration’s (FAA) NextGen Advisory Committee, providing advice and recommendations to the FAA related to air traffic management and system modernization.

›	Minnesota SAF Hub – In August 2023, we cofounded this first-of-its-kind coalition leveraging collaboration across the value chain to scale SAF at the Minneapolis-Saint Paul International Airport and support regional economic development.

›	Americans for Clean Aviation Fuels (ACAF) – In 2023, we helped form ACAF, a diverse coalition of the largest industrial sectors in America—from farmers to fuel producers and aviation to agribusiness—focused on promoting the economic benefits of building a robust market for SAF and clean aviation fuels. Working together, ACAF will drive national efforts to advance policies encouraging investment in American-grown feedstocks, for the benefit of the economy, farmers and growers, the environment and national security.

›	Hydrogen Fuel with Airbus – We are working with Airbus to advance collective knowledge in the industry on the opportunities and challenges associated with using hydrogen fuel to power planes. We bring to the partnership the collective expertise and wisdom from our industry-leading teams: Flight Operations, Technical Operations, Airport Customer Service, Operations and Customer Center and Fuel.

›	Sustainable Flight Demonstrator – We joined a coalition of U.S. airlines providing advisory input to Boeing and NASA’s Sustainable Flight Demonstrator project and development of the X-66A research aircraft—the first experimental aircraft focused on sustainability. The experimental aircraft will test the Transonic Truss-Braced Wing airframe configuration, which together with expected advancements in propulsion, materials and systems architecture, could help to meaningfully reduce fuel consumption and emissions.

2024 PROXY STATEMENT	11

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Our Commitment to Our People

We believe that the Delta people and culture are our strongest competitive advantage, and the high-quality service that our employees provide sets us apart from other airlines. As air travel continued its robust pace in 2023 and the airline returned to full capacity, our people, as always, rose to the challenge.  Our financial and operational success in 2023 is a direct result of the dedication and hard work of our over 100,000 employees. During 2023, we continued our commitment to promoting a culture of open, honest and direct communications, enhancing the wellness of our people and building an environment that fosters engagement, integrity and respect.

Total Rewards

We prioritize our people by offering competitive compensation, retirement plans and financial rewards designed to share Delta’s success with our people and encourage teamwork. Our overarching compensation philosophy is to provide industry-leading total rewards for industry-leading performance inclusive of base pay, profit sharing, shared rewards, 401(k) and benefits.

›	We were able to provide employees with pay increases in 2022 and 2023 of 4% and 5%, respectively. We recently announced a 5% base pay increase for eligible employees for 2024 (which will take effect in June 2024).
›	For 2023, Delta rewarded eligible employees with $1.4 billion in profit sharing payments, more than the pool of all U.S. peer airlines combined, and equating to 10.4% of each eligible employee’s earnings.
›	We match up to 6% plus a fixed contribution of 3% of eligible earnings to 401(k) retirement savings for most ground and flight attendant employees; pay monthly Shared Rewards for achieving operational goals; and provide free financial coaching with the ability to earn $1,000 towards emergency savings.
›	In addition to generous paid vacation time based on years of service, Delta employees can take advantage of several travel-related perks and save on other travel-related services.

Employee Engagement

Our culture of care calls for us to engage by listening actively, seeking input regularly and responding to employee feedback through a variety of pathways. In-person engagement occurs through a wide range of programs,including:

›	B-DAY – Half-day onboarding experience for new hires to learn about Delta’s business, brand, culture and history while connecting with fellow team members.

›	Executive Station Visits – Town hall-style listening and feedback sessions where senior leaders have candid conversations with frontline employees.

›	VELVET – Two-day engagement and career development sessions with leaders where frontline employees gain clarity on how their roles support Delta’s business strategy.

We routinely survey our people to measure engagement, identify opportunities for growth and drive change. For example, Delta’s Emergency Savings Program, launched in 2023, was developed in response to employee feedback in 2022 that financial health was top of mind. More than 42,000 employees participated in two company-wide engagement surveys in 2023, offering feedback on a range of topics including job satisfaction, organizational commitment, sense of belonging and motivation. Our average engagement score for 2023 was 80 (on a 100-point scale), a one-point increase over 2022.

The Delta Board Council (DBC) represents the interests of Delta’s employees to the Board of Directors. The DBC includes five rotating representatives from multiple employee groups, ensuring Delta people remain at the forefront of the company’s decision-making. The DBC members attend Board meetings on a rotating basis and consistently and transparently represent employee feedback, interests, and perspectives to the Board of Directors and senior leaders.

With nearly 19,000 members, our twelve business resource groups provide networking, development and career growth opportunities. These employee-led networks provide valuable insights to the business on diversity-related strategies, programs and topics.

Training and Development

Delta people are encouraged and empowered to “keep climbing” in their careers through a portfolio of training and development programs ranging from curated career planning to on-demand learning resources. All employees work with their managers to develop in-depth career development plans, which are reviewed annually and include guided learning curricula focused on skills and competencies aligned with performance objectives. In 2023, we continued to enhance our online learning portal of skills-based training and career development resources.

Additionally, we relaunched an approximately 6-month “flexible learning journey” that combines self-paced, online learning and immersive, in-person workshops to support leaders in elevating Delta’s culture and driving high performance, as well as development in their specific areas of interest.

We embrace a Skills-First approach to hiring and development that prioritizes skills, background and experience over traditional education requirements. Our equity-focused model aims to create a more equitable workforce and enrich the careers of all employees by increasing access to higher-earning career opportunities through targeted development, skill upgrading and mentorship programs. By providing resources that support clearly defined career pathways, employees gain greater access to internal mobility opportunities and agency in their career decisions.

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Employee Health and Wellness

Delta’s wellness strategy aims to enable our people to be their best and enhance purpose, belonging, and affinity by implement high value health and wellness offerings and elevate employee experience. The Delta Wellness program aspires to build a resilient workforce of the future by investing in the physical, emotional, social and financial wellness of our people.

We continue to enhance our employee health and wellness program under the leadership of our Chief Health and Wellness Officer, Dr. Henry Ting, a physician and former Mayo Clinic executive.

In support of this mission, Delta offers many health and wellness resources to employees, such as diabetes management and a mental and emotional health app. These programs include voluntary, incentive-based reward programs focused on supporting our employees to improve their overall wellness.

Our Delta Wellness program offers:

›	12 free mental health counseling sessions and six free coaching sessions per year through Delta’s employee assistance program
›	Family planning benefits, such as fertility coverage, surrogacy and adoption reimbursement
›	Expanded financial education and coaching programs incentivized by Delta contributions to employee emergency savings accounts
›	A healthcare concierge service to navigate the complex healthcare system
›	A co-pay option under Delta medical benefits that provides more predictable costs

In 2023, we conducted our second Flourishing Index survey to measure employee holistic well-being and recalibrate our benefits to best meet the needs of our people. The Flourishing Index survey provides a quantitative assessment of our people's total wellness supplemented with qualitative interviews.

The Delta Wellness team uses key insights from the Flourishing Index to guide equitable and effective program enhancements. For example, in 2023 we expanded our maternity and parental leave program to give employees more time to focus on their growing families. We also introduced a new nutrition program offering affordable and healthy meals in multiple campus cafeterias, and increased our highly subsidized emergency backup care program from 15 to 25 days to give employees peace of mind if a provider is unavailable during work hours. In 2023, we also made several employee-driven enhancements to our emergency savings account program, under which eligible employees can earn up to $1,000 from Delta to fuel their emergency savings when they complete a financial education and coaching program and contribute to an emergency savings account. Such enhancements include accelerating the payout timeline, revising the schedule for financial education sessions, expanding savings goals and extending a financial wellness program to eligible international employees, who can earn a financial reward by completing a Financial Health Checkup and engaging with personalized financial wellness content.

Diversity, Equity and Inclusion (DEI)

As a global airline, we are in the business of bringing people together, and we believe our business should reflect and respect the diversity of our customer base. To support our progress on this journey, we seek diverse talent internally and externally in an effort to achieve broader representation throughout our organization. We also promote inclusion through education, training and development opportunities as well as by leveraging insights from our twelve business resource groups.

We remain focused on our strengthened commitment to be a more just, equitable and anti-racist organization, and want all of our employees to feel a sense of belonging at Delta. We have tools and processes in place to evaluate our progress on DEI matters, including with respect to our employees’ sense of belonging. We are also reviewing and revising systems, practices and policies in support of our commitment to equity. Two key areas are:

1	reinforcement of our diverse talent pipeline by, among other things, requiring hiring candidate slates and interview panels to reflect diversity and taking a proactive approach to build internal and external career pathways to certain roles by removing college degree requirements and introducing a Skills-First talent approach; and
2	closing diversity gaps in senior leadership positions by increasing the representation of women, Black and other underrepresented racial and ethnic groups in those roles.

The Personnel & Compensation Committee provides ongoing oversight with respect to policies and strategies relating to talent development and human capital management, including diversity, equity and inclusion. Our DEI Council is the senior cross-divisional group that oversees our DEI priorities to ensure they are relevant and embedded throughout the company—in collaboration with the Diversity, Equity & Inclusion Office led by Keyra Lynn Johnson, our Vice President and Chief Diversity, Equity and Inclusion Officer—and evaluates corporate and divisional metrics, programs and proposals that align with our DEI strategy. The council meets regularly to evaluate our progress to become a more equitable employer, including programs and proposals that align with our DEI strategy.

As part of our commitment to transparency, and based on feedback from external stakeholders, we publish on our website our latest EEO-1 Report as submitted to the U.S. Equal Employment Opportunity Commission.

2024 PROXY STATEMENT	13

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Our Commitment to Our Communities

As we connect people with communities, experiences and each other, we are committed to doing our part to build a better world. Giving back to the communities where we live, work and serve is part of our culture at Delta. In addition to “Our Commitment to the Environment” described above, the graphic below illustrates some of the ways in which Delta and its people gave back in 2023:

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Our Commitment to Leading Governance

Delta has a history of a strong, independent Board, composed of experienced members who are diverse with respect to background, skills, experiences, gender, race and ethnicity. The Board is committed to sound corporate governance in line with evolving best practices.

Corporate Governance Highlights

INDEPENDENT OVERSIGHT	BOARD COMPOSITION AND REFRESHMENT	SHAREHOLDER RIGHTS AND ACCOUNTABILITY	OTHER LEADING GOVERNANCE PRACTICES

›  10 of 12 director nominees are independent (all except the CEO and ALPA nominee)

›  Independent non-executive Chair with clearly defined and robust responsibilities

›  Active Board oversight of strategy, safety, risk management, information technology and cybersecurity matters, environmental sustainability and human capital management

›  Regular Board refreshment and mix of tenure and diversity of directors (6 of our independent director nominees joined in the last 5 years, 4 of whom are diverse in race, ethnicity or gender)

›  Robust annual self-evaluations of Board and Board committees

›  Retirement age of 72 for outside directors

›  Outside board members encouraged to limit participation on other boards

›  Annual election of all directors

›  Proxy access right for shareholders

›  Majority vote and director resignation policy for directors in uncontested elections

›  Shareholders constituting more than 20% of our outstanding common stock can call a special meeting

›  One class of outstanding shares with each share entitled to one vote

›  No shareholder rights plan (poison pill) or supermajority voting

›  Ongoing comprehensive succession planning for management

›  Anti-hedging and anti-pledging policy for all employees and Board

›  Prohibition on ownership of specific airline competitors’ stock by Board and officers

›  Robust stock ownership and retention guidelines for Board and executive officers

›  No employment agreements or supplemental executive retirement plans for officers

›  Transparent political activity, environmental sustainability, human capital and other disclosures available through our website

2024 PROXY STATEMENT	15

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GOVERNANCE - BOARD MATTERS

During 2023, the Board of Directors met seven times. Each director who served on the Board during 2023 attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served that were held during his or her tenure on the Board or relevant committee. The Board members also participated in informal update calls with management in months in which the Board did not have formal meetings.

It is the Board’s policy that directors are encouraged to attend the annual meeting. All of Delta’s directors attended the annual meeting in 2023.

During the year, the Board routinely held executive sessions without the Chief Executive Officer. Mr. Blake or Mr. Taylor presided at these sessions as non-executive Chair of the Board.

Board Leadership Structure

For many years our Board has chosen to elect an independent, non-executive Chair of the Board separate from our Chief Executive Officer. We believe the non-executive Chair of the Board plays an important governance leadership role that enhances long-term shareholder value. Mr. Taylor became the non-executive Chair immediately following our annual meeting in 2023.

The Chair’s responsibilities include:

›	chairing meetings of non-management directors (executive sessions)

›	presiding at the annual meeting of shareholders

›	briefing the Chief Executive Officer on issues raised in executive sessions

›	in collaboration with the Corporate Governance Committee, committee chairs, the Chief Executive Officer and the Executive Vice President – External Affairs, setting Board agendas and strategic discussions and providing a review of pre-meeting materials delivered to directors

›	overseeing annual Board, committee and Chief Executive Officer performance evaluations and succession planning

›	managing the Board and committee oversight of risks

›	recommending appropriate governance policies and practices, including committee structure and responsibilities

›	overseeing the avoidance of conflicts of interest

›	in collaboration with the Chair of the Corporate Governance Committee, recommending Board committee and committee chair assignments

›	facilitating director discussions inside and outside the boardroom, managing the relationship between the Chief Executive Officer and the Board, consulting with the Chief Executive Officer and serving as a counterweight as appropriate

›	overseeing the process for selecting new Board members

›	calling meetings of the Board and shareholders

›	carrying out other duties requested by the Chief Executive Officer and the Board

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Skills and Experiences of Independent Director Nominees

The following chart shows the specific skills and experiences the Board currently believes are important for independent nominees collectively to possess for effective governance of Delta in the current business environment. The matrix also provides a high level summary of the important skills and experiences of our independent nominees to the Board, which contribute to the sound governance of Delta. It is not an exhaustive list of each nominee’s contributions to the Board. The Board is committed to having a membership that reflects diversity, including with respect to gender, race and ethnicity. This commitment is illustrated by the fact that our director nominees includes six directors who are racially or ethnically diverse and three female directors.

Senior Leadership CEO/senior management of public or private company/governmental entity/academic
Airline/Transportation Industry Business leader, or regulator or consultant to the industry
Marketing/Brand Management/Data as Customer Engagement Tool Marketing/managing well-known brands including the use of data analytics
Finance/Accounting Capital markets, public company, financial or accounting management experience
Risk Management Enterprise or financial risk management
Technology/Cybersecurity/Digital Leadership in technology, cybersecurity, new media or data analytics
Energy Senior experience in the energy industry or with an energy regulator
Global Business Senior experience in multinational businesses
Government Affairs/Legal Affairs/Global Security Senior experience in public sector/law/global security
Board Membership Director public/large private company
Diversity Racial, Ethnic and/or Gender Diversity

The Board believes that the combination of backgrounds, skills and experiences of the nominees produces a Board that is well-equipped to exercise oversight responsibilities on behalf of our shareholders and other stakeholders. In addition to the chart above, we provide information about each nominee for director, including certain experiences that led the Board to conclude the nominee should serve as a director of Delta, under “Proposal 1 - Election of Directors” starting on page 62.

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Board Refreshment Process

The Corporate Governance Committee recommends to the Board of Directors nominees for election to the Board. Delta believes each current nominee for the Board of Directors has the following attributes:

›	integrity, honesty and adherence to high ethical standards
›	extensive business acumen and sound judgment
›	a track record of service as a leader in business or governmental settings
›	commitment to diversity, equity and inclusion

The Committee seeks nominees who have the skills and experience to oversee management in the operation of Delta’s business and to provide input on Delta’s strategy, among other matters. The Committee is also committed to continuing the enhancement of the diversity of the Board. In accordance with Delta’s Corporate Governance Principles, the Committee and the Board assess potential nominees (including incumbent directors). In its succession planning role, the Committee regularly considers potential candidates for the Board in light of the company’s new and evolving risks, strategies and operations as follows:

1 Identification	The Corporate Governance Committee considers potential new candidates that may be proposed by current directors, management, professional search firms, shareholders or other persons. The Committee routinely retains third-party search firms to assist in identifying a broad group of possible candidates and preliminarily screening potential Board members who have experience that would complement and enhance the current Board.

2 Assessment process	The Committee evaluates potential director candidates in a thorough process in considering whether the candidates satisfy the criteria required and the current needs and composition of the Board. This process may include reviewing qualifications and experience of a broad group of candidates, engaging a third party firm to assist with screening and gathering of additional information, interviewing candidates and making inquiries with persons knowledgeable about candidates.

3 Criteria

›  The Committee and the Board assess candidates based on factors such as the individual’s character, judgment, diversity (including with respect to background, skills, experience, age, gender, race and ethnicity), experience, skills and acumen, international or global business background and other matters that are relevant to the Board’s needs and objectives at the particular time.

›  The Committee and the Board also consider the independence, financial literacy, and the ability to devote appropriate time to Board activities and to the enhancement of candidates’ knowledge of Delta’s business.

›  While the Board does not have a specific policy with respect to diversity, the Board and Committee recognize that the members of the Board should represent the diversity of Delta’s customers, employees and management. The Committee balances the desire for continuity on the Board with the benefits of fresh perspectives and additional experiences to align with the changing business.

	+6	independent directors in the last 5 years	4	of whom are diverse

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Board Committees and Governance Documents

The Board of Directors has established the Audit, Corporate Governance, Finance, Personnel & Compensation and Safety & Security committees to assist it in discharging its responsibilities. The number of meetings held by each of these committees in 2023 and the committee’s primary responsibilities are listed below. The chart below represents the current composition of each committee.  Mr. Easter and Ms. Jackson are not standing for reelection. Ms. Black and Mr. Chiang’s committee assignments have not yet been determined.

A detailed list of the responsibilities of each committee can be found in the committee charters, which are available in the corporate governance section of our website at ir.delta.com/governance/. Our Certificate of Incorporation, Bylaws, Corporate Governance Principles, codes of ethics and business conduct and director independence standards are also available in the corporate governance section of our website at ir.delta.com/governance/.

All members of the Audit, Corporate Governance, Finance and Personnel & Compensation Committees are non-employee directors who are independent, as defined in the New York Stock Exchange (NYSE) listing standards and Delta’s director independence standards. In addition, the members of the Audit Committee and the members of the Personnel & Compensation Committee satisfy the additional independence requirements set forth in rules under the Securities Exchange Act of 1934 (the 1934 Act).

Audit Committee

Members	Primary Responsibilities

William H. Easter III* (Chair)

Greg Creed

David G. DeWalt*

Michael P. Huerta

Kathy N. Waller*

Meetings in 2023: 9

* Audit Committee Financial Experts

Ms. Waller has been designated as Chair of the Audit Committee  following the annual meeting.

›

oversees our financial reporting and disclosure processes, including the appointment of our independent auditors, the review of the audit and work of our internal audit department and the adequacy and effectiveness of our internal controls over financial reporting

›

oversees compliance with procedures and processes pertaining to corporate ethics and standards of conduct, including regular review of reports on adherence to these standards

›

reviews enterprise risk management processes and discusses major risk exposures with management

›

reviews cybersecurity risks and the security and operations of our information technology systems

›

oversee the reporting of environmental and social matters in our SEC filings

›

reviews and, if appropriate, approves or ratifies possible conflicts of interest involving members of the Board or executive officers and related party transactions that would be subject to disclosure under Item 404 of Regulation S-K

The Audit Committee Report can be found on page 72.

Corporate Governance Committee

Members	Primary Responsibilities
David G. DeWalt (Chair) William H. Easter III Michael P. Huerta Sergio A. L. Rial David S. Taylor Kathy N. Waller Meetings in 2023: 6

›

leads the Board’s governance practices and procedures, including the search for and recruiting of new outside directors and consideration of nominees for the Board

›

oversees our governance standards, processes for evaluation of the Board and its committees, and compensation of non-employee directors

›

oversees our environmental sustainability strategy, goal setting, opportunities and risks, and efforts and progress with respect to these matters

›

reviews reports on our corporate and PAC political contributions and charitable contributions made by Delta or The Delta Air Lines Foundation

2024 PROXY STATEMENT	19

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Finance Committee

Members	Primary Responsibilities
David S. Taylor (Chair) Leslie D. Hale Jeanne P. Jackson Vasant M. Prabhu Sergio A. L. Rial Meetings in 2023: 8

›

reviews and makes recommendations about the financial structure of the company, financial planning, investments (including strategic investments in our overseas commercial airline partners), acquisitions and divestitures, operating plans, capital structure and hedging activities

›

reviews and approves or recommends to the Board commitments, capital expenditures and financing transactions

Personnel & Compensation Committee

Members	Primary Responsibilities
Sergio A. L. Rial (Chair) Greg Creed Jeanne P. Jackson David S. Taylor Kathy N. Waller Meetings in 2023: 9

›

oversees our general compensation philosophy and practices and the annual review of our Chief Executive Officer and reviews and approves compensation programs for our executive officers

›

reviews management succession plans and the company leader and talent planning process

›

makes recommendations to the Board regarding election of officers

›

oversees policies and strategies relating to talent development and human capital management, including diversity, equity and inclusion and employee wellbeing

The Personnel & Compensation Committee Report can be found on page  44.

Safety & Security Committee

Members	Primary Responsibilities
Michael P. Huerta (Chair) David G. DeWalt William H. Easter III Leslie D. Hale Christopher A. Hazleton Vasant M. Prabhu Meetings in 2023: 6

›

oversees and consults with management on our customer, employee and aircraft operating safety and security goals, performance and initiatives

›

reviews current and proposed safety and security-related programs, policies and compliance matters

›

reviews reports and matters that may have a material effect on our flight safety operations and security matters

›

reviews matters related to public health that have an impact on our operations

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Board and Committee Evaluation Process

For many years our Board of Directors and each of its committees have annually engaged in comprehensive self-evaluations. The Board believes this annual evaluation process supports its effectiveness and continuous improvement.

PROCESS OVERSIGHT	EVALUATION	PRESENTATION AND FINDINGS	FEEDBACK
The Corporate Governance Committee oversees the evaluations and re-examines the process for the Board and Board committee evaluations each year.	For 2023, the Executive Vice President – External Affairs spoke individually with each Board member to discuss specific topics, such as issues of importance to the Board for 2024, strategic planning and succession planning, and to obtain his or her assessment of Board and committee performance, functioning and operations during the year. These discussions also allowed time for engagement with each director on any other topic he or she desired to discuss.

The directors’ comments were compiled and reviewed by the Board and the Board committees in a format without attribution of comments in executive sessions in early 2024. Topics discussed include:

›  an assessment of Board and committee performance in 2023

›  issues of importance to the Board for 2024

›  risk management, strategic planning and succession planning

The non-executive Chair of the Board and the chairs of the committees identify follow-up matters from the evaluations. These included long-term strategy, management succession planning, board succession planning, capital allocation, and oversight of evolving environmental sustainability and human capital matters, among other items.

Risk Management

Board Oversight

The Board of Directors has ultimate responsibility to oversee Delta’s enterprise risk management (ERM) program. Coordinated by Delta’s Vice President of the Corporate Audit and Enterprise Risk Management department, ERM applies a repeatable methodology and framework to promote heightened awareness of risks to our enterprise. The program identifies and categorizes risks and monitors the progress of risk mitigation plans alongside the risk owner(s). ERM’s primary objectives include facilitating a cross-functional enterprise-wide risk assessment, integrating the ERM framework into business processes and decision-making, holding management accountable to mitigate risks, and providing assurance the risk-governance systems are functioning appropriately.

The Board discusses risk throughout the year, particularly when reviewing operating and strategic plans and when considering specific actions for approval. The Board’s oversight of certain risk areas is managed through delegation of that risk item to the applicable Board committee based on its scope and charter with regular reporting to the full Board. The Board reviews the effectiveness of the ERM program through regular reports to the Audit Committee. In 2023, the full Board participated in a special session of the Audit Committee to receive an update on our ERM program.

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BOARD OF DIRECTORS Oversees Delta’s ERM

AUDIT COMMITTEE

›  Reviews the ERM framework; reviews management’s process for identifying, managing and assessing risk; oversees the management of risks related to the integrity of the consolidated financial statements, internal control over financial reporting, the internal audit function, and legal and regulatory matters related to cybersecurity, the security and operations of the information technology systems and reporting of environmental matters in SEC filings.

›  Members of the Audit Committee are financially literate as defined by the NYSE, three of whom are designated as audit committee financial experts.

›  The Audit Committee received briefings on information security matters at all of its regular meetings in 2023 from our chief information officer or chief information security officer, including updates related to cyber and technology risk, the security and operations of our information technology systems and our digital transformation. Members also have access to internal and external education on cybersecurity risks.

FINANCE COMMITTEE	PERSONNEL & COMPENSATION COMMITTEE	CORPORATE GOVERNANCE COMMITTEE	SAFETY & SECURITY COMMITTEE
› Oversees the management of risks related to aircraft fuel price, foreign currency and interest rate hedging, Delta’s financial condition and capital structure, its financing, acquisition, divestiture and investment transactions and related matters.	› Reviews risks related to management succession and development, Delta’s executive compensation program, leadership development and talent planning process, human capital management and related matters.	› Reviews risks related to Board of Directors’ succession plans, Delta’s corporate governance, environmental sustainability, political contributions and related matters.	› Oversees the management of risks related to customer, employee, aircraft and airport operating safety and security, global public health and related matters.

Management’s Role

Delta’s ERM program is an integrated and continuous process for managing enterprise-wide risks including strategic, financial, operational, safety, compliance and reputational risks. Leaders of all business divisions engage with the ERM team to identify risk as it relates to their respective operating divisions and strategic plans, develop risk mitigation plans, monitor the effectiveness of those mitigation activities and provide updates through a series of specific risk committees as appropriate. The organizational design of Delta’s leadership, the Risk Council, under the oversight of the Board and its committees, provide a robust governance structure for effective management and oversight of enterprise risks.

Risk Council

The senior management level, cross-divisional Risk Council meets at least quarterly and includes the Chief Financial Officer, Executive Vice President - External Affairs, Chief Information Officer, Chief Sustainability Officer, Chief Customer Experience Officer, Chief Strategy Officer, Chief Compliance Officer, Chief Health & Wellness Officer, Chief Information Security Officer, Senior Vice President - Corporate Safety and Security, Senior Vice President - Controller, Vice President of Corporate Audit, and the Director of Enterprise Risk Management, among others.

As appropriate, various officers and employees attend meetings of the Risk Council to provide updates on mitigation progress and other follow up issues addressed within the Risk Council.

The Risk Council oversees all areas of the company’s business risk, including the following: monitoring risks to our strategy; monitoring external macro-trends; defining organizational responsibilities for the management of certain exposures; identifying significant risks to Delta including the effectiveness of mitigation and management strategies based on Delta’s risk tolerance levels as well as monitoring the business to determine that risk mitigation activities are in place and operating.

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Communications with Directors

Shareholders and other interested parties may communicate with our non-management directors by sending an e-mail to nonmgmt.directors@delta.com. We have established a link to this address on our Investor Relations website. Communications with directors may also be mailed to Delta’s Corporate Secretary at:

Delta Air Lines, Inc.
Department 981
1030 Delta Boulevard
Atlanta, Georgia, 30354
Attention: Corporate Secretary

Communications will be sent to the Chair of the Board, as representative of the non-management directors, other than communications pertaining to customer service, human resources, accounting, auditing, internal control and financial reporting matters. Communications regarding customer service and human resources matters will be forwarded for handling by the appropriate Delta department. Communications regarding accounting, auditing, internal control and financial reporting matters will be brought to the attention of the Audit Committee chair.

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SHARE OWNERSHIP

Directors and Executive Officers

The following table sets forth the number of shares of Delta common stock beneficially owned as of April 19, 2024, by each current director, each person named in the Summary Compensation Table in this proxy statement, and all current directors and executive officers as a group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares listed.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
Current Directors:
Edward H. Bastian	2,287,419(2)
Maria Black	-
Willie CW Chiang	-
Greg Creed	21,870(3)
David G. DeWalt	75,210
William H. Easter III	68,660(4)
Leslie D. Hale	10,870
Christopher A. Hazleton	300
Michael P. Huerta	27,465
Jeanne P. Jackson	59,100(5)
Vasant M. Prabhu	4,440
Sergio A. L. Rial	30,333
David S. Taylor	99,480
Kathy N. Waller	37,840
Named Executive Officers:
Glen W. Hauenstein	1,142,294(2)
Peter W. Carter	465,968(2)
Daniel C. Janki	278,347(2)
Michael L. Spanos	115,943
Current Directors and Executive Officers as a Group (24 Persons)	6,164,287(2)

(1)	Each of the individuals listed in the table and the current directors and executive officers as a group beneficially owned less than 1% of the shares of common stock outstanding on April 19, 2024.
(2)	Includes the following number of shares of common stock which a director or a named executive officer has the right to acquire upon the exercise of stock options that were exercisable as of April 19, 2024, or that will become exercisable within 60 days after that date:

Name	Number of Shares
Edward H. Bastian	1,779,600
Glen W. Hauenstein	824,710
Peter W. Carter	272,640
Daniel C. Janki	73,730
Directors & Current Executive Officers as a Group	3,808,953

(3)	Includes 11,000 shares held by the Creed Revocable Living Trust, of which Mr. Creed and his wife are co-trustees.
(4)	Includes 57,790 shares held by the Easter Management Trust, over which Mr. Easter has shared investment and voting power.
(5)	Includes 22,000 shares held by a trust for the benefit of Ms. Jackson and her husband and 3,510 shares held by trusts for the benefit of Ms. Jackson’s children. Ms. Jackson has shared investment and voting power over all shares held in these trusts.

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Beneficial Owners of More than 5% of Voting Stock

The following table provides information about the following entities known to Delta to be the beneficial owner of more than five percent of Delta’s outstanding common stock as of April 19, 2024.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	71,974,852(1)	11.2%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	43,050,757(2)	6.7%

(1)	Based on an amendment to Schedule 13G filed on February 13, 2024, in which The Vanguard Group reported that, as of December 31, 2023, it had shared voting power over 558,993 of these shares, sole dispositive power over 70,081,272 of these shares and shared dispositive power over 1,893,580 of these shares.
(2)	Based on an amendment to Schedule 13G filed on January 26, 2024, in which BlackRock, Inc. reported that, as of December 31, 2023, it had sole voting power over 40,843,687 of these shares and sole dispositive power over 43,050,757 shares.

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EXECUTIVE COMPENSATION

Letter from the Chair of the Personnel
& Compensation Committee

SERGIO A. L. RIAL

It has been three extraordinary years since I last shared with you the Committee’s perspective on our executive compensation program and the decisions we made regarding its design during the height of the pandemic. At that time, Delta had ended 2020 with an adjusted pre-tax loss of $9 billion and no clear idea of how long it would take for our customers to travel again. Today, I am proud to be addressing you after ending 2023 with an adjusted pre-tax income of $5.2 billion, a profit sharing payout for all Delta people of $1.4 billion and a cohesive and engaged senior management team leading the highest performing airline in the industry, including our Chief Executive Officer, Ed Bastian, who was recognized as Chief Executive’s Chief Executive of the Year and earned a place on Institutional Investor’s 2023-24 All-America Executive Team rankings as Best Chief Executive Officer within the airline industry for the  sixth consecutive year.

While the circumstances have changed significantly from three years ago, we have not wavered from the two guiding principles we developed when determining how best to handle executive compensation in unprecedented times:

›	Continue the alignment of pay for performance between frontline employees and management; and
›	Keep a meaningful portion of total compensation at risk for our senior management and aligned with shareholder outcomes.

Using these principles, we maintained the core elements of our executive compensation program—with its history of driving strong performance—and made adjustments to better link compensation with performance through the airline’s recovery and to attract and retain new executive talent in an uncertain period, while ensuring the majority of compensation remained at risk.

Delta’s leadership prioritized the health, safety and well-being of our employees and customers throughout the pandemic, which strengthened our competitive advantages, and we entered 2023 in position to further extend our financial and operational lead over the industry. Recognizing this pivotal moment in Delta’s history, we began with our guiding principles to develop an executive compensation program for 2023 that:

›	Incentivizes our senior management team to continue delivering industry-leading performance and further elevate Delta’s financials beyond a traditional airline, growing diverse revenue streams and delivering sustained free cash flow to strengthen the balance sheet;
›	Preserves a team with a proven track record of driving remarkable results in unprecedented times, including Mr. Bastian, the only CEO among the major U.S. airlines to lead the company through the entire pandemic; and
›	Recognizes and rewards the team’s sustained performance throughout these unique times that maintained and accelerated Delta’s industry-leading operational and financial performance as Delta’s financial highlights on the following page overwhelmingly demonstrate.

Determining how best to accomplish these objectives resulted in much discussion and deliberation among the Committee members. Ultimately, we maintained the design of our current executive compensation program, but considering the disproportionate impact the pandemic had on Mr. Bastian’s and our other tenured executive officers’ total compensation and prior incentive awards, a one-time enhancement was added to their regular long-term incentive award. This consisted of additional at-risk performance-based equity awards, whose value would be determined based on meeting aspirational absolute and relative performance measures, with maximum payouts conditioned on reaching certain stock price hurdles, and time-based cash awards. Additionally, these enhanced awards included restrictive vesting terms, which further encourages each officer’s long-term leadership.

The Committee is confident, based on our continued alignment of pay to performance and the incredible results they have generated, that our 2023 decisions will drive equally outstanding results that will continue to benefit our employees, customers and shareholders. Thanks to our industry-leading financial and operational results in 2023, we believe our decisions in 2023 have already well positioned the company for the future. And nothing demonstrates this better than Delta being named the 2024 Airline of the Year by Air Transport World.

Thank you for your continued support of Delta.

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Compensation Discussion and Analysis

This section of the proxy statement describes the compensation of the named executive officers for 2023. It also discusses how our executive compensation program reflects our compensation philosophy and objectives, including the importance of linking pay to performance.

2023 Named Executive Officers

Name	Position
EDWARD H. BASTIAN	Chief Executive Officer
GLEN W. HAUENSTEIN	President
PETER W. CARTER	Executive Vice President - External Affairs
DANIEL C. JANKI	Executive Vice President & Chief Financial Officer
MICHAEL L. SPANOS	Executive Vice President & Chief Operating Officer

Executive Summary

Company Performance

Delta has been on a long-term journey to change the financial profile of the company and transcend the industry by becoming the airline of choice with a trusted consumer brand. Executing on Delta’s commercial strategy has increased the mix of diverse revenue streams, including premium and loyalty, resulting in a unit revenue premium to the industry and industry-leading margins and returns on capital. The pandemic was an unprecedented challenge and, despite the uncertainty, our management focused on first protecting Delta’s employees and customers, and then taking action to strengthen the business and the brand for the long-term. This included protecting pay and jobs for our people, accelerating generational airport rebuilds, protecting customers with the middle-seat block, prioritizing operational reliability over growth and undertaking a comprehensive migration to the cloud. These actions further separated Delta from the industry, with the airline delivering 40% of the U.S. airline industry’s profits in 2023, up from 25% in 2016, when Mr. Bastian became Delta’s Chief Executive Officer.

2023 was a strong year for Delta, with the airline approaching full network restoration and diverse revenue streams reaching 55% of the company’s total revenue. Delta is the most awarded airline, named the world’s No. 11 Most Admired Company as ranked by FORTUNE, winner of the Cirium Platinum Award for operational excellence and North America’s most on-time airline, and the 5th Best Large Employer in America by Forbes.

(1)	Adjusted for special items; see “Supplemental Information about Financial Measures” on page 84 for reconciliations of non-GAAP measures and reasons we use them.”

Pre-Tax Income. 2023 adjusted pre-tax income of $5.2 billion nearly doubled 2022 results. It was Delta’s fifth-highest pre-tax income on record and the sixth year in our history that we generated a pre-tax profit above $5 billion—performance unmatched by any competitor.
Earnings Per Share. Diluted earnings per share, adjusted, of $6.25 ($7.17 on a GAAP basis) was the second-highest level of earnings in Delta’s history—surpassed only by 2019.
Free Cash Flow. $2.0 billion of free cash flow in 2023 allowed Delta to repay more than $4 billion of gross debt, reducing interest expense, and reinstate its quarterly dividend.

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This strong performance resulted in Delta sharing $1.4 billion in profits with our people under the company’s broad-based profit sharing program (Profit Sharing Program). This program is core to Delta’s philosophy that by investing in our people, they will deliver for our customers, whose loyalty drives continued reinvestment in our employees and business and creates value for our shareholders.

Delta had the highest total shareholder return (TSR) of any U.S. airline in 2023, and remains the best performing airline since the onset of the pandemic, a testament to our leadership’s execution through the pandemic. The following chart shows Delta’s performance against airline peers for 2023:

As described in this Compensation Discussion and Analysis, we believe compensation should align with the interests of our employees, customers and shareholders. Given our underlying pay-for-performance philosophy, a significant portion of our executives’ compensation is at-risk and reflects our performance. In 2023, the Personnel & Compensation Committee developed the executive compensation program to concentrate Delta’s leadership beyond the airline’s recovery and toward stabilization and the strengthening of Delta’s trusted global brand. Our ability to outperform our plan and other airlines resulted in above target payouts for our annual incentive plan as well as for the long-term incentive program approved in 2021.

One-Year Total Shareholder Return*

Delta vs. Major U.S. Airlines

Our Employee Commitment

We believe Delta’s most important competitive advantage is our employees who are the face of our brand. As air travel continued its robust pace in 2023 and the airline returned to full capacity, our people, as always, rose to the challenge.  Our financial and operational success in 2023 is a direct result of the dedication and hard work of our over 100,000 employees. During 2023, we continued our commitment to promoting a culture of open, honest and direct communications, enhancing the wellness of our people and building an environment that fosters engagement, integrity and respect.

Our employee commitment also extends to actively seeking diversity, boldly pursuing equity and consciously promoting inclusion. See “Our Commitment to Our People” starting on page 12 for more information about Delta’s diversity, equity and inclusion efforts.

Investing in our People in 2023 In addition to a 5% pay increase to eligible employees in April 2023, Delta invested in our people in the following ways in 2023:
Profit Sharing Program Paying $1.4 billion in February 2024 under the Profit Sharing Program in recognition of the achievements of our employees that made Delta the most profitable airline in 2023. This was a return to sharing over $1 billion of profits with our people. This payout marked an important milestone for the program—since its inception in 2007, we have shared over $11 billion in profits with our employees—and, for 2023, Delta continues to lead the industry in profit sharing, with this year’s total greater than the pool of all U.S. peer airlines combined.
Shared Rewards Program Awarding $53 million under Delta’s broad-based operational incentive program (Shared Rewards Program) thanks to the hard work of our employees meeting key operational performance goals during 2023 (on-time arrival, baggage handling, flight completion and net promoter score) recognizing that superior performance by our frontline employees directly affects customer satisfaction.
Physical, Emotional and Social Wellness Investing over $60 million in employees’ total wellness through enhanced mental health benefits; a health concierge service to navigate the complex healthcare system; expanded maternity, parental and bonding leave; new fertility, adoption and surrogacy benefits and additional care-giving resources for working families.
Financial Wellness Launching a first of its kind Emergency Savings Program for eligible employees. Employees who complete financial coaching, education and savings requirements can receive up to $1,000 from Delta directly to their emergency savings account. In this inaugural year, Delta contributed over $25.5 million to the emergency savings of over 25,000 employees. This is in addition to the over $1.1 billion Delta contributed to our broad-based defined contribution plans.

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Talent Planning and Development

Talent planning and development are important at all levels within Delta—from our executives to our frontline employees. The Personnel & Compensation Committee continues to place significant focus on executive talent planning. The Board of Directors is regularly updated on key talent indicators for our senior leaders, including recruiting, development and succession planning programs. They are also exposed to potential future executive leaders through board meetings and informal events.

Executive Compensation in 2023

Since 2020, the core elements of our pre-pandemic executive compensation program have been maintained. The Personnel & Compensation Committee believed the program’s underlying structure provided both a solid foundation and enough flexibility to appropriately adjust the focus of Delta’s leadership team—whether it was navigating the first months of the pandemic when Delta’s revenues declined 91 percent over the prior year to returning to full-year profitability just two years later. During this time, the general structure of our annual and long-term incentive plans was retained, but adjustments were made so that our plans could effectively:

›	continue to align the named executive officers’ interests with shareholders to drive long-term value creation;
›	reward the named executive officers’ leadership in the industry as Delta transitioned from survival to recovery and stabilization; and
›	recognize the highly marketable and transferable talents of the named executive officers.

In 2022, the Personnel & Compensation Committee returned our annual and long-term incentive plans to a structure more consistent with our pre-pandemic practices. Through this structure, the program included incentives that recognized our executives’ leadership and commitment to Delta, while continuing to place the majority of their compensation at-risk with stretch performance measures that reward exceptional performance and provide long-term value to our shareholders.

In setting compensation for 2023, the Personnel & Compensation Committee, in consultation with its compensation consultant, considered the company’s long-term business strategy and the need to recognize and retain a leadership team with a proven track record of exceptional performance under extraordinary circumstances to achieve the company’s continuing success. Recognizing that Delta entered the year in a position to further extend our financial and operational lead over the industry, the Committee met extensively to consider how best to meet these objectives within a set of guiding principles that adhere to our pay for performance compensation philosophy.

In addition to the other actions taken by the Personnel & Compensation Committee as described in this Compensation Discussion and Analysis, the following actions were taken for 2023:

›	Changes to Annual and Long-Term Incentive Plans. The current structure of our incentive plans was retained, with adjustments that reflect the company’s focus shift from recovery to stabilization.

›	For both the annual and long-term incentive plans, “target ranges” were eliminated, and each plan returned to a single target number for all performance measures.

» For 2024’s long-term incentive program (LTIP), time-based cash awards were eliminated as a component of the LTIP and time-based restricted stock awards were returned for all named executive officers.

›	To further encourage the strengthening of our financial foundation and our position as the leader in the airline industry, the performance measures for the 2023 LTIP performance restricted stock unit awards were revised. This change—from measuring Delta’s earnings per share recovery on an absolute and relative basis to measuring our pre-tax income relative to our comparable airline peers and cumulative free cash flow and setting stock price hurdles to achieve maximum payouts—is described more fully below in the “Performance Measure Selection” section on page 35 of this proxy statement.

» For the 2024 LTIP, relative TSR was added as a performance modifier to further align the interests of the named executive officers with our shareholders.

›	Named Executive Officers’ 2023 Target Compensation. As part of its annual compensation review, the Personnel & Compensation Committee approved:

›	No increases to the base salary and annual incentive plan target award opportunities for Mr. Bastian, Mr. Hauenstein and Mr. Janki;
›	An increase to the base salary and annual incentive plan target award opportunity for Mr. Carter to recognize his promotion in October 2022, which expanded his role within the company to include leading the company’s sustainability and international teams; and
›	An increase in the long-term incentive program target award opportunity for Mr. Janki to reward his leadership in achieving the company’s outstanding financial performance.

›	One-Time Enhanced Awards to Certain Named Executive Officers. Also in connection with its annual executive compensation review, in April 2023, the Personnel & Compensation Committee granted one-time enhanced awards to Mr. Bastian, Mr. Hauenstein and Mr. Carter as part of the performance restricted stock unit and time-based cash award components of the 2023 LTIP. This enhancement is consistent with our pay for performance philosophy and incentivizes these named executive officers to focus on long-term improvements in company performance that will lead to greater shareholder value.

›	The enhanced award to Mr. Bastian consists of an additional $10 million of performance restricted stock units and $10 million of time-based cash award payable over two years. In granting this one-time enhanced award to Mr. Bastian, the Personnel & Compensation Committee considered the importance of his continuing, long-term leadership of Delta—strengthening the alignment of his future compensation

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opportunities and shareholder outcomes—and his significant contributions to the company’s strong performance over the last three years.

›	Mr. Hauenstein’s and Mr. Carter’s enhanced awards consist of, respectively, an additional $5 million and $3 million of performance restricted stock units and $3.5 million and $2.5 million of time-based cash awards payable over two years. As with Mr. Bastian, these one-time enhanced awards were granted to Mr. Hauenstein and Mr. Carter to reward their outstanding leadership through the pandemic and to ensure their retention with the company.
›	The enhanced awards for Mr. Bastian, Mr. Hauenstein and Mr. Carter were one-time enhancements and not intended to be part of their regular target annual compensation.
›	The terms of the one-time enhanced awards are distinct from, and are generally more restrictive than, the other awards provided to these named executive officers under the 2023 LTIP. For example, to help ensure their retention, such awards will be forfeited, except in limited exceptions, if they leave the company prior to the awards’ vesting dates.

The CARES Act

In 2020 and 2021, Delta entered into payroll support program agreements with the U.S. Department of the Treasury to receive emergency support through the payroll support programs under the CARES Act and subsequent legislation. Under these agreements, Delta was subject to various restrictions and obligations, including certain limitations on executive compensation (CARES Act compensation limitations). As of April 2, 2023, Delta is no longer subject to the CARES Act compensation limitations.

Administration of the Executive Compensation Program

PERSONNEL & COMPENSATION COMMITTEE
The Personnel & Compensation Committee oversees and approves Delta’s executive compensation program to reinforce our culture by ensuring a strong connection between pay and performance as well as alignment between our executives, employees and shareholders. This includes:
›	Establishing Delta’s executive compensation philosophy and objectives in consultation with an independent compensation consultant and company management
›	Overseeing the development and implementation of our executive compensation program
›	Reviewing and approving the compensation structure and performance measures for our Chief Executive Officer and other executive officers
›	Evaluating the performance of the Chief Executive Officer in meeting corporate goals and objectives
›	Reviewing and advising the Board of Directors on management succession planning
›	Overseeing Delta’s policies and strategies relating to talent development and human capital management, including diversity, equity and inclusion, and employee wellbeing
›	Making recommendations to the Board of Directors on the appointment of officers
›	Reviewing tally sheets, competitive market data for our peer group and individual contributions to establish target compensation for our executive officers
›	Reviewing and approving the adoption or revision of any clawback policy allowing Delta to recover compensation paid to employees, and administer or delegate the administration of such policy

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INDEPENDENT COMPENSATION CONSULTANT
In 2023, after considering the factors provided under the NYSE listing standards and Item 407(e)(3)(iii) of SEC Regulation S-K, the Personnel & Compensation Committee engaged Frederic W. Cook & Co., Inc. (FW Cook) as its independent executive compensation consultant. In this role, FW Cook provides advice to the Personnel & Compensation Committee and the Corporate Governance Committee regarding Delta’s executive and director compensation programs. This includes:
›	Providing advice regarding Delta’s executive compensation program based on the company’s business strategy, compensation philosophy, prevailing market practices and relevant regulatory mandates
›	Providing annual recommendations directly to the Personnel & Compensation Committee on Chief Executive Officer compensation
›	Advising the Corporate Governance Committee on the compensation for the non-executive Chair of the Board and non-employee directors
›	Providing advice on the company’s compensation peer group
›	Updating and advising the Personnel & Compensation Committee on key executive compensation trends in the industry and general market
›	Attending, at the request of the Personnel & Compensation Committee, executive session discussions without the presence of company management
›	Periodically working directly with company management on behalf of and under the control and supervision of the Personnel & Compensation Committee
The Personnel & Compensation Committee considered FW Cook’s advice when determining executive compensation plan design and award levels in 2023.

DELTA MANAGEMENT
Delta’s management team provides input to the Personnel & Compensation Committee on Delta’s executive compensation program structure and, under the supervision of the Personnel & Compensation Committee, is responsible for the ongoing administration of the program. This includes:
›	Developing Flight Plan goals and providing input on business strategy and performance
›	Providing updates to the Personnel & Compensation Committee on key executive compensation trends in the industry and general market
›	Evaluating the financial and legal implications of executive compensation proposals and confirming proposed payouts to executive officers under our incentive compensation plans are calculated correctly and comply with plan terms
›	The Chief Executive Officer making recommendations for the compensation of executive officers other than himself

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Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to achieve Delta’s short-term and long-term business goals by closely linking pay to performance and by aligning the interests of all Delta people with the interests of our customers and shareholders. Based on this philosophy, the Personnel & Compensation Committee develops the executive compensation program to promote a pay for performance culture that:

Pay for Performance

Pay for performance is the foundation of our compensation philosophy for all employees, driving a strong sense of team work and continual improvement of business results. Our executive compensation program places a substantial portion of total compensation at risk. Total target compensation for the named executive officers is contingent on Delta achieving ambitious financial, operational and customer service goals or subject to stock price performance.

The Personnel & Compensation Committee sets stretch performance goals under our annual and long-term incentive plans to drive Delta’s business strategy and to deliver value to our shareholders.

Our incentive plans closely align the interests of management with those of frontline employees in two respects. First, many of the same financial, operational and customer service performance measures are used in both our executive and broad-based employee compensation programs. Second, we have long structured our annual incentive plan to ensure that executives do not receive above-target incentive payouts unless our people also receive payment under the Profit Sharing Program for the year.

Say on Pay Voting Results

At our 2023 annual meeting, we asked shareholders for a non-binding “say on pay” advisory vote to approve the 2022 compensation of the named executive officers. The holders of over 94% of the shares present and entitled to vote at the 2023 annual meeting voted for approval of the compensation of the named executive officers. The Personnel & Compensation Committee took these results into account by continuing to emphasize our pay for performance philosophy utilizing challenging performance measures that provide incentives to deliver value to our shareholders.

Corporate Governance and Compensation Practices

Our executive compensation program reflects corporate governance policies and compensation practices that are transparent and consistent with best practices. The chart on the following page highlights the policies and practices we consider instrumental in driving company performance while mitigating risk, as well as the practices we avoid.

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What We Do:	What We Don’t Do:
Subject officers’ incentive compensation (including both cash and equity-based awards) to compensation clawback provisions	No employment contracts
Apply stock ownership and retention guidelines to executive officers and directors	No excise tax reimbursement for payments made in connection with a change in control
Follow objective, standardized criteria for the timing of equity award grants	No repricing, cash buyouts or share recycling of stock options and stock appreciation rights under our equity compensation plan
Include “double trigger” change in control provisions in our incentive awards	No hedging or pledging of company stock by our employees
Require a one-year minimum vesting period for performance-based awards under our equity compensation plan	No loss on sale for residence relocation protection for named executive officers
Fully disclose our incentive plan performance measures	No supplemental executive retirement or deferred compensation plans
Engage with institutional investors regarding our executive compensation program	No company-provided: › personal club memberships › executive life insurance › home security › financial planning
Subject cash severance payments to certain limits under the company’s Executive Officer Cash Severance Policy

Comparative Market Data and Peer Group

We believe peer group data should be used as a point of reference, not as the sole factor in our executive officers’ compensation. In general, the Personnel & Compensation Committee’s objective is for target total direct compensation opportunities to be competitive with the peer group, with individual variation based on the individual’s performance, experience and role within Delta.

In October 2022, in consideration of the evolution of our business strategy since the time our then-current peer group was established, the Personnel & Compensation Committee directed its compensation consultant to conduct a comprehensive review of our compensation peer group. After a detailed analysis and multiple meetings with the Committee, company management and the compensation consultant, the Personnel & Compensation Committee revised its peer group selection criteria to reflect Delta’s strategy to focus on enhancing our digital technology capabilities and developing our premium global brand strength. Following this evaluation, the Committee revised our compensation peer group.

The revised peer group is composed of three major U.S. airlines and 18 other companies from diverse industries, including logistics/distribution, consumer products, retail, hospitality, aerospace/defense and technology, that exhibit similar size and business characteristics with Delta, including revenue size, number of employees and global presence. The revisions to our peer group, which are indicated below, better reflect the market in which we may compete for business, investor capital and/or executive talent and align with the Personnel & Compensation Committee’s updated peer group selection criteria. The revised peer group was used when the Committee was determining executive compensation for 2023. The companies in our peer group are:

American Airlines Group Inc.	American Express Company*	Best Buy Co., Inc.
The Boeing Company	The Coca-Cola Company	Deere & Company*
FedEx Corporation	The Home Depot, Inc.	Honeywell International Inc.
Marriott International, Inc.	McDonald’s Corporation*	NIKE, Inc.*
The Procter & Gamble Company*	RTX Corporation	Southwest Airlines Co.
Starbucks Corporation*	Target Corporation	Uber Technologies, Inc.*
Union Pacific Corporation	United Airlines Holdings, Inc.	United Parcel Service, Inc.

*	New additions to peer group

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Elements of Compensation

Compensation elements for our executive officers include:

Type	Component	Objective
Fixed Compensation	Base Salary	› Provides a fixed amount of compensation for performing day-to-day functions based on level of responsibility, experience and individual performance
Performance-Based Compensation	Annual Incentive Plan Long-Term Incentive Program › Performance Awards › Performance Restricted Stock Units

›

Rewards short-term financial and operational performance on an absolute and relative basis using pre-established performance criteria that support Delta’s short-term business goals

›

Motivates management employees by linking incentives to our multi-year financial and customer service-related goals and rewarding long-term value creation measured by our stock price and free cash flow

›

Aligns with interests of shareholders, facilitates executive officer stock ownership and encourages retention of our management employees

Time-Based Compensation	Long-Term Incentive Program › Restricted Stock › Cash Awards

›

Restricted stock aligns with interest of shareholders and facilitates executive officer stock ownership and encourages retention of our management employees

›

Cash awards reward extraordinary leadership and encourages retention of certain named executive officers

Benefits	Health, Welfare and Retirement Benefit Plans	› Helps attract and retain highly qualified executives through a variety of employee benefits that demonstrates Delta’s overall commitment to the health and financial wellness of our employees

Delta does not have a specific compensation target for each element of compensation. The compensation mix for the Chief Executive Officer and the other named executive officers is shown below, of which a significant portion is performance-based. The Personnel & Compensation Committee believes this is the appropriate approach for aligning the interests of the named executive officers and shareholders.

*	Excludes the one-time enhanced award under the 2023 LTIP

The Personnel & Compensation Committee considers a number of factors, including competitive market data, internal equity, role and responsibilities, business and industry conditions, management succession planning and individual experience and performance in determining executive compensation. When making specific compensation decisions, the Personnel & Compensation Committee also reviews compensation “tally sheets” prepared by its compensation consultant. The tally sheets detail the total compensation and benefits for each executive officer, including the compensation and benefits the officer would receive under hypothetical termination of employment scenarios.

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Performance Measure Selection

Consistent with our executive compensation philosophy, the Personnel & Compensation Committee selects performance measures to support our Flight Plan and to closely align the interests of the named executive officers with the interests of our key stakeholders. Recognizing that the performance measures used under our annual and long-term incentive plans may need to change over time to reflect evolving priorities, the Personnel & Compensation Committee, together with company management and the compensation consultant, evaluates the performance measures used in our incentive plans each year to ensure they remain consistent with Delta’s long-term strategic plan and our annual Flight Plan goals.

For 2023, the Personnel & Compensation Committee continued to approach its performance measure evaluation with a focus on stabilization and further strengthening Delta’s competitive advantages.

To achieve our mission that no one better connects the world, the company’s 2023 Flight Plan focused on four core pillars: our people, our customers, our partners and communities, and our owners. With Delta’s culture as the foundation, our 2023 Flight Plan objectives included: widen our lead as the airline of choice for our customers, run the industry’s best operation at full scale and earn $5 billion in profit, reduce debt and invest in our future. The mix of absolute and relative performance included in our 2023 annual and long-term incentive plans are distinct and demonstrate how the Personnel & Compensation Committee incorporates the elements of our Flight Plan to drive performance.

Given the progress Delta made in its recovery in 2022—returning to full year profitability for the first time since 2019—the Personnel & Compensation Committee retained the same performance measures under the annual incentive plan and the performance award component of the long-term incentive program for 2023. The Personnel & Compensation Committee continued to believe that superior performance in these performance measures should ultimately produce sustainable long-term shareholder returns. The Committee, however, made adjustments to the performance measures for the performance restricted stock units (PRSUs) component of the 2023 long-term incentive program.

For the three-year performance period beginning in 2023, the Personnel & Compensation Committee believed that our executive officer’s longer-term focus could safely pivot from recovery mode to stabilization. The Committee sought new performance measures for the PRSUs that balanced three of the company’s main priorities: growing earnings, lowering capital expenditures and increasing our stock price. As a result the Committee decided to emphasize the importance of (1) increasing the company’s free cash flow by extending the performance award’s cumulative free cash flow performance measure to the PRSUs; (2) being the most profitable airline in the industry, by measuring our pre-tax income over the performance period relative to select airline peers; and (3) growing our stock price, by limiting payouts if Delta’s average stock price at the time of grant does not increase by at least 65 percent by the end of the performance period.

In setting the annual and long-term performance goals for each measure, the Personnel & Compensation Committee reviews our business plans and considers other factors, including our past variance to targeted performance, our historical performance, economic and industry conditions and the performance of other airlines. In certain cases, this analysis may cause the Committee to set lower targets than in previous years. We set challenging, but achievable goals (including some that are realizable only as a result of exceptional performance) that focus the named executive officers on the company’s short- and long-term objectives.

For 2021 and 2022, the Personnel & Compensation Committee implemented target ranges for the majority of the annual and long-term incentive plans’ performance measures to address the uncertainty of the pandemic’s impact on our business. As this concern has dissipated, the Committee eliminated target ranges for all performance measures in 2023.

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Annual Incentive Plan

Performance Measure	Description
Financial Performance — Pre-Tax Income

›  Closely aligned with the business plan targets presented to the Board of Directors as part of Delta’s operating plan

›  Also serves as the measure used under the Profit Sharing Program, thereby aligning the interests of Delta management with all employees

Operational Performance — Delta and Delta Connection

›  Based on the broad-based Shared Rewards Program’s on-time arrival, baggage handling, flight completion and net promoter score goals, as well as on-time arrival and flight completion goals for our Delta Connection carriers

›  Satisfaction of these measures are determined based on the monthly achievement of either internal goals or first place performance relative to airline peers (other than net promoter scores)

Long-Term Incentive Program

Performance Measure	Description
Total Revenue per Available Seat Mile (TRASM)

›  A unit revenue measure comprised of passenger revenue, revenue from our ancillary businesses and other revenue sources relative to certain airline peers

›  Encourages focus on achieving top-line revenue growth while emphasizing disciplined capacity growth

Customer Service Performance	› Based on Delta’s domestic net promoter scores, this measure further emphasizes the importance of earning and maintaining customer preference and loyalty
Cumulative Free Cash Flow	› Encourages focus on long-term revenue and margin growth and is a measure of our business resilience
Relative Cumulative Pre-Tax Income Performance	› Compares our pre-tax income relative to certain airline peers encouraging continued industry-leading profits

Base Salary

The Personnel & Compensation Committee annually reviews the base salaries of the named executive officers, and makes adjustments when appropriate based on market competitiveness or in connection with promotions or changes in responsibility. None of our named executive officers received a salary increase in 2023 except Mr. Carter. The Personnel & Compensation Committee approved a base salary increase for Mr. Carter to $650,000 (from $550,000) effective May 1, 2023, to recognize his promotion in October 2022, which expanded his role to include leading the company’s sustainability and international teams.

Annual Incentive

The 2023 Management Incentive Plan (2023 MIP) links pay and performance by providing management employees with a compensation opportunity based on Delta’s achievement of short-term business goals in 2023. The 2023 MIP also aligns the interests of Delta management and employees by using metrics that are consistent with the goals that drive payouts under Delta’s Profit Sharing and Shared Rewards Programs.

Typically, payments under the 2023 MIP are provided in cash. However, to provide further alignment between our executive officers and our people, the executive officers’ 2023 MIP awards are subject to the following conditions if there is no Profit Sharing Program payout to employees for the year:

›	The actual MIP award, if any, will be capped at the target award opportunity, even if Delta’s performance for operational and relative financial goals exceeds the target level.
›	Any awards earned by executive officers will be made in restricted stock that will not vest until there is a payment under the Profit Sharing Program or under certain termination of employment scenarios.

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The following chart shows the performance measures for the named executive officers under the 2023 MIP and the actual performance for each measure for 2023.

(1)	This column reflects the percentage of the target award achieved after application of the performance measure weightings applicable to the named executive officers.
(2)	“Pre-tax income” as defined in Delta’s broad-based Profit Sharing Program, means Delta’s annual consolidated pre-tax income calculated in accordance with GAAP and as reported in Delta’s SEC filings, but excluding (a) asset write downs related to long-term assets; (b) gains or losses with respect to special, unusual, or nonrecurring items; and (c) expense accrued with respect to any employee profit sharing plan, program or similar arrangement.

The target award opportunities under the 2023 MIP are expressed as a percentage of each participant’s base salary earned during the year. The Personnel & Compensation Committee determined the target award opportunities taking into consideration the peer group comparison, the Chief Executive Officer’s recommendations for executive officers other than himself and input from the compensation consultant. The 2022 target award opportunities were maintained for the named executive officers in 2023 other than for Mr. Carter. His 2023 MIP target opportunity was increased to 175% of base salary (from 150%) to recognize his expanded role within the company following his October 2022 promotion.

Summarized in the table below are the 2023 MIP awards earned by each named executive officer. Because there was a payout under the Profit Sharing Program for 2023, payments under the 2023 MIP were made in cash.

Named Executive Officer	Base Salary(1)	Target Award (as % of base salary)	Target Award	Percentage of Target Award Earned	Total 2023 MIP Award
Mr. Bastian	$950,000	200%	$1,900,000	142.34%	$2,704,460
Mr. Hauenstein	$700,000	175%	$1,225,000	142.34%	$1,743,665
Mr. Carter	$616,667	175%	$1,079,167	142.34%	$1,536,086
Mr. Janki	$650,000	175%	$1,137,500	142.34%	$1,619,118
Mr. Spanos	$361,932	175%	$633,381	142.34%	$901,554

(1)	Reflects base salary earned in 2023

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Long-Term Incentives

2023 Long-Term Incentive Program

The 2023 Long-Term Incentive Program (2023 LTIP) links pay and performance by providing management employees with a compensation opportunity that aligns the interests of management and shareholders, with a large portion contingent upon Delta’s financial, customer service and stock price performance over a three-year period. The performance measures and goals are the same for the Chief Executive Officer, the other named executive officers and, as applicable, all other participants in this program.

The 2023 LTIP target awards are the largest component of each executive officer’s compensation opportunity. The Personnel & Compensation Committee determined the target award opportunities so each participant’s total direct compensation opportunity is competitive with the peer group.

The 2023 LTIP awards granted to each named executive officer is summarized in the table below. These award allocations were selected to balance the incentive opportunity among Delta’s financial performance relative to other airlines, internal company performance and stock price performance. This mix and the other terms of the 2023 LTIP are intended to balance the performance and retention incentives with the volatility of airline stocks. Because Mr. Janki and Mr. Spanos joined Delta in 2021 and 2023, respectively, after the onset of the pandemic, their 2023 LTIP mix included restricted stock rather than time-based cash awards, consistent with the award opportunities provided to all 2023 LTIP participants below the executive vice president level.

Named Executive Officer	Performance Restricted Stock Units	Performance Awards	Restricted Stock	Time-Based Cash Award	Total 2023 LTIP Target Award
Mr. Bastian	$17,000,000	$3,500,000	-	$13,500,000	$34,000,000*
Mr. Hauenstein	$8,875,000	$1,937,500	-	$5,437,500	$16,250,000*
Mr. Carter	$5,600,000	$1,300,000	-	$3,800,000	$10,700,000*
Mr. Janki	$2,750,000	$1,375,000	$1,375,000	-	$5,500,000
Mr. Spanos	$2,750,000	$1,375,000	$1,375,000	-	$5,500,000

*	The total amounts shown reflect each named executive officer’s regular 2023 LTIP target award and the one-time enhanced awards described in the “Executive Compensation in 2023” section on page 29 of this proxy statement. The amount of their regular 2023 LTIP target awards, which remained unchanged from 2022, is $14 million for Mr. Bastian ($7 million in PRSUs, $3.5 million in performance awards and $3.5 million in time-based cash award), $7.75 million for Mr. Hauenstein ($3.875 in PRSUs, $1.9375 million in performance awards and $1.9375 million in time-based cash award) and $5.2 million for Mr. Carter ($2.6 million in PRSUs, $1.3 million in performance awards and $1.3 million in time-based cash award).

Performance Restricted Stock Units

Performance restricted stock units are long-term incentive opportunities payable in Delta stock. The charts below show the range of potential payments of the performance restricted stock units based on Delta’s pre-tax income performance relative to the PRSU Industry Group and Delta’s absolute free cash flow performance over the three-year performance period ending December 31, 2025, subject to a performance cap based on Delta’s stock price.

Performance restricted stock units are eligible for dividend equivalents, but none will become payable until such time as the applicable performance criteria are met and the award vests. Any payouts under this award will occur in 2026.

		Relative Cumulative Pre-Tax Income Performance
			Rank vs. PRSU Industry Group(1)

		#4	#3	#2	#1
Absolute Cumulative Free Cash Flow Performance	$10 billion or more	100%	150%	250%	300%
	$8 billion	50%	100%	150%	200%
	$6 billion	0%	0%	75%	100%
	Below $6 billion	0%	0%	0%	50%

(1)	The PRSU Industry Group consists of: American Airlines, Southwest Airlines and United Airlines.

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If Delta’s average stock price from October 1, 2025 - December 31, 2025 is less than or equal to $55.00, the actual number of units paid will be capped at 200%.  The performance cap will increase if the average stock price exceeds $55.00, as follows:

average Stock Price	≤ $55.00	$56.00	$57.00	$58.00	$59.00	≥ $60.00

PRSU Performance Cap	200%	220%	240%	260%	280%	300%

Performance Awards

Performance awards are long-term incentive opportunities payable in cash. The following chart shows the range of potential payments of the performance awards based on three performance measures over the three-year period ending December 31, 2025. Any payouts under this award will occur in 2026.

2023 LTIP

(1)	For purposes of the performance awards, the Industry Group consists of: Alaska Airlines, American Airlines, JetBlue Airways, Southwest Airlines and United Airlines.

Time-Based Restricted Stock

The 2023 LTIP provides that restricted stock will vest in three equal installments on each of February 1, 2024, February 1, 2025 and February 1, 2026, subject to forfeiture in certain circumstances. The value of an individual’s restricted stock award will depend on the price of Delta stock when the award vests. Restricted stock is eligible for dividends, but dividends will not become payable until the restrictions on the underlying stock lapse.

Time-Based Cash Award

The time-based cash awards under the 2023 LTIP will vest and become payable in two installments as follows, subject to forfeiture in certain circumstances.

Named Executive Officer	First Installment(1)	Second Installment(2)
Mr. Bastian	$5,000,000	$8,500,000
Mr. Hauenstein	$3,500,000	$1,937,500
Mr. Carter	$2,500,000	$1,300,000
(1)	The first installment was paid to each named executive officer on April 28, 2023.
(2)	The second installment will be paid to Mr. Bastian and Mr. Carter on May 31, 2024. Mr. Hauenstein was paid his second installment on February 1, 2024.

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The 2021 Long-Term Incentive Program Payouts

In 2021, the Personnel & Compensation Committee granted Mr. Bastian, Mr. Hauenstein, Mr. Carter and Mr. Janki cash performance awards under the 2021 Long-Term Incentive Program (2021 LTIP). We reported these award opportunities in our 2021 proxy statement.

The payout of the performance award opportunities is based on the total revenue per available seat mile (TRASM) relative to the performance of an industry peer group, Delta’s customer service performance and free cash flow over a three-year performance period ending December 31, 2023. For this award, the Personnel & Compensation Committee considered the continued uncertainty of the pandemic’s ongoing impact to our business, including the complexity of determining performance goals in such an environment. As a result, the three-year performance period was bifurcated into two separate periods. In February 2021, the Committee approved performance goals for the one-year period of January 1, 2021 - December 31, 2021 (2021 performance period) and in February 2022, it approved performance goals for the two-year period of January 1, 2022 - December 31, 2023 (2022-23 performance period), with the 2021 performance period accounting for one-third of the overall award and the 2022-23 performance period accounting for the remaining two-thirds.

Summarized in the chart on the following page are the performance results certified by the Personnel & Compensation Committee for the performance awards under the 2021 LTIP and the resulting percentage of target award opportunity earned for each performance period.  The amount earned with respect to the 2021 performance period was disclosed in the “Non-Equity Incentive Compensation” column of the summary compensation table in our 2022 proxy statement. The amount earned for the 2022-23 performance period is disclosed in the same column of the summary compensation table on page 45 of this proxy statement.

2021 LTIP PAYOUT

2021 Performance Period - 1/3 of total award

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2022-23 Performance Period - 2/3 of total award

(1)	This column reflects the percentage of the target award earned for each respective performance period after application of the performance measure weightings.
(2)	For purposes of the 2021 LTIP, the Industry Group consists of: Alaska Airlines, American Airlines, JetBlue Airways, Southwest Airlines and United Airlines.

Sign-On Award

In connection with the hiring of Mr. Spanos, he was provided with a one-time cash signing bonus and initial equity award consisting of time-based restricted stock as an inducement to join Delta. This sign-on award was an important part of his total compensation package, which was essential to the successful recruitment of Mr. Spanos. The award set forth below was paid or granted shortly following the commencement of his employment.

Named Executive Officer	Sign-On Bonus(1)	Initial Equity Award(2)
Mr. Spanos	$250,000	$2,000,000
(1)	The sign-on bonus is subject to the following repayment conditions: if the executive’s employment is terminated by Delta for cause or by the executive without good reason (a) on or before the first anniversary of his hire date, he will repay the entire after-tax portion of the signing bonus or (b) after the first anniversary but before the second anniversary of the hire date, he will repay the after-tax portion of one-half of the signing bonus.
(2)	The initial equity award will vest in equal installments on the first, second and third anniversaries of the executive’s hire date, subject generally to the executive’s continued employment. For additional information about the possible forfeiture of this initial equity award, see “Post-Employment Compensation—Potential Post-Employment Benefits upon Termination or Change in Control—Long Term Incentive Programs” on page 52.

Benefits

The named executive officers participate in the same ongoing retirement plans as our frontline employees, including a defined contribution plan and, for certain officers, a frozen defined benefit pension plan. We do not provide any supplemental executive retirement plans or deferred compensation plans. The named executive officers also receive the same health and welfare benefits provided to all Delta employees, except for basic life insurance coverage, which all other employees receive and our officers do not. Delta provides relocation assistance to newly hired officers and certain other management employees pursuant to our relocation program, which is designed to cover the costs directly resulting from the relocation, including tax gross-up payments for taxable relocation benefits under the program. In connection with Mr. Spanos’ hiring, he was provided relocation assistance starting in 2023 in accordance with the program. In addition, Delta requires officers to regularly complete a comprehensive physical examination. Delta pays the cost of this examination. Every domestic full-time Delta employee is eligible for a free physical under the company’s health plans. Other than eligibility for flight benefits (for the executive officer, immediate family members and other designees and, in certain circumstances, the executive officer’s surviving spouse), Delta provides no perquisites to any of our officers. Delta provides certain flight benefits to all employees and eligible retirees and survivors. These benefits are a low-cost, highly valued tool for attracting and retaining talent and are consistent with industry practice. See the Summary Compensation Table and the related footnotes beginning on page 45 for information regarding benefits received in 2023 by the named executive officers.

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Risk Assessment

The Personnel & Compensation Committee requested its consultant, FW Cook, to conduct a risk assessment of Delta’s executive compensation program. Based on this review, FW Cook determined that the executive compensation program does not encourage unnecessary risk-taking, and the Personnel & Compensation Committee and company management agree with this assessment. The Personnel & Compensation Committee notes the executive compensation program includes: (1) a compensation clawback policy for officers; (2) stock ownership and retention guidelines for executive officers; (3) incentive compensation capped at specified levels; (4) an emphasis on longer-term compensation; (5) use of multiple performance measures, both annual and long-term; and (6) an anti-hedging and anti-pledging policy for all employees. These features are designed to align the interests of executives with preserving and enhancing shareholder value.

Executive Compensation Policies

The Personnel & Compensation Committee monitors the continuing dialogue among corporate governance experts, securities regulators and related parties regarding best practices for executive compensation. Delta’s executive compensation policies, described below, are consistent with our executive compensation philosophy, align with shareholder interests and foster responsible behavior.

Clawback Policy

In September 2023, the Personnel & Compensation Committee adopted the Delta Air Lines, Inc. Executive Officer Clawback Policy in compliance with Rule 10D-1 of the 1934 Act and the NYSE listing standards. This policy requires the company to recover certain specified financial-based incentive compensation in connection with specified accounting restatements, without regard to the fault of the executive officer. This is in addition to Delta’s long-standing compensation clawback policy that holds all company officers accountable in the event of wrongful conduct.

Under this policy, if the Personnel & Compensation Committee determines an officer has engaged in fraud or misconduct that requires a restatement of Delta’s financial statements, the Personnel & Compensation Committee may recover all incentive compensation awarded to or earned by the officer for fiscal periods materially affected by the restatement. For this purpose, incentive compensation includes annual and long-term incentive awards and all forms of equity compensation.

Stock Ownership Guidelines

Under Delta’s rigorous stock ownership guidelines, executive officers are required to own a substantial number of shares of Delta stock as indicated in the following table:

	Shares Equal to a Multiple of Base Salary	OR	Shares
Chief Executive Officer	8x		400,000
President	6x		200,000
Executive Vice Presidents	4x		150,000

Executive officers must achieve the applicable ownership level within five years of the date they become subject to the guidelines. Each executive officer must hold at least 50% of all net shares received through restricted stock vesting or realized through stock option exercises until the applicable stock ownership guideline is achieved. For this purpose, “net shares” means all shares retained after applicable withholding of any shares for tax purposes. Stock ownership does not include shares an executive officer has the right to acquire through the exercise of stock options and awards of performance restricted stock units not yet paid. The stock ownership of our executive officers is measured based on the three-month average of the closing price of Delta stock on the NYSE. As of December 31, 2023, all of the named executive officers exceeded their required stock ownership levels, except Mr. Spanos, who first became subject to these guidelines in June 2023.

Equity Award Grant Policy

Delta’s equity award grant policy provides objective, standardized criteria for the timing, practices and procedures used in granting equity awards. Under this policy, the Personnel & Compensation Committee will consider approval of annual equity awards for management employees in the first quarter of the calendar year. For 2023, the Personnel & Compensation Committee made an exception to this policy and approved our executive officer’s annual awards under the 2023 LTIP in April. Once approved, the grant date of these awards will be the later of (1) the date the Personnel & Compensation Committee approves the awards and (2) the third business day following the date on which Delta publicly announces its financial results for the most recently completed fiscal year. Equity awards for new hires, promotions or other off-cycle grants may be approved as appropriate and, once approved, these awards will be made on the later of (1) the date on which the grant is approved and (2) the third business day following the date on which Delta publicly announces its quarterly or annual financial results if this date is in the same month as the grant.

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Anti-Hedging and Anti-Pledging Policy

Under Delta’s insider trading policy, employees and Board members are prohibited from engaging in transactions in Delta securities involving publicly traded options, short sales and hedging transactions because they may create the appearance of unlawful insider trading and, in certain circumstances, present a conflict of interest. In addition, employees and Board members are prohibited from holding Delta securities in a margin account or otherwise pledging Delta securities as collateral for a loan.

Executive Officer Cash Severance Policy

In December 2023, the Board of Directors adopted the Delta Air Lines, Inc. Executive Officer Cash Severance Policy.  Under this policy, Delta will not enter into any new (or renew any existing) agreement with, or establish a new severance plan or policy with respect to, our executive officers that provides for cash severance payments that exceed 2.99 times the sum of the officer’s base salary and target annual bonus opportunity without seeking shareholder ratification or advisory approval.

Post-Employment Compensation

Our executive officers do not have employment contracts, supplemental executive retirement plans, deferred compensation plans or change in control agreements. They are eligible to receive certain benefits in the event of specified terminations of employment, including as a consequence of a change in control. The Personnel & Compensation Committee believes these provisions strengthen the alignment of the executives’ compensation with future company performance. The severance benefits and the forfeiture provisions under our long-term incentive programs for the named executive officers are described in “Post-Employment Compensation—Potential Post-Employment Benefits upon Termination or Change in Control” beginning on page 52.

Tax and Accounting Impact and Policy

The financial and tax consequences to Delta of the executive compensation program are important considerations for the Personnel & Compensation Committee when analyzing the overall design and mix of compensation. The Personnel & Compensation Committee seeks to balance an effective compensation program with an appropriate impact on reported earnings and other financial measures.

Internal Revenue Code Section 162(m) limits deductions for certain compensation to any covered executive to $1 million per year, including performance-based compensation. The inclusion of performance-based awards in the annual limit has not altered the Personnel & Compensation Committee’s commitment in this area because pay for performance is a foundational principle of our executive compensation philosophy.

Equity awards granted under our executive compensation program are expensed in accordance with Statement of Financial Accounting Standards Codification Topic 718, Stock Compensation.

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Compensation Committee Report

The Personnel & Compensation Committee has reviewed and discussed with Delta management the Compensation Discussion and Analysis and, based on such review and discussion, the Personnel & Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE PERSONNEL & COMPENSATION COMMITTEE

Sergio A. L. Rial, Chair
Greg Creed
Jeanne P. Jackson
David S. Taylor
Kathy N. Waller

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Executive Compensation Tables

The table below contains information about the compensation of the following named executive officers during 2023: (1) Mr. Bastian, Delta’s principal executive officer; (2) Mr. Janki, Delta’s principal financial officer; and (3) Mr. Hauenstein, Mr. Carter and Mr. Spanos, who were Delta’s three other most highly compensated executive officers on December 31, 2023.

Summary Compensation Table

Name	Year	Salary ($)	Bonus ($)(1)(3)	Signing Bonus ($)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)(8)
Edward H. Bastian Chief Executive Officer	2023	950,000	9,600,000	-	17,000,280	-	6,292,865	0	371,183	34,214,328
	2022	950,000	-	-	5,700,012	-	2,673,562	0	282,813	9,606,387
	2021	950,000	-	-	4,125,186	4,125,062	3,038,542	0	121,630	12,360,420
Glen W. Hauenstein President	2023	700,000	6,050,000	-	8,875,069	-	3,681,404	-	246,035	19,552,508
	2022	700,000	-	-	3,200,168	-	1,723,744	-	190,645	5,814,557
	2021	700,000	-	-	2,227,680	2,227,583	1,827,375	-	77,212	7,059,850
Peter W. Carter Executive Vice President - External Affairs	2023	616,667	4,200,000	-	5,600,409	-	2,530,707	-	185,893	13,133,676
	2022	550,000	-	-	2,100,097	-	1,160,889	-	142,045	3,953,030
	2021	550,000	-	-	2,697,084	775,092	1,121,929	-	74,932	5,219,037
Daniel C. Janki Executive Vice President & Chief Financial Officer	2023	650,000	-	-	4,125,123	-	3,062,923	-	228,079	8,066,125
	2022	650,000	-	-	3,000,076	-	1,600,619	-	164,828	5,415,523
	2021	307,765	-	1,500,000	6,114,459	1,125,120	1,572,281	-	32,776	10,652,401
Michael L. Spanos Executive Vice President & Chief Operating Officer	2023	361,932	-	250,000	6,844,062	-	901,554	-	220,561	8,578,109

(1)	The reported amounts for 2023 in the “Bonus” column include the payment of time-based cash awards granted to the applicable named executive officer under each of Delta’s 2022 and 2023 long-term incentive programs. Mr. Janki and Mr. Spanos did not receive these awards.
(2)	The amounts in the “Stock Awards” and “Option Awards” columns do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts represent the aggregate fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718) on the applicable grant date or, if earlier, the service inception date. The reported amounts do not reflect the risk the stock and option awards may be forfeited in certain circumstances and, for awards that are subject to performance conditions, the risk there is no payout because the performance conditions are not met.
The reported amounts for 2023, 2022 and 2021 in the “Stock Awards” and “Option Awards” columns primarily reflect, as applicable, award opportunities under Delta’s long-term incentive programs. For additional information, see footnotes 3 and 4 below. Delta did not grant stock options to any named executive officer in 2022 or 2023.
(3)	The 2023 Long-Term Incentive Program (2023 LTIP) provides our executive officers with a long-term incentive opportunity consisting of performance restricted stock units, cash-settled performance awards and, as applicable, time-based restricted stock or cash awards. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives” on page 38 for details about the 2023 LTIP.
The reported amounts for 2023 in the “Stock Awards” column include the fair value of the performance restricted stock units and, for Mr. Janki and Mr. Spanos, restricted stock, under the 2023 LTIP, computed in accordance with FASB ASC Topic 718 based on the closing price of Delta common stock on April 19, 2023, the date the 2023 LTIP awards became effective for the named executive officers, other than Mr. Spanos. For Mr. Spanos, the reported amount includes the fair value of performance restricted stock units and restricted stock awards, computed in accordance with FASB ASC Topic 718 based on the closing stock price of Delta common stock on June 14, 2023, the date such awards, including his restricted stock award and 2023 LTIP awards, became effective.
(4)	For awards in the “Stock Awards” column that are subject to performance conditions, the fair value is computed in accordance with FASB ASC Topic 718 based on the probable outcome of the performance conditions as of the applicable grant date or, if earlier, the service inception date. For these purposes, the fair value of the performance restricted stock units under the 2023 LTIP is computed based on performance at the target level.

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If the performance restricted stock units were assumed to pay out at the maximum level, the aggregate fair value of such awards for the named executive officers, which does not include the other components of the 2023 LTIP, would be as follows:

Name	2023 ($)
Edward H. Bastian	51,000,840
Glen W. Hauenstein	26,625,207
Peter W. Carter	16,801,227
Daniel C. Janki	8,250,246
Michael L. Spanos	9,687,669
(5)	The reported amounts include awards earned under the 2023 Management Incentive Plan (MIP), which provides our executive officers with an annual incentive opportunity based on the achievement of pre-established performance measures. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive” on page 36 for details about the 2023 MIP. In addition, for 2023 and 2021, this column includes amounts earned under the portion of the performance awards granted to the named executive officers (other than Mr. Spanos) under the 2021 LTIP, which consisted of two separate performance periods. The amounts included for (i) 2023 are attributable to performance for the period January 1, 2022 - December 31, 2023 and (ii) 2021 are attributable to performance for the period January 1, 2021 - December 31, 2021.
(6)	The reported amount for 2023 reflects the aggregate change in the actuarial present value for Mr. Bastian’s accumulated benefits under the frozen Delta Retirement Plan measured from December 31, 2022 to December 31, 2023. For this period, the actuarial present value of the accumulated benefits decreased by $420. The other named executive officers are not participants in this plan. See “Post-Employment Compensation—Defined Benefit Pension Benefits” on page 50 for a description of this plan, including its eligibility requirements.
(7)	The reported amounts of all other compensation for 2023 include the following items:

Name	Contributions to Qualified Defined Contribution Plan ($)(a)	Payment due to IRS limits to Qualified Plan ($)(b)	Reimbursement of Taxes ($)(c)	Payment of Relocation Expenses ($)(d)	Perquisites and Other Benefits ($)(e)
Edward H. Bastian	29,700	296,421	22,864	-	22,198
Glen W. Hauenstein	29,700	188,437	10,474	-	17,424
Peter W. Carter	29,700	130,280	14,253	-	11,660
Daniel C. Janki	29,700	172,856	12,363	-	13,160
Michael L. Spanos	29,109	2,874	1,809	186,769	-
(a)	Represents Delta’s contributions to the Delta 401(k) Retirement Plan, a broad-based tax qualified defined contribution plan, based on the same fixed and matching contribution formula applicable to all participants in this plan.
(b)	Represents amounts paid directly to the named executive officer that Delta would have contributed to the officer’s account under the Delta 401(k) Retirement Plan absent limits applicable to such plans under the Internal Revenue Code. These payments are based on the same fixed and matching contribution formula applicable to all participants in this plan and are available to any plan participant affected by such limits.
(c)	Represents tax reimbursements for flight benefits as described below.
(d)	Represents payment of relocation expenses paid by Delta in connection with Mr. Spanos’ hiring.
(e)	The amounts consist of an annual physical examination for officers (other than for Mr. Carter) and flight benefits as described below. Mr. Spanos did not receive perquisites or other personal benefits with a total incremental cost of $10,000 or more, the threshold for reporting under SEC rules. From time to time, the named executive officers attend events sponsored by Delta at no incremental cost to Delta.
As is common in the airline industry, Delta provides complimentary travel and certain Delta Sky Club® privileges for named executive officers; the officer’s spouse, domestic partner or designated companion; the officer’s children and parents; and, to a limited extent, other persons designated by the officer. Complimentary travel for such other persons is limited to an aggregate imputed value of $35,000 per year for the Chief Executive Officer and President and $15,000 per year for Executive Vice Presidents. Delta reimburses the officer for associated taxes on complimentary travel with an imputed tax value of up to $40,000 per year for the Chief Executive Officer and President and $20,000 per year for Executive Vice Presidents. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years during employment. Complimentary travel is provided to the surviving spouse or domestic partner of eligible officers after the eligible officer’s death. Delta will not reimburse surviving spouses or domestic partners for associated taxes on complimentary travel under the survivor travel benefit. Delta’s incremental cost of providing flight benefits includes incremental fuel expense and the incremental cost on a flight segment basis for customer service expenses such as meals, onboard expenses, baggage handling, insurance, airport security and aircraft cleaning.
(8)	The amount in the “Total” column for each named executive officer represents the sum of the amounts in all the other columns. As discussed in footnote (2) above, the amounts in the “Stock Awards” and “Option Awards” columns do not represent amounts the named executive officers received or are entitled to receive. Rather, these amounts represent the aggregate fair value of awards computed in accordance with FASB ASC Topic 718 on the applicable grant date or, if earlier, the service inception date. The amounts do not reflect the risk the awards may be forfeited in certain circumstances and, for awards that are subject to performance conditions, the risk there is no payout because the performance conditions are not met.

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Grants of Plan-Based Awards Table

The following table provides information about annual and long-term award opportunities granted to the named executive officers during 2023 under the 2023 MIP and the 2023 LTIP and, in addition for Mr. Spanos, a restricted stock award under the Delta Air Lines, Inc. Performance Compensation Plan. These award opportunities are described in the “Compensation Discussion and Analysis” section of this proxy statement under “Elements of Compensation—Annual Incentive” and “Elements of Compensation—Long-Term Incentives” beginning on page 38.

Name/Type of Award	Grant Date(1)	Date of Personnel & Compensation Committee or Board Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward H. Bastian
2023 MIP	1/1/2023	2/8/2023	950,000	1,900,000	3,800,000
2023 LTIP - Performance Award	4/19/2023	4/19/2023	1,750,000	3,500,000	7,000,000
2023 LTIP - Performance Restricted Stock Units	4/19/2023	4/19/2023				236,575	473,150	1,419,450		17,000,280
Glen W. Hauenstein
2023 MIP	1/1/2023	2/8/2023	612,500	1,225,000	2,450,000
2023 LTIP - Performance Award	4/19/2023	4/19/2023	968,750	1,937,500	3,875,000
2023 LTIP - Performance Restricted Stock Units	4/19/2023	4/19/2023				123,505	247,010	741,030		8,875,069
Peter W. Carter
2023 MIP	1/1/2023	2/8/2023	539,583	1,079,167	2,158,334
2023 LTIP - Performance Award	4/19/2023	4/19/2023	650,000	1,300,000	2,600,000
2023 LTIP - Performance Restricted Stock Units	4/19/2023	4/19/2023				77,935	155,870	467,610		5,600,409
Daniel C. Janki
2023 MIP	1/1/2023	2/8/2023	568,750	1,137,500	2,275,000
2023 LTIP - Performance Award	4/19/2023	4/19/2023	687,500	1,375,000	2,750,000
2023 LTIP - Performance Restricted Stock Units	4/19/2023	4/19/2023				38,270	76,540	229,620		2,750,082
2023 LTIP - Restricted Stock	4/19/2023	4/19/2023							38,270	1,375,041
Michael L. Spanos
2023 MIP	6/14/2023	2/8/2023	316,690	633,381	1,266,762
2023 Restricted Stock	6/14/2023	6/14/2023							47,410	2,000,228
2023 LTIP - Performance Award	6/14/2023	6/14/2023	687,500	1,375,000	2,750,000
2023 LTIP - Performance Restricted Stock Units	6/14/2023	6/14/2023				38,270	76,540	229,620		3,229,223
2023 LTIP - Restricted Stock	6/14/2023	6/14/2023							38,270	1,614,611
(1)	For purposes of this column, the grant date for the 2023 MIP is the date the performance period began or, for Mr. Spanos, his hire date. The grant date for the 2023 LTIP is the grant date or, if earlier, the service inception date determined under FASB ASC Topic 718.
(2)	These columns show the annual award opportunities under the 2023 MIP and the long-term award opportunities under the performance award component of the 2023 LTIP. Mr. Spanos’s 2023 MIP award opportunity is prorated to reflect his hire date. For additional information about the 2023 MIP, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive” on page 37. For additional information about this component of the 2023 LTIP, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives” beginning on page 38.
(3)	These columns show the long-term award opportunities under the performance restricted stock units component of the 2023 LTIP. For additional information about this component of the 2023 LTIP, see footnotes 3 and 4 to the Summary Compensation Table and “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives” beginning on page 38.
(4)	This column shows the restricted stock component of the 2023 LTIP and, in addition for Mr. Spanos, a restricted stock award.
(5)	The amounts in this column do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts represent the fair value of the awards computed in accordance with FASB ASC Topic 718 on the applicable grant date or, if earlier, the service inception date. The amounts do not reflect the risk that the awards may be forfeited in certain circumstances and, for awards that are subject to performance conditions, the risk there is no payout because the performance conditions are not met.

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Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding the outstanding equity awards on December 31, 2023 for each of the named executive officers.

Name	Grant Date(1)	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Edward H. Bastian
2021 LTIP - Restricted Stock	2/3/2021	-	-	-	-	-	25,925	1,042,963	-	-
2022 LTIP - Performance Restricted Stock Units	2/9/2022	-	-	-	-	-	-	-	129,900	5,225,877
2023 LTIP - Performance Restricted Stock Units	4/19/2023	-	-	-	-	-	-	-	473,150	19,034,825
2014 LTIP - Performance Stock Options	2/6/2014	71,840	-	-	30.89	2/5/2024	-	-	-	-
2015 LTIP - Performance Stock Options	2/5/2015	91,710	-	-	46.14	2/4/2025	-	-	-	-
2016 LTIP - Performance Stock Options	2/2/2016	173,230	-	-	43.61	2/1/2026	-	-	-	-
2017 LTIP - Performance Stock Options	2/9/2017	206,510	-	-	49.33	2/8/2027	-	-	-	-
2018 LTIP - Performance Stock Options	2/8/2018	307,040	-	-	51.23	2/7/2028	-	-	-	-
2019 LTIP - Performance Stock Options	2/6/2019	381,600	-	-	50.52	2/5/2029	-	-	-	-
2020 LTIP - Performance Stock Options	2/5/2020	369,960	-	-	58.89	2/4/2030	-	-	-	-
2021 LTIP - Stock Options	2/3/2021	166,367	83,183	-	39.78	2/2/2031	-	-	-	-
Glen W. Hauenstein
2021 LTIP - Restricted Stock	2/3/2021	-	-	-	-	-	14,000	563,220	-	-
2022 LTIP - Performance Restricted Stock Units	2/9/2022	-	-	-	-	-	-	-	72,930	2,933,974
2023 LTIP - Performance Restricted Stock Units	4/19/2023	-	-	-	-	-	-	-	247,010	9,937,212
2017 LTIP - Performance Stock Options	2/9/2017	123,910	-	-	49.33	2/8/2027	-	-	-	-
2018 LTIP - Performance Stock Options	2/8/2018	160,200	-	-	51.23	2/7/2028	-	-	-	-
2019 LTIP - Performance Stock Options	2/6/2019	206,060	-	-	50.52	2/5/2029	-	-	-	-
2020 LTIP- Performance Stock Options	2/5/2020	199,780	-	-	58.89	2/4/2030	-	-	-	-
2021 LTIP - Stock Options	2/3/2021	89,840	44,920	-	39.78	2/2/2031	-	-	-	-

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Name	Grant Date(1)	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Peter W. Carter
2021 LTIP - Restricted Stock	2/3/2021	-	-	-	-	-	16,950	681,899	-	-
2022 LTIP - Performance Restricted Stock Units	2/9/2022	-	-	-	-	-	-	-	47,860	1,925,408
2023 LTIP - Performance Restricted Stock Units	4/19/2023	-	-	-	-	-	-	-	155,870	6,270,650
2017 LTIP - Performance Stock Options	2/9/2017	39,900	-	-	49.33	2/8/2027	-	-	-	-
2018 LTIP - Performance Stock Options	2/8/2018	51,580	-	-	51.23	2/7/2028	-	-	-	-
2019 LTIP - Performance Stock Options	2/6/2019	64,760	-	-	50.52	2/5/2029	-	-	-	-
2020 LTIP - Performance Stock Options	2/5/2020	69,510	-	-	58.89	2/4/2030	-	-	-	-
2021 LTIP - Stock Options	2/3/2021	31,260	15,630	-	39.78	2/2/2031	-	-	-	-
Daniel C. Janki
2021 - Restricted Stock	7/19/2021	-	-	-	-	-	38,903	1,565,068	-	-
2021 LTIP - Restricted Stock	7/19/2021	-	-	-	-	-	10,465	421,007	-	-
2022 LTIP - Restricted Stock	2/9/2022	-	-	-	-	-	22,790	916,842	-	-
2023 LTIP - Restricted Stock	4/19/2023	-	-	-	-	-	38,270	1,539,602	-	-
2022 LTIP - Performance Restricted Stock Units	2/9/2022	-	-	-	-	-	-	-	34,185	1,375,263
2023 LTIP - Performance Restricted Stock Units	4/19/2023	-	-	-	-	-	-	-	76,540	3,079,204
2021 LTIP - Stock Options	7/19/2021	49,154	24,576	-	38.56	7/18/2031	-	-	-	-
Michael L. Spanos
2023 - Restricted Stock	6/14/2023	-	-	-	-	-	47,410	1,907,304	-	-
2023 LTIP - Restricted Stock	6/14/2023	-	-	-	-	-	38,270	1,539,602	-	-
2023 LTIP - Performance Restricted Stock Units	6/14/2023	-	-	-	-	-	-	-	76,540	3,079,204
(1)	For purposes of this column, the grant date for the awards is the grant date or, if earlier, the service inception date determined under FASB ASC Topic 718.
(2)	The 2021 LTIP Stock Options vested in equal installments on February 1, 2022, 2023 and 2024.
(3)	The exercise price of the stock options is the closing price of Delta common stock on the NYSE on the applicable grant date.
(4)	These shares of restricted stock vest as follows:
2021 LTIP: 1/2 on February 1, 2022 and 1/4 on each of February 1, 2023 and 2024.
2021 Restricted Stock grant to Mr. Janki: In equal installments on July 12, 2022, 2023 and 2024.
2022 LTIP: In equal installments on February 1, 2023, 2024 and 2025.
2023 LTIP: In equal installments on February 1, 2024, 2025 and 2026.
2023 Restricted Stock grant to Mr. Spanos: In equal installments on June 12, 2024, 2025 and 2026.
Restricted stock is subject to forfeiture in certain circumstances.

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(5)	The amounts in this column for the market value of restricted stock are based on the $40.23 closing price of Delta common stock on the NYSE on December 29, 2023.
(6)	The number of performance restricted stock units and their payout amount, if any, will be determined based on the achievement of pre-established performance measures for the three-year performance period ending (i) December 31, 2024 for the 2022 LTIP and (ii) December 31, 2025 for the 2023 LTIP. The amounts in the column for the market value of performance restricted stock units are based on the $40.23 closing price of Delta common stock on the NYSE on December 29, 2023, and assumes performance at the target level. These awards are subject to forfeiture in certain circumstances and may not pay out if their performance conditions are not met.

Option Exercises and Stock Vested Table

The following table provides information regarding the exercise of stock options and the vesting of stock for the named executive officers in 2023.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Edward H. Bastian	-	-	49,275	1,965,580
Glen W. Hauenstein	-	-	26,610	1,061,473
Peter W. Carter	-	-	23,443	935,141
Daniel C. Janki	-	-	60,763	2,737,394
Michael L. Spanos	-	-	-	-
(1)	The value realized on vesting is based on the closing price of Delta common stock on the NYSE on the applicable vesting date. These amounts represent the vesting of award opportunities granted in 2020, 2021 and 2022.

Post-Employment Compensation

Defined Benefit Pension Benefits

The Delta Retirement Plan (Retirement Plan) is a broad-based, non-contributory qualified defined benefit pension plan for Delta’s ground and flight attendant employees. To participate in the Retirement Plan, an employee must have completed 12 months of service before the plan was frozen on December 31, 2005. As a result, Mr. Bastian is eligible to participate in the Retirement Plan, but the other named executive officers are not. We do not offer any supplemental executive retirement plans or deferred compensation plans to the named executive officers.

Eligible ground and flight attendant employees hired (or rehired) on or before July 1, 2003 receive Retirement Plan benefits based on a final average earnings (FAE) formula. Effective July 1, 2003, the Retirement Plan transitioned to a cash balance plan and benefits for ground and flight attendant employees hired (or rehired) after that date are generally based solely on the cash balance formula. Retirement Plan participants who were employed on July 1, 2003, receive Retirement Plan benefits based on the higher of the FAE and cash balance formulas.

Under the cash balance formula, 6% of a participant’s pay (base salary and, if any, eligible annual incentive compensation) was credited annually until January 1, 2006, to a hypothetical account, which is credited with an annual interest credit based on a market rate of interest. Interest credits will continue to be credited annually regardless of the plan’s frozen status. At termination of employment, an amount equal to the balance of the participant’s cash balance account is payable to the participant, at his or her election, in the form of an immediate or deferred lump sum or equivalent monthly benefit.

Benefits under the FAE formula are based on a participant’s (1) final average earnings; (2) years of service prior to January 1, 2006; (3) age when benefit payments begin (but not before age 52); and (4) primary Social Security benefit. Final average earnings are the average of the participant’s highest average monthly earnings (base salary and, if any, eligible annual incentive compensation) for the 36 consecutive months in the 120-month period preceding the earlier of termination of employment and January 1, 2006. The monthly retirement benefit at the normal retirement age of 65 equals 60% of the participant’s final average earnings, reduced for years of service less than 30 (determined as of December 31, 2005) and by 50% of the participants’ primary Social Security benefit (also reduced for less than 30 years of service). Benefits determined under the FAE formula are paid in the form of a monthly annuity.

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Pension Benefits Table

The table below shows certain pension benefit information for Mr. Bastian as of December 31, 2023.

Name	Plan Name	Number of Years of Credited Service (as of December 31, 2023)(1)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year
Mr. Bastian(3)	Delta Retirement Plan	6 years, 10 months	FAE Formula: 208,563 Cash Balance Formula: 76,367	0
(1)	As discussed above, the Retirement Plan was frozen effective December 31, 2005, and no additional service credit will accrue after that date. All years of service reflected in this column include service until December 31, 2005.
(2)	Benefits were calculated using interest rate and mortality rate assumptions consistent with those used in our financial statements (see “Assumptions” in Note 9 of the Notes to the Consolidated Financial Statements in Delta’s 2023 Form 10-K). In addition, certain individual data were used in developing these values. Benefits accrued under the FAE formula and the cash balance formula are listed separately. For purposes of the FAE formula benefit, the assumed retirement age is 62. The form of benefit payable under the FAE formula for Mr. Bastian is a single life annuity.
(3)	Mr. Bastian resigned from Delta as of April 1, 2005, and rejoined Delta in July 2005. His years of credited service include the 6 years, 5 months of service he had completed as of April 1, 2005. As a result, the portion of his benefit calculated under the FAE formula was determined under the rules applicable to vested employees who terminate their service with Delta prior to early retirement age instead of under the rules applicable to retirees at early retirement age. Accordingly, Mr. Bastian’s benefit is smaller than it would have been had he retired at early retirement age. All benefits earned by Mr. Bastian after he rejoined Delta in July 2005 are based solely on the cash balance formula.

Potential Post-Employment Benefits upon Termination or Change in Control

This section describes the potential benefits the named executive officers may receive under certain termination of employment scenarios, including in connection with a change in control, assuming termination of employment on December 31, 2023.

The definitions of “cause,” “change in control,” “disability,” “good reason” and “retirement,” as such terms are used in the following sections, are summarized below.

Severance Plan

Officers and director level employees are generally eligible to participate in Delta’s Officer and Director Severance Plan (Severance Plan), which may be amended at any time by Delta. The following chart summarizes the principal benefits the named executive officers are eligible to receive under the Severance Plan.

Name	Termination Without Cause (no Change in Control)(1)	Resignation for Good Reason (no Change in Control)(1)	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control(1)(2)
Mr. Bastian	24 months base salary 200% target MIP 24 months healthcare benefit and Flight Benefits(3) continuation outplacement services	24 months base salary 200% target MIP 24 months healthcare benefit and Flight Benefits continuation outplacement services	24 months base salary 200% target MIP 24 months healthcare benefit and Flight Benefits continuation outplacement services
Mr. Hauenstein	24 months base salary 200% target MIP 24 months healthcare benefit and Flight Benefits continuation outplacement services	None	24 months base salary 200% target MIP 24 months healthcare benefit and Flight Benefits continuation outplacement services
Mr. Carter, Mr. Janki and Mr. Spanos	18 months base salary 150% target MIP 18 months healthcare benefit and Flight Benefits continuation outplacement services	None	18 months base salary 150% target MIP 18 months healthcare benefit and Flight Benefits continuation outplacement services

(1)	The cash severance amount (base salary plus target MIP) is paid in a lump sum following termination of employment. Outplacement services fees are limited to $5,000.
(2)	These benefits apply if the termination of employment occurs during the two-year period after a change in control.
(3)	See footnote 7(e) to the Summary Compensation Table on page 46 for a description of Flight Benefits.

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To receive benefits under the Severance Plan, participants must enter into a general release of claims against Delta and non-competition, non-solicitation, non-disparagement and confidentiality covenants for the benefit of Delta.

The Severance Plan does not provide for any excise tax gross-ups for benefits received in connection with a change in control. If a participant is entitled to benefits under the Severance Plan in connection with a change in control, the amount of such benefits will be reduced to the statutory safe harbor under Section 4999 of the Internal Revenue Code if this results in a greater after-tax benefit than if the participant paid the excise tax.

Long-Term Incentive Programs

The following chart summarizes the treatment of performance awards, performance restricted stock units, restricted stock, time-based cash awards and stock options awarded, as applicable, under Delta’s long-term incentive programs (LTIP) for 2021, 2022 and 2023, and a restricted stock award provided to Mr. Janki and Mr. Spanos, under various termination of employment scenarios.

Termination Scenario	Award Treatment
Termination without Cause or Resignation for Good Reason without a Change in Control	Mr. Bastian, Mr. Hauenstein and Mr. Carter	The named executive officer will remain eligible to receive his performance award, performance restricted stock units award (other than, for Mr. Bastian and Mr. Carter, the enhanced award portion of the performance restricted stock units granted under the 2023 LTIP (enhanced PRSU award)) and, as applicable, restricted stock award and stock option award pursuant to the same vesting, performance and general payment provisions as if his employment had continued.(1)(2) The named executive officer will also receive the immediate vesting of a pro rata portion of his time-based cash award. Any remaining portion will be forfeited. For Mr. Bastian’s and Mr. Carter’s enhanced PRSU award, they will receive a prorated award pursuant to the same vesting, performance and general payment provisions as if their employment had continued, and any remaining portions of such award will be forfeited.
	Mr. Janki and Mr. Spanos	The named executive officer will receive a prorated performance award, prorated performance restricted stock units award and, as applicable, a prorated stock option award under the same vesting, performance and general payment provisions as if his employment had continued and the immediate vesting of a pro rata portion of his restricted stock award. Any remaining portions of such awards will be forfeited.
Resignation without Good Reason	Mr. Bastian, Mr. Hauenstein and Mr. Carter	The named executive officer will remain eligible to receive his performance award, performance restricted stock units award (other than the enhanced PRSU award portion for Mr. Bastian and Mr. Carter) and, as applicable, restricted stock award and stock option award pursuant to the same vesting, performance and general payment provisions as if his employment had continued.(1)(2) The named executive officer’s time-based cash award and, for Mr. Bastian and Mr. Carter, their enhanced PRSU award will be immediately forfeited.
	Mr. Janki and Mr. Spanos	The named executive officer’s performance award, performance restricted stock units award, restricted stock award and, as applicable, stock option award will be immediately forfeited.
Termination due to Retirement	Mr. Bastian, Mr. Hauenstein and Mr. Carter	The named executive officer will remain eligible to receive his performance award, performance restricted stock units award (other than the enhanced PRSU award portion for Mr. Bastian and Mr. Carter) and, as applicable, restricted stock award and stock option award pursuant to the same vesting, performance and general payment provisions as if his employment had continued.(1)(2) The named executive officer’s time-based cash award will be immediately forfeited. For Mr. Bastian’s and Mr. Carter’s enhanced PRSU award, if they retire from Delta (i) on or prior to the first anniversary of the grant date, such awards will be immediately forfeited or (ii) after the first anniversary of the grant date, but prior to the end of the performance period, they will receive a prorated award pursuant to the same vesting, performance and general payment provisions as if their employment had continued, and any remaining portions of such award will be forfeited.
	Mr. Janki and Mr. Spanos	The named executive officer will receive a prorated performance award, prorated performance restricted stock units award and, as applicable, a prorated stock option award under the same vesting, performance and general payment provisions as if his employment had continued and the immediate vesting of a pro rata portion of his restricted stock award. Any remaining portions of such awards will be forfeited.

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Termination for Cause	The named executive officer’s performance award, performance restricted stock units award, and, as applicable, restricted stock award, stock option award and time-based cash award will be immediately forfeited.
Termination due to Death or Disability	The named executive officer’s performance award, performance restricted stock units award, and, as applicable, restricted stock award, stock option award and time-based cash award will immediately vest, with the performance award and performance restricted stock units award paid at the target level.
Termination without Cause or Resignation for Good Reason with a Change in Control	The named executive officer’s performance award, performance restricted stock units award and, as applicable, restricted stock award, stock option award and time-based cash award will immediately vest, with the performance award and performance restricted stock units award paid at the target level.

(1)	In order for the named executive officer to be eligible for this treatment, his termination of employment must have occurred on or after (i) October 1, 2021 under the 2021 LTIP; (ii) October 1, 2022 under the 2022 LTIP; and (iii) October 1, 2023 under the 2023 LTIP. For terminations of employment prior to such dates, the performance awards and the performance restricted stock units, restricted stock and stock option awards granted to the named executive officer under each of the applicable LTIPs would be subject to the same treatment as described for Mr. Janki and Mr. Spanos. For Mr. Bastian and Mr. Carter’s enhanced PRSU awards, however, if their termination of employment was due to retirement prior to October 1, 2023, such awards would be immediately forfeited.
(2)	In consideration for this treatment, these named executive officers entered into award agreements containing enhanced non-competition and non-solicitation covenants for the benefit of Delta. In the event the executive breaches such covenants during the two-year period following employment, he will forfeit any outstanding awards.

Annual Incentive Plan

Delta’s 2023 Management Incentive Plan (MIP) generally provides that a participant whose employment with Delta terminates prior to the end of the workday on December 31, 2023 is not eligible for a 2023 MIP payment. If, however, the participant’s employment is terminated (1) due to death or disability; (2) due to retirement; or (3) by Delta without cause or for any other reason that would entitle the participant to benefits under the Severance Plan, the participant is eligible for a pro rata 2023 MIP payment based on (a) the number of days during 2023 the participant was employed in a MIP-qualified position and (b) the terms and conditions of the 2023 MIP that would have applied if his or her employment had continued through December 31, 2023.

Triggering Events

As noted above, eligibility for severance benefits and acceleration of the vesting of equity awards are triggered by certain events. The terms “cause,” “change in control,” “disability,” “good reason” and “retirement,” as they apply to the named executive officers, are summarized below.

  Cause means, in general, a person’s (1) continued, substantial failure to perform his duties with Delta; (2) misconduct which is economically injurious to Delta; (3) conviction of, or plea of guilty or no contest to, a felony or other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty; or (4) material violation of any material Delta policy or rule regarding conduct. A person has ten business days to cure, if curable, any of the events which could lead to a termination for cause. For executive vice presidents or more senior executives, a termination for cause must be approved by a 2/3 vote of the entire Board of Directors.

  Change in control means, in general, the occurrence of any of the following events: (1) any person becomes the beneficial owner of more than 35% of Delta common stock; (2) during a period of 12 consecutive months, the Board of Directors at the beginning of the period and their approved successors cease to constitute a majority of the Board; (3) the consummation of a merger or consolidation involving Delta, other than a merger or consolidation which results in the Delta common stock outstanding immediately before the transaction continuing to represent more than 65% of the Delta common stock outstanding immediately after the transaction; or (4) a sale, lease or other transfer of Delta’s assets that have a total gross fair market value greater than 40% of the total gross fair market value of Delta’s assets immediately before the transaction.

  Disability means long-term or permanent disability as determined under the applicable Delta disability plan.

  Good reason means, in general, the occurrence of any of the following without a person’s written consent: (1) a material diminution of a person’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is promptly remedied by Delta after written notice by the person; (2) the relocation of a person’s office by more than 50 miles; (3) a material reduction in a person’s base salary or target annual bonus opportunities, other than pursuant to a uniform percentage salary or target annual bonus reduction for similarly situated persons; or (4) a material breach by Delta of any material term of a person’s employment. An event constitutes good reason only if a person gives Delta certain written notice of his intent to resign and Delta does not cure the event within a specified period.

  Retirement means a termination of employment (1) at or after age 52 with ten years of service completed since a person’s most recent hire date or (2) on or after the date he or she has completed at least 25 years of service since his or her most recent hire date regardless of age. In addition, for purposes of the Retiree Flight Benefits described below, retirement also means a termination of employment by Delta without cause or for any other reason that would entitle the person to benefits under the Severance Plan if the person is at least age 45 and has at least 10 years of service and such combined age and years of service equal 60 or more.

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Post-Employment Flight Benefits

A named executive officer who retires from Delta under the definition of retirement described above may continue to receive Flight Benefits (see footnote 7(e) to the Summary Compensation Table on page 46 for a description of Flight Benefits including survivor travel benefits) during retirement, except the unused portion of the two annual allowances will not accumulate into succeeding years (Retiree Flight Benefits).

Notwithstanding the above, a person who is first elected an officer on or after June 8, 2009, will not receive reimbursement for taxes for Retiree Flight Benefits. Delta also does not provide reimbursement for taxes associated with travel by the surviving spouse or domestic partner of any officer.

In exchange for certain non-competition, non-solicitation, non-disparagement and confidentiality covenants for the benefit of Delta and a general release of claims against Delta, an officer who served in that capacity during the period beginning on the date Delta entered into the merger agreement with Northwest Airlines and ending on the date the merger occurred, or who joined Delta from Northwest on the date the merger occurred and who had been a Northwest officer on the date Delta entered into the merger agreement, will receive, on his termination of employment (other than by death or by Delta for cause), a vested right to Retiree Flight Benefits, regardless of the officer’s age and years of service at his termination of employment.

A named executive officer who (1) does not meet the definition of retirement and (2) becomes eligible for benefits under the Severance Plan will receive an allotment of 32 one-way positive-space flight passes after the expiration of the Flight Benefits provided under the Severance Plan. This allotment will continue until the fifth anniversary of the named executive officer’s severance date or, if the officer has less than five years of service with Delta, the number of months the officer was employed with Delta.

Table Regarding Potential Post-Employment Benefits upon Termination or Change in Control

The following table describes the termination benefits for each named executive officer, assuming termination of employment on December 31, 2023. Also included is a row that describes the benefits, if any, each named executive officer would have received in connection with a change in control (CIC). Further, because termination is deemed to occur at the end of the workday on December 31, 2023, the named executive officer would have earned his 2023 MIP award and, as applicable, the performance award under the 2021 LTIP, to the extent otherwise payable. Accordingly, these awards are unrelated to the termination of employment.

We have not included in this section any benefit that is available generally to all employees on a non-discriminatory basis such as payment of retirement, disability and death benefits. See “Defined Benefit Pension Benefits” on page 50, for a discussion of the benefits accrued for eligible named executive officers under the Delta Retirement Plan. On December 31, 2023, only Mr. Bastian and Mr. Hauenstein were eligible to retire under the definition of retirement described above. The other named executive officers are not eligible to retire under these requirements and, therefore, are not eligible for any retirement-related compensation or benefits.

			Equity/Long-Term Non-Equity Incentive/Cash Awards ($)
Name	Termination Scenario	Severance Payment ($)(1)	Performance Restricted Stock Units(2)	Performance Awards(3)	Stock Options(4)	Restricted Stock(5)	Time-Based Cash Awards(6)	Other Benefits ($)(7)
Mr. Bastian	Without Cause	5,700,000	24,260,702	7,200,000	37,432	1,042,963	5,884,615	456,006
	Resignation for Good Reason	5,700,000	24,260,702	7,200,000	37,432	1,042,963	5,884,615	456,006
	For Cause	-	-	-	-	-	-	-
	Resignation without Good Reason	-	13,063,888	7,200,000	37,432	1,042,963	-	412,381
	Retirement	-	13,063,888	7,200,000	37,432	1,042,963	-	412,381
	Death	-	24,260,702	7,200,000	37,432	1,042,963	8,500,000	-
	Disability	-	24,260,702	7,200,000	37,432	1,042,963	8,500,000	412,381
	CIC – Termination without Cause/Resignation for Good Reason	5,700,000	24,260,702	7,200,000	37,432	1,042,963	8,500,000	456,006

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			Equity/Long-Term Non-Equity Incentive/Cash Awards ($)
Name	Termination Scenario	Severance Payment ($)(1)	Performance Restricted Stock Units(2)	Performance Awards(3)	Stock Options(4)	Restricted Stock(5)	Time-Based Cash Awards(6)	Other Benefits ($)(7)
Mr. Hauenstein	Without Cause	3,850,000	12,871,186	3,937,500	20,214	563,220	1,743,750	335,340
	Resignation for Good Reason	-	12,871,186	3,937,500	20,214	563,220	1,743,750	308,760
	For Cause	-	-	-	-	-	-	-
	Resignation without Good Reason	-	12,871,186	3,937,500	20,214	563,220	-	308,760
	Retirement	-	12,871,186	3,937,500	20,214	563,220	-	308,760
	Death	-	12,871,186	3,937,500	20,214	563,220	1,937,500	-
	Disability	-	12,871,186	3,937,500	20,214	563,220	1,937,500	308,760
	CIC – Termination without Cause/Resignation for Good Reason	3,850,000	12,871,186	3,937,500	20,214	563,220	1,937,500	335,340
Mr. Carter	Without Cause	2,681,250	8,196,058	2,700,000	7,033	681,899	900,000	144,384
	Resignation for Good Reason	-	8,196,058	2,700,000	7,033	681,899	900,000	-
	For Cause	-	-	-	-	-	-	-
	Resignation without Good Reason	-	4,836,853	2,700,000	7,033	681,899	-	-
	Death	-	8,196,058	2,700,000	7,033	681,899	1,300,000	-
	Disability	-	8,196,058	2,700,000	7,033	681,899	1,300,000	-
	CIC – Termination without Cause/Resignation for Good Reason	2,681,250	8,196,058	2,700,000	7,033	681,899	1,300,000	144,384
Mr. Janki	Without Cause	2,681,250	1,943,243	1,458,333	34,202	3,249,860	-	114,033
	Resignation for Good Reason	-	1,943,243	1,458,333	34,202	3,249,860	-	-
	For Cause	-	-	-	-	-	-	-
	Resignation without Good Reason	-	-	-	-	-	-	-
	Death	-	4,454,467	2,875,000	41,042	4,442,518	-	-
	Disability	-	4,454,467	2,875,000	41,042	4,442,518	-	-
	CIC - Termination without Cause/Resignation for Good Reason	2,681,250	4,454,467	2,875,000	41,042	4,442,518	-	114,033
Mr. Spanos	Without Cause	2,681,250	1,026,401	458,333	-	1,542,458	-	56,612
	Resignation for Good Reason	-	1,026,401	458,333	-	1,542,458	-	-
	For Cause	-		-	-	-	-	-
	Resignation without Good Reason	-		-	-	-	-	-
	Disability	-	3,079,204	1,375,000	-	3,446,906	-	-
	Death	-	3,079,204	1,375,000	-	3,446,906	-	-
	CIC – Termination without Cause/Resignation for Good Reason	2,681,250	3,079,204	1,375,000	-	3,446,906	-	56,612

(1)	The severance payment, if applicable, represents the following for each named executive officer: (i) Mr. Bastian: 24 months of base salary and 200% of his MIP target award, which is 200% of his base salary; (ii) Mr. Hauenstein: 24 months of base salary and 200% of his MIP target award, which is 175% of his base salary; and (iii) for Mr. Carter, Mr. Janki and Mr. Spanos: 18 months of base salary and 150% of their MIP target award, which is 175% of their base salary.
(2)	The value of the performance restricted stock units in the table is based on the $40.23 closing price of Delta common stock on the NYSE on December 29, 2023, and assumes performance at the target level.
(3)	The value of the performance awards in the table is based on payment at the target level.
(4)	We used intrinsic value for the stock options. The exercise price for the unexercisable stock options outstanding on December 31, 2023, was (1) $39.78 for the options granted on February 3, 2021 and (2) $38.56 for the options granted on July 19, 2021.
(5)	The values in this table for restricted stock are based on the $40.23 closing price of Delta common stock on the NYSE on December 29, 2023.
(6)	Mr. Janki and Mr. Spanos did not receive time-based cash awards under the 2022 LTIP or 2023 LTIP.
(7)	Other benefits include company-paid healthcare coverage, outplacement services and post-employment flight benefits. For Mr. Bastian and Mr. Hauenstein only, they are eligible for Retiree Flight Benefits. The Retiree Flight Benefits reflected for each named executive officer were determined by using the following assumptions for each officer: (1) Flight Benefits continue for the life expectancy of the officer measured using a mortality table that calculates the average life expectancy to be 20.5 years; (2) the level of usage of Retiree Flight Benefits for each year is the same as the officer’s actual usage of Flight Benefits during 2023; (3) the incremental cost to Delta of Retiree Flight Benefits for each year is the same as the actual incremental cost incurred by Delta for the officer’s Flight Benefits in 2023; and (4) the value of Retiree Flight Benefits includes a tax gross up equal to 60% of the lesser of (i) the officer’s actual usage of Flight Benefits in 2023 and (ii) the annual tax reimbursement allowance (as described in footnote 7(e) to the Summary Compensation Table). On the basis of these assumptions, we determined the value of Retiree Flight Benefits for each applicable named executive officer by calculating the present value of the benefit over the officer’s life expectancy using a discount rate of 5.59%.

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CEO Pay Ratio

Under rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to calculate and disclose the total compensation paid to our median employee as well as the ratio of the pay of our Chief Executive Officer to the median employee. For 2023:

  the annual total compensation of the employee identified at median of all our employees other than our Chief Executive Officer was $101,947;

  the annual total compensation of our Chief Executive Officer, Ed Bastian, was $34,214,328; and

  the ratio of the annual total compensation of our Chief Executive Officer to the median of the total annual compensation of all our employees was estimated to be 336 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported here, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

As permitted by SEC rules, our median employee for 2023 is the same employee identified for 2022 because we determined that there have been no changes in our employee population or employee compensation arrangements during 2023 that would significantly impact this pay ratio disclosure.

After identifying the median employee, we calculated the annual total compensation for our median employee based on the rules used for calculating our Chief Executive Officer’s compensation in the Summary Compensation Table, as required. Because SEC rules require us to include the value of certain benefits we provide in the Summary Compensation Table calculation, the compensation reported for the median employee is higher than the compensation reported in Box 5 of the employee’s W-2.

Supplemental CEO Pay Ratio

In order to give additional context to the 2023 CEO pay ratio reported above and our Chief Executive Officer’s annual total compensation for 2023, we are providing a supplemental ratio that compares Mr. Bastian’s 2023 annual total compensation, excluding the one-time enhanced award granted to him under Delta’s 2023 long-term incentive program, to the median employee’s annual total compensation. For a discussion about this one-time enhanced award, see the “Executive Compensation in 2023” section of this proxy statement on page 29. We believe that this supplemental ratio reflects a more representative comparison. After excluding the value of this award as reported in the Summary Compensation Table, Mr. Bastian’s annual total compensation was $19,214,290. The resulting supplemental pay ratio is 188 to 1.

Pay Versus Performance

The following disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K and does not necessarily reflect value actually realized by the named executive officers or how the Personnel & Compensation Committee evaluates compensation decisions. For discussion of how the Personnel & Compensation Committee seeks to align pay with performance when making compensation decisions, see the “Compensation Discussion & Analysis” section of this proxy statement beginning on page 27.

The following tables and related disclosures provide information about (i) the total compensation (SCT Total) of our principal executive officer (PEO) and the non-PEO named executive officers (Other NEOs) as presented in the Summary Compensation Table on page 45; (ii) the “compensation actually paid” (CAP) to our PEO and the Other NEOs, as calculated pursuant to Item 402(v) of Regulation S-K; (iii) certain financial performance measures; and (iv) the relationship of CAP to those financial performance measures.

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Pay Versus Performance Table

			Average Summary Compensation	Average Compensation	Value of Initial Fixed $100 Investment on December 31, 2019 Based On:
Year (a)	Summary Compensation Table Total for PEO(1) ($) (b)	Compensation Actually Paid to PEO(2) ($) (c)	Table Total for Non-PEO Named Executive Officers(1)(2) ($) (d)	Actually Paid to Non-PEO Named Executive Officers(1)(2) ($) (e)	Total Shareholder Return(3) ($) (f)	Peer Group Total Shareholder Return(3) ($) (g)	Net Income(4) ($) (millions) (h)	Pre-Tax Income(5) ($) (millions) (i)
2023	34,214,328	39,811,315	12,332,605	14,136,612	70	63	4,609	7,021
2022	9,606,387	7,613,922	5,087,831	3,861,941	57	48	1,318	3,619
2021	12,360,420	11,616,466	6,115,487	6,028,546	68	74	280	(3,144)
2020	13,134,012	3,817,481	4,254,247	1,507,079	69	76	(12,385)	(8,881)

(1)	The PEO reflected in columns (b) and (c) is Edward H. Bastian for all years shown and the Other NEOs reflected in columns (d) and (e) represent the following individuals for each of the years shown:
2023: Glen W. Hauenstein, Peter W. Carter, Daniel C. Janki and Michael L. Spanos
2022: Glen W. Hauenstein, Alain M. Bellemare, Peter W. Carter and Daniel C. Janki
2021: Glen W. Hauenstein, Alain M. Bellemare, Peter W. Carter, Daniel C. Janki, William C. Carroll and Garrett L. Chase
2020: Glen W. Hauenstein, Peter W. Carter, Rahul D. Samant, William C. Carroll, Garrett L. Chase, Paul A. Jacobson and W. Gil West

(2)	The table below describes the adjustments, each of which is required by SEC rules, to calculate the CAP amounts from the SCT Totals of our PEO (columns (b) and (c)) and the average CAP amounts from the average SCT Totals of the Other NEOs (columns (d) and (e)). The SCT Totals and CAP amounts do not reflect the actual amount of compensation earned by or paid to our named executive officers during the applicable years.

Adjustments	2023 ($)
	PEO	Other NEOs Average
SCT Total	34,214,328	12,332,605
(Deduct) aggregate change in actuarial present value included in SCT Total for covered fiscal year	-	-
Add pension value attributable to covered fiscal year’s service and any change in pension value attributable to plan amendments made in covered fiscal year(a)	-	-
(Deduct) aggregate value of stock awards and option awards included in SCT Total for covered fiscal year	(17,000,280)	(6,361,166)
Add fair value at year-end of awards granted during covered fiscal year that are outstanding and unvested as of end of covered fiscal year	19,034,825	6,838,195
Add/(Deduct) change in fair value as of end of covered fiscal year (from end of prior fiscal year) for awards granted in any prior fiscal year that are outstanding and unvested at end of covered fiscal year	2,517,287	883,540
Add fair value at vesting date for awards that are granted and vested in the same year	-	-
Add/(Deduct) change in fair value as of vesting date (from end of prior fiscal year) of awards granted in prior fiscal years that vested at end of or during covered fiscal year	918,050	398,617
(Deduct) fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during covered fiscal year	-	-
Add dividends or other earnings paid on awards in covered fiscal year if not otherwise included in SCT Total for covered fiscal year	127,105	44,821
CAP Amount	39,811,315	14,136,612
(a)	There is no added pension service cost for any of the years shown, as the benefits were frozen in 2005. None of the Other NEOs are eligible for pension benefits.

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(3)	Amounts rounded to nearest whole dollar amount. The peer group used in this disclosure is the NYSE ARCA Airline Index, which is the same peer group used in Item 5 of our Form 10-K.
(4)	Reflects after-tax net income attributable to shareholders prepared in accordance with GAAP for each of the years shown.
(5)	Pre-Tax Income is the financial measure from the tabular list of Financial Performance Measures below that in Delta’s assessment represents the most important financial performance measure used by the company to link CAP for the named executive officers to Delta’s performance for the displayed years. This financial measure is also the measure used under our broad-based Profit Sharing Program, thereby aligning the interest of Delta management with our employees. Pre-Tax Income as used in this proxy statement is a non-GAAP financial measure.

Most Important Financial Performance Measures

The list below represents, in Delta’s assessment, the most important performance measures used to link CAP for the named executive officers to company performance for 2023. For further information regarding these financial performance measures and their function in Delta’s executive compensation program, see “Compensation Discussion and Analysis—Elements of Compensation—Performance Measure Selection” beginning on page 35.

Financial Performance Measures
Cumulative Free Cash Flow (non-GAAP)
Pre-Tax Income (non-GAAP) (Company-Selected Measure)
Total Revenue Per Available Seat Mile (TRASM) (non-GAAP)

Relationship Between CAP and Company Performance

The graphs on the following page show the relationship of CAP to our PEO and Other NEOs to (i) TSR of both Delta and the NYSE ARCA Airline Index; (ii) Delta’s net income; and (iii) Delta’s Pre-Tax Income (non-GAAP).

CAP, as calculated in accordance with Item 402(v) of Regulation S-K, reflects, among other things, adjustments to the fair value of equity awards during the years presented. Factors impacting the fair value of equity awards include the price of our common stock at year-end, as well as the projected and actual achievement of performance goals.

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CAP vs. Company/Peer Group Total Shareholder Return

CAP vs. GAAP Net Income

CAP vs. Pre-Tax Income (non-GAAP)

Compensation Committee Interlocks and Insider Participation

None of the members of the Personnel & Compensation Committee is a former or current officer or employee of Delta or has any interlocking relationships as set forth in applicable SEC rules.

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DIRECTOR COMPENSATION

Non-employee director compensation is approved by the Board of Directors, based on recommendations of the Corporate Governance Committee.

In 2023, the Corporate Governance Committee engaged outside compensation consultant Frederic W. Cook & Co., Inc. (FW Cook) to assist the Committee in an assessment of the compensation program for outside directors. FW Cook reviewed our director compensation against the same 21 companies (including three airlines) in the peer group used for executive compensation purposes by our Personnel & Compensation Committee in 2023 and against other market data. Because of significant changes made in 2022, the Corporate Governance Committee did not recommend any changes to compensation for outside directors in 2023. The Board of Directors accepted the recommendation.

The Performance Compensation Plan limits equity awards to non-employee directors to $1 million. Employee directors continue to receive no additional pay for Board service. Non-employee directors are eligible to receive the following for their service on the Board of Directors:

Annual Board Member Retainer:

$110,000 (payable in quarterly installments) for each non-employee director other than the non-executive Chair of the Board

$180,000 (payable in quarterly installments) for the non-executive Chair of the Board

Annual Committee Chair Cash Retainer:	$20,000, except $30,000 for Audit Committee Chair (payable in quarterly installments)
Annual Board Member Equity Grant:	$190,000 in restricted stock that vests at or shortly before the next annual meeting of shareholders, subject to the director’s continued service on the Board of Directors on the vesting date. Dividends, to the extent approved, accrue on these awards and are paid upon vesting of the restricted stock.
Annual Non-Executive Chair of the Board Equity Grant:	$320,000 in restricted stock with the same vesting schedule as the annual Board equity grant.
Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings.
Matching Gifts for Education Program:	Directors (and all employees and retirees) are eligible to participate in a program under which The Delta Air Lines Foundation matches 100% of contributions to eligible public and private, accredited, non-profit, educational institutions, pre-kindergarten through post-graduate, up to a $5,000 cap per individual director (and employee or retiree) per calendar year.

As is common in the airline industry, Delta provides complimentary travel and certain Delta Sky Club® privileges for members of the Board of Directors; the director’s spouse, domestic partner or designated companion; the director’s children and parents; and, to a limited extent, other persons designated by the director (Director Flight Benefits). Complimentary travel for such other persons is limited to an aggregate imputed value of $20,000 per year. Delta reimburses the director for associated taxes on complimentary travel with an imputed tax value of up to $25,000 per year. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years during Board service. Mr. Hazleton is not eligible to receive flight benefits other than those he receives as a Delta employee.

Complimentary travel is provided to an eligible director’s surviving spouse or domestic partner after the eligible director’s death. Delta will not reimburse the surviving spouse or domestic partner for associated taxes on complimentary travel under the survivor travel benefit.

A director who retires from the Board at or after age 52 with at least ten years of service as a director, at or after age 68 with at least five years of service as a director, or at his or her mandatory retirement date, may continue to receive Director Flight Benefits during retirement, except the unused portion of the annual allowances does not accumulate into succeeding years (Retired Director Flight Benefits) and the director will not receive reimbursement for taxes for Retired Director Flight Benefits. A director is not eligible to receive Retired Director Flight Benefits if the director engages in certain wrongful acts.

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Director Compensation Table

The following table sets forth the compensation paid to non-employee members of Delta’s Board of Directors for 2023.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Francis S. Blake	100,000	0	0	0	0	3,108	103,108
Greg Creed	110,000	190,000	0	0	0	5,709	305,709
David G. DeWalt	130,000	190,000	0	0	0	14,776	334,776
William H. Easter III	140,000	190,000	0	0	0	1,859	331,859
Leslie M. Hale	110,000	190,000	0	0	0	24,642	324,642
Michael P. Huerta	115,000	190,000	0	0	0	6,994	311,994
Jeanne P. Jackson	110,000	190,000	0	0	0	43,689	343,689
George N. Mattson	97,500	190,000	0	0	0	34,142	321,642
Vasant M. Prabhu	82,500	190,000	0	0	0	652	273,152
Sergio A. L. Rial	130,000	190,000	0	0	0	0	320,000
David S. Taylor	155,000	320,000	0	0	0	10,582	485,582
Kathy N. Waller	110,000	190,000	0	0	0	8,441	308,441
(1)	As Delta employees, Mr. Bastian and Mr. Hazleton were not separately compensated for their service on the Board of Directors in 2023. Mr. Bastian’s compensation is included in the Summary Compensation Table on page 45. Mr. Hazleton’s compensation is described in “Proposal 1 — Election of Directors” on page 62.
(2)	On June 15, 2023, the Board of Directors granted 4,440 shares of restricted stock to each non-employee director at that date. This award vests on June 14, 2024, subject to continued Board service on that date. Mr. Taylor received an additional grant of 3,030 shares as compensation for service as non-executive Chair of the Board, subject to vesting on the same schedule as described above. The “Stock Awards” column shows the fair value of the restricted stock granted to each non-employee director in 2023 as determined under FASB ASC Topic 718, based on date of the grant.
(3)	The amounts in this column for each non-employee director represent reimbursement of taxes associated with Director Flight Benefits. The amounts for Ms. Hale, Ms. Jackson and Mr. Mattson also includes the incremental cost of Director Flight Benefits of $11,035, $23,584 and $21,129, respectively. No other non-employee director received perquisites or other personal benefits with a total incremental cost of $10,000 or more, the threshold for reporting under SEC rules. From time to time, directors attend events sponsored by Delta at no incremental cost to Delta.

Stock Ownership Guidelines

The non-employee director stock ownership guidelines require each non-employee director to own shares of Delta common stock equal to or greater than (1) shares with a value of five times the annual Board cash retainer paid to the director, or (2) 35,000 shares. For this purpose, stock ownership includes restricted stock and restricted stock units; shares owned directly or by a spouse or dependent children; shares held in trust by or for the director or an immediate family member who resides in the same household as the director (an immediate family member); or shares owned by an entity wholly-owned by the director or an immediate family member. It does not include shares a director has the right to acquire through the exercise of stock options.

In addition, each non-employee director must hold at least 50% of all “net shares” received through restricted stock vesting or realized through stock option exercises until the stock ownership guidelines are achieved. For this purpose, “net shares” means all shares retained after any applicable withholding of any shares for tax purposes.

As of December 31, 2023, all non-employee directors exceeded the required stock ownership level except for two directors who were elected to the Board in 2022 and 2023, respectively. Each director has five years from the date of his or her election to achieve the required ownership level under the non-employee director stock ownership guidelines.

The non-employee directors are also subject to the company’s prohibition against the hedging and pledging of Delta securities as described in the “Compensation Discussion and Analysis” section of the proxy statement under “Executive Compensation Policies — Anti-Hedging and Anti-Pledging Policy” on page 43.

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PROPOSAL 1 — ELECTION OF DIRECTORS

WHAT AM I VOTING ON?
We are seeking your support for the election of 12 director nominees whom the Board, acting on the recommendation of the Corporate Governance Committee, has nominated to serve on the Board of Directors for a one-year term.

All Delta directors are elected annually. At the annual meeting, each director nominee will be elected by the vote of a majority of the votes cast. This means the number of votes cast “for” a director nominee must exceed 50% of the votes cast with respect to that director nominee (excluding abstentions). Each director who is elected will hold office until the next annual meeting of shareholders and the election and qualification of his or her successor, or until such director’s earlier death, disqualification, resignation or removal. See pages 78 - 81 for more information about voting at the annual meeting.

Delta’s Bylaws provide that any director not receiving a majority of the votes cast at the annual meeting must offer to tender his or her resignation to the Board of Directors. The Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. The Board will consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

2024 Nominees for Director

After considering the recommendations of the Corporate Governance Committee, the Board set the number of directors at 12 as of the date of the annual meeting and nominated all current directors to stand for re-election, except Mr. Easter and Ms. Jackson who are completing their service at the annual meeting.

The Board believes that each of the nominees is qualified to serve as a director and will be able to stand for election. If not, the Board may name a substitute nominee or reduce the number of directors. If a substitute is named, the proxies will vote for the substitute nominee. In addition to the specific skills and experience for each independent director nominee listed in the chart on the following pages, qualifications of each nominee that were considered by the Board follow each nominee’s biographical description on the following pages.

ALPA Nominee

Delta, the Air Line Pilots Association, International (ALPA), the collective bargaining representative for Delta pilots, and the Delta Master Executive Council, the governing body of the Delta unit of ALPA (Delta MEC), have an agreement whereby Delta agrees (1) to cause the election to the Board of Directors of a Delta pilot designated by the Delta MEC who is not a member or officer of the Delta MEC or an officer of ALPA (Pilot Nominee); (2) at any meeting of shareholders at which the Pilot Nominee is subject to election, to re-nominate the Pilot Nominee or nominate another qualified Delta pilot designated by the Delta MEC to be elected to the Board of Directors and to use its reasonable best efforts to cause such person to be elected to the Board; and (3) in the event of the Pilot Nominee’s death, disability, resignation, removal or failure to be elected, to elect promptly to the Board a replacement Pilot Nominee designated by the Delta MEC to fill the resulting vacancy. Pursuant to this provision, the Delta MEC has designated Christopher A. Hazleton to be nominated for election to the Board at the annual meeting.

The compensation of Mr. Hazleton as a Delta pilot is determined under the collective bargaining agreement between Delta and ALPA. During 2023, Mr. Hazleton received $563,445 in compensation (which includes: $393,153 in flight earnings, $19,037 in shared rewards/profit sharing payments, $67,567 in Delta contributions related to defined contribution plans, and $83,688 in connection with a one-time payment made to all pilots upon ratification of a new pilot agreement in 2023). As a Delta pilot representative on the Board, Mr. Hazleton is not separately compensated for his service as a director.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES:

EDWARD H. BASTIAN
Age: 66 Joined Delta’s Board: February 5, 2010

BIOGRAPHY:

Mr. Bastian has been the Chief Executive Officer of Delta since May 2016. He served as the President of Delta from 2007 to May 2016. Mr. Bastian was also Chief Financial Officer of Delta from 2007 to 2008; Executive Vice President and Chief Financial Officer of Delta from 2005 to 2007; Chief Financial Officer of Acuity Brands from June 2005 to July 2005; Senior Vice President - Finance and Controller of Delta from 2000 to 2005 and Vice President and Controller of Delta from 1998 to 2000.

QUALIFICATIONS:

Mr. Bastian has over twenty years of experience as a Delta officer, including serving as Delta’s Chief Executive Officer, President and Chief Financial Officer. Mr. Bastian’s accounting and finance background also provides financial and strategic expertise to the Board of Directors.

	PUBLIC DIRECTORSHIPS: Grupo Aeroméxico, S.A.B. de C.V. (2012 - 2022)	AFFILIATIONS: Member, Board of Trustees of The Woodruff Arts Center

MARIA BLACK
Age: 50 Joined Delta’s Board: April 26, 2024

BIOGRAPHY:

Ms. Black has been the President and Chief Executive Officer of Automatic Data Processing, Inc. (ADP), a leading global technology company providing human capital management (HCM) solutions, since January 2023. She previously served as President of ADP from January 2022 to January 2023, and held various positions of increasing responsibility across the entirety of ADP’s global portfolio since joining the company in 1996, including as President, Worldwide Sales and Marketing from 2020 to 2022, President, Small Business Solutions and Human Resources Outsourcing from 2017 to 2020, President, ADP TotalSource from 2014 to 2016, General Manager, ADP United Kingdom from 2013 to 2014, and General Manager, Employer Services - TotalSource Western Central Region from 2008 to 2013.

QUALIFICATIONS:

Ms. Black has substantial expertise in the technology and human capital management industry, serving as President and Chief Executive Officer and other key roles at ADP. She has extensive experience in sales, product implementation and operations, having overseen all aspects of sales, marketing and business operations. Her deep experience and understanding of technology, human capital management and client service, as well as her service on the Board of Directors of ADP, will provide valuable expertise to Delta’s Board of Directors. Ms. Black was recommended to the Board’s Corporate Governance Committee as a new director by a third party search firm.

	PUBLIC DIRECTORSHIPS: Automatic Data Processing, Inc.	AFFILIATIONS: Trustee, ADP Foundation Member, American Heart Association’s CEO Roundtable Member, Business Roundtable Member, The Business Council

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WILLIE CW CHIANG
Age: 63 Joined Delta’s Board: April 26, 2024

BIOGRAPHY:

Mr. Chiang serves as the Chairman and Chief Executive Officer of Plains All American Pipeline, L.P. (Nasdaq: PAA), and its general partner holding company Plains GP Holdings, L.P. (Nasdaq: PAGP). PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids and natural gas. He has held the position of Chief Executive Officer of PAA and PAGP since October 2018, Chairman since January 2020 and has served as a director of PAA and PAGP since February 2017. Mr. Chiang previously served as Executive Vice President and Chief Operating Officer of PAA and PAGP from January 2018 until October 2018 and as Executive Vice President and Chief Operating Officer for the company's U.S. operating and commercial activities from August 2015 through December 2017. He joined PAA and PAGP in 2015 from Occidental Petroleum Corporation, where he served as Executive Vice President, Operations from 2012 until 2015. From 1996 until 2012, he served in various positions at ConocoPhillips and predecessors, including as Senior Vice President - Refining, Marketing, Transportation, and Commercial. Mr. Chiang started his career in refining with Chevron in 1981.

QUALIFICATIONS:

Mr. Chiang's extensive experience in the energy industry provides expertise in a key area for the Board. He also has substantial leadership experience as a senior executive at multiple companies, including currently as Chief Executive Officer of PAA and PAGP, as well as board service. Mr. Chiang was recommended to the Board's Corporate Governance Committee as a new director by another director.

	PUBLIC DIRECTORSHIPS: Plains All American Pipeline, L.P. and Plains GP Holdings, L.P.	AFFILIATIONS: Board of Trustees, United Way of Greater Houston Board of Trustees, Performing Arts Houston Member, Energy Advisory Council of the Federal Reserve Bank of Dallas

GREG CREED
Age: 66 Joined Delta’s Board: April 21, 2022 Committees: Audit; Personnel & Compensation

BIOGRAPHY:

Mr. Creed served as Chief Executive Officer of Yum! Brands, Inc., a global operator of quick service restaurants, from January 2015 until his retirement in December 2019. He also served as a member of the Board of Directors of Yum! Brands from November 2014 to May 2020. Mr. Creed served as Chief Executive Officer of Taco Bell Division from January 2011 to December 2014 and as President and Chief Concept Officer of Taco Bell U.S. from December 2006 to December 2010 after holding various other positions of increasing responsibility with the company since 1994. Mr. Creed is the founder of Creed UnCo, a consulting business focused on culture and leadership, brand building and franchising. He also currently serves as advisor to the Chief Executive Officer and Board of Directors of Thanx Inc.

QUALIFICATIONS:

Mr. Creed has extensive experience in marketing and operations as a former senior executive at a leading operator of quick service restaurants operating globally. Additionally, Mr. Creed has experience as a member of the boards of directors of other public companies where he serves on the human resources and finance committees.

	PUBLIC DIRECTORSHIPS: Whirlpool Corporation Aramark Corporation Sow Good Inc. (2020 - 2022) Yum! Brands, Inc. (2014 - 2020)	AFFILIATIONS: Director, Girls Inc. of Orange County

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DAVID G. DEWALT
Age: 60 Joined Delta’s Board: November 22, 2011 Committees: Corporate Governance (Chair); Audit; Safety & Security

BIOGRAPHY:

Mr. DeWalt is the Founder, Managing Director and Chief Executive Officer of NightDragon Security, a venture capital and advisory firm focused on cybersecurity, safety, security and privacy. He also serves as a Managing Director of AllegisCyber Capital, an early-stage cybersecurity venture capital firm. Mr. DeWalt previously served as the Executive Chairman of FireEye, Inc., a global network cybersecurity company. He served as FireEye’s Chief Executive Officer from November 2012 to June 2016 and Chairman of the Board from June 2012 to January 2017. Mr. DeWalt was President and Chief Executive Officer of McAfee, Inc., a security technology company, from 2007 until 2011 when McAfee, Inc. was acquired by Intel Corporation. From 2003 to 2007, Mr. DeWalt held executive positions with EMC Corporation, a provider of information infrastructure technology and solutions, including serving as Executive Vice President and President - Customer Operations and Content Management Software.

QUALIFICATIONS:

Mr. DeWalt has substantial expertise in the information technology security industry and has strategic and operational experience as the current Chief Executive Officer of NightDragon Security and the former Chief Executive Officer of FireEye, Inc. and McAfee, Inc. Mr. DeWalt has served on the audit, compensation and governance committees of the boards of other public companies.

	PUBLIC DIRECTORSHIPS: Five9, Inc. NightDragon Acquisition Corp. (2017 - 2022) ForgeRock Inc. (2017 - 2022) Forescout Technologies, Inc. (2015 – 2020)	AFFILIATIONS: Vice Chair, CISA Cybersecurity Advisory Committee Member, National Security Telecommunications Advisory Committee

LESLIE D. HALE
Age: 52 Joined Delta’s Board: April 21, 2022 Committees: Finance; Safety & Security

BIOGRAPHY:

Ms. Hale has been President and Chief Executive Officer of RLJ Lodging Trust, a publicly-traded lodging real estate investment trust, since August 2018. She previously served as Chief Operating Officer, Chief Financial Officer and Executive Vice President of RLJ Lodging Trust from 2016 to 2018, and Chief Financial Officer, Executive Vice President and Treasurer from 2011 to 2016. Ms. Hale served as Chief Financial Officer and Senior Vice President of Real Estate and Finance of RLJ Development from 2007 until the formation of RLJ Lodging Trust in 2011 and Vice President (and previously Director) of Real Estate and Finance for RLJ Development from 2005 to 2007. From 2002 to 2005, she held various positions of increasing responsibility within the global financial services divisions of General Electric Company.

QUALIFICATIONS:

Ms. Hale has substantial leadership experience as a senior executive in the lodging real estate industry, with skills in real estate, corporate finance, mergers and acquisitions, capital markets, strategic planning and other public company matters. Ms. Hale also has experience as a member of the boards of directors of public companies where she has served on the audit and finance committees.

PUBLIC DIRECTORSHIPS: RLJ Lodging Trust Macy’s Inc. (2015 - 2023)

AFFILIATIONS:

Vice Chair, Board of Trustees of Howard University

Immediate Past Chair, Board of Directors of the American Hotel & Lodging Association

Director, Federal Reserve Bank of Richmond (Baltimore Branch)

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CHRISTOPHER A. HAZLETON
Age: 56 Joined Delta’s Board: June 20, 2019 Committee: Safety & Security

BIOGRAPHY:

Mr. Hazleton is a Delta pilot and currently a Captain flying the Airbus 330 aircraft. Mr. Hazleton was a Northwest Airlines pilot from 1999 until he became a Delta pilot upon Northwest’s merger with Delta. He was nominated by the Delta MEC as the Pilot Nominee. He also previously served as the Chairman of the Delta MEC Strategic Planning Committee.

QUALIFICATIONS:

As a pilot designated by the Delta MEC to serve on the Board of Directors, Mr. Hazleton provides a unique perspective into the operations of the airline industry and related labor relations matters.

AFFILIATIONS: Chairman, Board of the Delta Pilots Charitable Fund

MICHAEL P. HUERTA
Age: 67 Joined Delta’s Board: April 20, 2018 Committees: Safety & Security (Chair); Audit; Corporate Governance

BIOGRAPHY:

Mr. Huerta currently serves as a transportation industry consultant. Mr. Huerta completed a five-year term as Administrator of the Federal Aviation Administration (FAA) in January 2018. Before being named as Administrator, Mr. Huerta served as Acting Administrator of the FAA from 2011 to 2013 and FAA Deputy Administrator from 2010 to 2011. Mr. Huerta served as Executive Vice President and Group President of the Transportation Solutions Group at Affiliated Computer Services, Inc. (now Conduent) from 2008 to 2009 and Senior Vice President and Managing Director, Transportation Solutions of ACS Government Solutions from 2002 to 2008.

QUALIFICATIONS:

As head of the FAA, Mr. Huerta led a complex organization responsible for the safety and efficiency of civil aviation in the U.S. Throughout his career, he has held key transportation industry roles in both the public and private sectors.

	PUBLIC DIRECTORSHIPS: Joby Aviation, Inc. Verra Mobility Corporation	AFFILIATIONS: Fellow of the Royal Aeronautical Society

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VASANT M. PRABHU
Age: 64 Joined Delta’s Board: April 27, 2023 Committees: Finance; Safety & Security

BIOGRAPHY:

Mr. Prabhu served as the Chief Financial Officer and Vice Chairman of Visa Inc. from 2015 and 2019, respectively, until his retirement from the company in September 2023. Mr. Prabhu previously served as Chief Financial Officer for NBCUniversal Media, LLC from May 2014 to February 2015, Chief Financial Officer and Vice Chairman of Starwood Hotels & Resorts Worldwide, Inc. from 2004 to May 2014 and Executive Vice President and Chief Financial Officer of Safeway, Inc. from 2000 to 2004.

QUALIFICATIONS:

Mr. Prabhu has extensive financial experience as the Chief Financial Officer of a number of large public companies, as well as substantial global management experience. His sophisticated understanding of complex accounting and financial matters provides valuable expertise to the Board of Directors.

	PUBLIC DIRECTORSHIPS: Kenvue Inc. Mattel, Inc. (2007-2020)	AFFILIATIONS: Trustee, The Brookings Institution

SERGIO A. L. RIAL
Age: 63 Joined Delta’s Board: December 9, 2014 Committees: Personnel & Compensation (Chair); Corporate Governance; Finance

BIOGRAPHY:

Mr. Rial serves as Chairman of the Board of Vibra Energia SA, a Brazilian energy company and Vice Chairman of the Board of BRF S.A., a global food processing company based in Brazil. He also serves as Chairman of the Board of Ebury Partners, a financial services company specialized in international payments, collections and foreign exchange services. Mr. Rial previously was the Chief Executive Officer of Banco Santander (Brasil), a subsidiary of Banco Santander, from 2016 to 2022, before transitioning to the role of Chairman of the Board from 2022 to early 2023. From 2012 to February 2015, Mr. Rial was Chief Executive Officer of Marfrig Global Foods, one of the world’s largest meat companies with operations in Brazil and 15 other countries. Prior to joining Marfrig in 2012, Mr. Rial served in various leadership capacities with Cargill, Inc., a Minneapolis-based global provider of food, agriculture, financial and industrial products and services. At Cargill, Mr. Rial served as Chief Financial Officer from 2009 to 2011 and Executive Vice President from 2011 to 2012. He was also a member of Cargill’s board of directors from 2010 to 2012. From 2002 to 2004, Mr. Rial was a senior managing director and co-head of the Investment Banking Division at Bear Stearns & Co. in New York after serving at ABN AMRO Bank N.V. for 18 years.

QUALIFICATIONS:

Mr. Rial has extensive managerial and board-level experience at global businesses, particularly in the key market of Latin America, and has substantial financial experience as a former Chief Financial Officer of a global corporation. He has also served on boards of directors of public companies in the food and agricultural industry.

	PUBLIC DIRECTORSHIPS: BRF S.A. Vibra Energia SA Banco Santander (Brasil) S.A. (2018 - 2023) and Banco Santander S.A. (2020 - 2023)	AFFILIATIONS: Global Board Member, The Nature Conservancy

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DAVID S. TAYLOR
Age: 66 Joined Delta’s Board: August 7, 2019 Committees: Finance (Chair); Corporate Governance; Personnel & Compensation

BIOGRAPHY:

Mr. Taylor serves as Senior Operating Advisor to funds managed by Clayton, Dubilier & Rice, a private investment firm. He served as the Executive Chairman of the Board of Directors of The Procter & Gamble Company from November 2021 to June 2022. He previously served as President and Chief Executive Officer of Procter & Gamble from 2015 to November 2021 and as Chairman of the Board from 2016 to November 2021. Mr. Taylor joined Procter & Gamble in 1980 and held numerous positions of increasing responsibility in North America, Europe and Asia, including serving as Group President-Global Beauty, Grooming & Healthcare, Group President-Global Health & Grooming, Group President-Global Home Care and President-Global Family Care.

QUALIFICATIONS:

Mr. Taylor has extensive leadership experience, including as the Executive Chairman of the Board and former Chief Executive Officer of Procter & Gamble, and extensive experience in a complex global business particularly in the key market of Europe. As part of this experience, Mr. Taylor has developed expertise in marketing, innovation and consumer trends. Mr. Taylor also served on the board of directors of a global automotive systems supplier, giving him additional insight into complex global operations.

	PUBLIC DIRECTORSHIPS: The Procter & Gamble Company (2015 - 2022)	AFFILIATIONS: Member, Board of Trustees of Duke University

KATHY N. WALLER
Age: 65 Joined Delta’s Board: July 24, 2015 Committees: Audit; Corporate Governance; Personnel & Compensation

BIOGRAPHY:

Ms. Waller is the Executive Director of the Atlanta Committee for Progress. Ms. Waller has served as an executive coach for The ExCo Group (f/k/a Merryck & Co. Americas) since 2019. From 2014 until her retirement in March 2019, Ms. Waller served as Executive Vice President and Chief Financial Officer of The Coca-Cola Company. From May 1, 2017 until her retirement, Ms. Waller assumed expanded responsibility for Coca-Cola’s strategic governance areas when she was also appointed to serve as President, Enabling Services. Ms. Waller joined Coca-Cola in 1987 as a senior accountant and assumed roles of increasing responsibility during her career, including Vice President, Finance and Controller.

QUALIFICATIONS:

Ms. Waller has extensive financial experience with a global business enterprise, including her role as Chief Financial Officer. Ms. Waller’s accounting and finance background provides financial and strategic expertise to the Board of Directors.

	PUBLIC DIRECTORSHIPS: Beyond Meat, Inc. CGI Inc. Cadence Bank (2019 - 2024) Monster Beverage Corporation (2015 - 2019)	AFFILIATIONS: Member, Board of Trustees of Spelman College Member, Board of Trustees of University of Rochester Officer, Governing Board of Woodruff Arts Center

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PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

WHAT AM I VOTING ON?
As required by SEC rules, we are seeking your support for the compensation of our named executive officers.

Shareholders have the opportunity to approve, on an advisory, non-binding basis, the compensation of the named executive officers, as disclosed in this proxy statement. This is commonly referred to as a “say on pay” advisory vote. We hold our say on pay advisory vote every year.

As discussed in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement starting on page 27, the compensation of the named executive officers in 2023 reflects the following principles of our executive compensation program:

›	Links pay with performance by placing a substantial majority of total compensation at risk.
›	Utilizes stretch performance measures that provide incentives to deliver value to our shareholders and align the interests of management with frontline employees and shareholders.
›	Many of the same performance measures are used in both our executive and broad-based employee compensation programs.
›	Provides compensation opportunities that assist in motivating and retaining existing talent and attracting new talent as needed.

We urge you to carefully read the letter from the Chair of the Personnel & Compensation Committee on page 26, as well as the “Compensation Discussion and Analysis” section of this proxy statement, for additional details on Delta’s executive compensation, including our compensation philosophy and the 2023 compensation of our named executive officers. Our Board of Directors believes that our executive compensation program is effective in implementing our compensation philosophy.

This vote is advisory in nature, which means that it is not binding on Delta, its Board of Directors or the Personnel & Compensation Committee. However, the Personnel & Compensation Committee intends to give careful consideration to the vote results and is committed to taking any actions it deems necessary and appropriate in light of those results.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

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PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

WHAT AM I VOTING ON?
We are asking you to vote on a proposal to ratify the appointment of a firm of independent auditors to serve as Delta’s independent auditors. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (EY) as Delta’s independent auditors for 2024, subject to ratification by our shareholders.

Representatives of EY, which also served as Delta’s independent auditors for 2023, are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to questions. EY has served as our independent auditors since 2006. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the external independent auditors. The Audit Committee has ultimate responsibility for audit fee negotiations associated with the work of EY.

In determining whether to reappoint EY as Delta’s independent auditors for 2024, subject to shareholder ratification, the Audit Committee took into consideration a number of factors. These factors include EY’s familiarity with Delta’s operations and industry, accounting policies, financial reporting process, and internal control over financial reporting; its skills, expertise and independence; the quality of the Audit Committee’s ongoing discussions with EY; a review of external data related to EY’s legal risks and proceedings, audit quality and recent public portions of reports of the Public Company Accounting Oversight Board (PCAOB); an assessment of the professional qualifications of EY, the performance of the coordinating partner, engagement partner and the other professionals on the Delta account; the reasonableness of EY’s fees for the services provided to Delta; management’s relationship with EY and its assessment of EY’s performance; the Audit Committee’s views on the performance of EY in light of the foregoing matters; and the Audit Committee’s belief that continuing to retain EY is in the best interest of Delta and its shareholders. The Audit Committee periodically considers whether there should be a change in the independent auditors. When the lead engagement partner of the independent auditors is required to rotate off the Delta engagement, the Audit Committee and its Chair are directly involved in selecting a new lead engagement partner.

Delta’s Certificate of Incorporation and Bylaws do not require that shareholders ratify the selection of EY as the independent auditors. We are submitting the selection of the independent auditors for shareholder ratification (as we have done in prior years) because we believe it is a matter of good corporate governance. If shareholders do not ratify the selection of EY, the Audit Committee will reconsider the selection of the independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

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Fees of Independent Auditors

The following table shows the aggregate fees and related expenses for professional services rendered by Delta’s independent auditors for 2023 and 2022.

Description of Fees	Amount 2023($)	Amount 2022($)
Audit Fees(1)	4,561,000	4,220,000
Audit-Related Fees(2)	865,000	946,000
Tax Fees(3)	962,000	445,000
All Other Fees(4)	5,000	5,000
(1)	Represents fees for the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of internal control over financial reporting); assistance with and review of documents filed with the SEC; and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.
(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include an audit of subsidiaries and accounting consultations related to proposed transactions.
(3)	Represents fees for professional services provided for the review of tax returns prepared by the company; assistance with domestic and international tax compliance; and assistance related to the tax impact of proposed and completed transactions.
(4)	Represents fees for online technical resources.

Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for Delta by the independent auditors. The Audit Committee has adopted a policy for the pre-approval of all services provided by the independent auditors.

Each year, management requests Audit Committee pre-approval of the annual audits, statutory audits, quarterly reviews and any other engagements of the independent auditors known at that time. In connection with these requests, the Audit Committee may consider information about each engagement, including the budgeted fees; the reasons management is requesting the services to be provided by the independent auditors; and any potential impact on the auditors’ independence. As additional proposed audit and non-audit engagements of the independent auditors are identified, or if pre-approved services exceed the pre-approved budgeted amount for those services, the Audit Committee will consider similar information in connection with the pre-approval of such engagements or services. If Audit Committee pre-approvals are required between regularly scheduled Committee meetings, the Audit Committee has delegated to the Chair of the Audit Committee, or an alternate member of the Audit Committee, the authority to grant pre-approvals. Pre-approvals by the Chair or the alternate member are reviewed with the Audit Committee at its next regularly scheduled meeting.

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Audit Committee Report

The Audit Committee presently consists of five independent directors and represents and assists the Board of Directors in a number of duties. These include oversight of the following, among other matters: the integrity of Delta’s financial statements, including a review of significant accounting policies and estimates and the maintenance of an appropriate internal control environment; compliance with legal and certain regulatory requirements; data protection and security of Delta’s information technology systems and operations, including cybersecurity; and the scope and performance of the internal audit function. In addition, the Committee appoints, oversees and reviews the performance of the independent auditors, who report directly to the Committee. The Committee has the resources and authority it deems appropriate to discharge its responsibilities. The Committee operates pursuant to a written charter, which lists specific duties and responsibilities, and is available at https://ir.delta.com/governance/.

The Board of Directors has determined that each of Mr. Easter, Mr. DeWalt, and Ms. Waller has the necessary experience to qualify as an “audit committee financial expert” under SEC rules and has agreed to be designated, and the Board has so designated each of them. All Committee members are considered financially literate as defined by the NYSE, but none is an auditor or an accountant for Delta or performs accounting field work, and none is employed by Delta. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated as an audit committee financial expert will not be deemed an “expert” for purposes of the federal securities laws. In addition, this designation does not impose on a person any duties, obligations or liabilities that are greater than those otherwise imposed on the person as a member of the Audit Committee and Board of Directors, and does not affect the duties, obligations or liabilities of the Board of Directors.

Management is responsible for Delta’s system of internal control over financial reporting, the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States (GAAP), and the financial reporting process, including management’s assessment of internal control over financial reporting. The independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of their audit, as to whether the consolidated financial statements are fairly presented, in all material respects, in conformity with GAAP.

It is not the responsibility of the Audit Committee to prepare consolidated financial statements nor is it to determine that the consolidated financial statements and disclosures are complete and accurate and prepared in accordance with GAAP and applicable rules and regulations.  It is also not the responsibility of the Audit Committee to plan or conduct an independent audit of the consolidated financial statements. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert, professional or special assurance as to the consolidated financial statements or any professional certification. The Audit Committee relies on the information provided by and representations made to it by management, and also on the report on our consolidated financial statements that it receives from the independent auditors.

In discharging its duties, the Audit Committee reviewed and discussed with management and the independent auditors the overall scope and process for the audit of the consolidated financial statements and internal control over financial reporting. The Committee discussed with the independent auditors the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (PCAOB). In addition, the committee received from the independent auditors the written disclosures and the letter required by applicable PCAOB requirements regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors their independence from Delta and its management. The Committee also determined that the independent auditors’ provision of non-audit services in 2023 to Delta was compatible with the auditors’ independence.

The Audit Committee met in private sessions as required by its charter with representatives of EY and members of Delta’s management, including the Chief Executive Officer, the Chief Financial Officer, the Senior Vice President - Controller (who is Delta’s Principal Accounting Officer), the Executive Vice President – External Affairs (who is Delta’s chief legal officer), the Chief Compliance Officer and the Vice President of the Corporate Audit and Enterprise Risk Management department. The Audit Committee and other attendees discussed and reviewed the following, among other topics: periodic reports filed with the SEC, including consolidated financial statements and related notes; information technology, data protection and cybersecurity matters; the scope, resources and work of the corporate audit function; the financial reporting process; new and proposed accounting standards and SEC rules; the scope and progress of testing of Delta’s internal control over financial reporting; management’s assessment of the effectiveness of Delta’s internal control over financial reporting; enterprise risk management; legal and regulatory matters; accounting and controls related to specific company initiatives, functions and strategic investments; critical audit matters; and tax matters.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assessment of the effectiveness of Delta’s internal control over financial reporting be included in Delta’s 2023 Form 10-K filed with the SEC. The Audit Committee also appointed EY as Delta’s independent auditors for 2024, subject to shareholder ratification.

William H. Easter III (Chair)
Greg Creed
David G. DeWalt
Michael P. Huerta
Kathy N. Waller (Chair-Elect)

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SHAREHOLDER PROPOSALS

Proposal 4 — Reporting Related to Third-Party Political Contributions

WHAT AM I VOTING ON?
A shareholder has submitted a proposal requesting that the Board adopt a policy mandating that Delta require organizations that engage in political activities to which Delta makes donation or expenditure to provide an annual report on the third-party’s expenditures for political activities to be posted on Delta’s website. The Board recommends that you vote AGAINST this proposal.

Shareholder Proposal

Mr. John Chevedden, who holds at least 100 shares of common stock, has submitted the following proposal, supporting statement and graphic, for which we take no responsibility, and has given notice that he (or a representative) intends to present the proposal at the annual meeting. We will promptly provide Mr. Chevedden’s address upon a shareholder’s oral or written request addressed to Delta’s Corporate Secretary at Delta Air Lines, Inc., Department 981, 1030 Delta Boulevard, Atlanta, Georgia 30354.

Proposal 4 – Report Political Spending by Delta Sponsored Trade Associations

RESOLVED: Shareholders ask Delta Air Lines to adopt a policy requiring that, prior to making a donation or expenditure that supports the political activities of any trade association, social welfare organization, or entity organized and operated primarily to engage in political activities, Delta will require that the organization report, at least annually, the organization’s expenditures for political activities, including the amount spent and the recipient, and that each such report be posted on Delta’s website.

For purposes of this proposal, “political activities” are (i) influencing or attempting to influence the selection, nomination, election, or appointment of any individual to a public office; or (ii) supporting a party, committee, association, fund, or other organization organized and operated primarily for the purpose of directly or indirectly accepting contributions or making expenditures to engage in the activities described in (i). This proposal does not encompass lobbying spending.

SUPPORTING STATEMENT: Our company must act on its fiduciary responsibility to more closely monitor its political spending and the accompanying risks. Too often corporate leaders fail to fully assess and scrutinize the ultimate beneficiaries of political contributions from corporate treasury funds. This oversight constitutes a lapse in corporate officers’ duty of care to protect and advance the interests of a company and its shareholders.

This duty is ever more crucial as corporate political engagement is increasingly scrutinized by the media, employees, investors, regulators, and consumers. This new reality has exponentially increased the financial risks companies face when their political spending directly or indirectly associates their brand with controversial political issues and outcomes and claims of corruption. Further, when companies donate to third-party groups, they typically lose the ability to control or to know how their money is eventually spent.

Companies can no longer give to politically active groups without paying close attention to the consequences or to what their political spending might enable.

Public records show Delta has contributed at least $1.85 million in corporate funds to third-party groups dating to the 2010 election cycle. Beneficiaries of this spending have been tied to attacks on voting rights, efforts to deny climate change, efforts to impose extreme restrictions on abortion, and even the attempted insurrection at the U.S. Capitol – associations many companies wish to avoid.

It is unclear whether Delta and its board received sufficient information from these groups to assess (a) the potential risks for the Company and stockholders, and (b) whether the groups’ expenditures aligned with Delta’s core values, business objectives, and policy positions.

Our company must look behind the curtain and demand to know how our money is spent and what risks our company is assuming. Mandating reports from third-party groups receiving Delta political money would demonstrate the Company’s commitment to robust risk management and responsible civic engagement.

Thus it will be a best practice for Delta to adopt this commonsense risk management measure.

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Statement in Opposition

The Board of Directors has considered this proposal in light of Delta’s current extensive disclosures about political contributions and therefore recommends a vote AGAINST it.

Delta actively participates and engages in the political process and believes that this is a critical component of the company’s success and aligned with the best interests of shareholders. Political participation takes many forms, including lobbying, making political contributions, and participating in trade associations. In conducting these activities, Delta conducts its business ethically and in compliance with the law.

Delta has procedures in place to promote transparency and accountability, and to effectively oversee its political contributions and participation.

As described in detail in our 2023 Political Contributions & Activity Report, we have appropriate oversight procedures in place to oversee our political activities. Management of our participation in such activities is the responsibility of the Executive Vice President, External Affairs in conjunction with the Senior Vice President – Government Affairs, and the Vice President – State and Local Government Affairs. Delta’s Leadership Committee and the Board’s Corporate Governance Committee (which includes members with experience in government affairs) receive annual reports on advocacy activity and priorities. Management regularly consults with outside counsel to ensure Delta’s political activities comply with applicable federal, state, and local laws.

Delta provides significant and extensive disclosure regarding its political activities.

Delta is committed to transparency and makes extensive disclosures regarding its political expenditures and participation in trade associations and other political groups. Our 2023 Political Contributions & Activity Report reflects this commitment by describing:

›	Delta’s policies and processes for political contributions, including Board and Internal Audit oversight and regular training and reviews to ensure political contributions comply with the law;
›	oversight of state and local political contributions and links to information we provide to states;
›	other politically related requests, such as contributions to ballot initiatives and political organizations;
›	listings of contributions for the last six years; and
›	advocacy activities, including lobbying activities, participation in trade and industry associations, and grassroots activities.

As a result of our extensive disclosure in our 2023 report, Delta was ranked in the First Tier of S&P 500 companies for political transparency and accountability in 2023 by the Center for Political Accountability (CPA) Zicklin Index of Corporate Political Accountability and Disclosure. The CPA-Zicklin Index benchmarks the political disclosure and accountability policies and practices of leading U.S. public companies.

Delta’s participation in the political process is beneficial to the company and aligned to the company’s goals.

Delta participates in trade and industry associations, such as Airlines for America, and is a member of various chambers of commerce at the state and local level, which may participate in public advocacy matters that benefit the company. As a leader in the aviation industry, participation in these organizations allows us to share our business expertise and to be part of public education efforts regarding issues facing our industry and the business community. This process provides for alignment of our engagement with our company’s goals.

Participation in these various groups comes with the understanding that we may not always agree with the views of these groups, but we are fully committed to engaging in the collaborative problem-solving process and to working with our industry peers in these political frameworks. We believe that such participation is essential to Delta’s success and is in the best interests of shareholders.

The nature of this request would be challenging to implement in practice, and has the potential to expose Delta to significant risks.

The proposal would require us to publicly share information – the validity of which we may not be able to independently verify – prior to our being able to support these organizations. This could lead to significant reputational concerns for Delta, and would also be challenging to implement in practice, hampering our ability to participate in the political process. The request would compel us to make demands of outside organizations which they may not be able or willing to comply with.

These demands have little to do with shareholder interest in Delta’s own political participation, but rather seek to use Delta as a means to compel third-party organizations to disclose otherwise non-public information. Delta already provides sufficient information about the organizations to which it contributes in its political contributions report for interested parties to independently seek further information about these organizations, as desired. There is no justification substantiated by the interests of our shareholders which would support Delta assuming a role beyond reasonable business practices and which Delta ultimately has no power to enforce.

In light of our transparent disclosure, oversight of political activity and contributions and the unduly burdensome nature of the proposal’s demands, the Board believes that the policy requested in the proposal is unnecessary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

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Proposal 5 — Adoption of Non-Interference Policy

WHAT AM I VOTING ON?
A shareholder has submitted a proposal requesting that the Board adopt and disclose a Non-Interference Policy upholding the rights to freedom of association and collective bargaining in Delta’s operations. The Board recommends that you vote AGAINST this proposal.

Shareholder Proposal

As You Sow, on behalf of LongView LargeCap 500 Index Fund, has represented that the proponent has beneficially owned the requisite amount of our common stock for more than one year, has submitted the following proposal and supporting statement, and has given notice that a representative intends to present the proposal at the annual meeting. We will promptly provide the proponent’s address upon a shareholder’s oral or written request addressed to Delta’s Corporate Secretary at Delta Air Lines, Inc., Department 981, 1030 Delta Boulevard, Atlanta, Georgia 30354.

RESOLVED: The Board of Directors of Delta Airlines shall adopt and disclose a Non-Interference Policy (Policy) upholding the rights to freedom of association and collective bargaining in its operations, as reflected in the International Labour Organization’s Declaration on Fundamental Principles and Rights at Work. The Policy should contain a commitment of:

›	Non-interference when employees seek to form or join a trade union, and a prohibition against acting to undermine this right or pressure employees not to form or join a trade union;
›	Good faith and timely collective bargaining if employees form or join a trade union;
›	Uphold the highest standard where national or local law differs from international human rights standards;
›	Define processes to identify, prevent, account for, and remedy practices that violate or are inconsistent with the Policy.

SUPPORTING STATEMENT: Freedom of association “refers to the right of workers . . . to create and join organizations of their choice freely and without fear of reprisal or interference”(1) and is considered a fundamental human right under internationally recognized frameworks.

WHEREAS: Southwest Airlines,(2) United Airlines,(3) American Airlines,(4) and JetBlue(5) all have pledged to respect labor rights as laid out by the International Labour Organization. Delta is a global company with operations and employees around the world. More than 25% of Delta’s revenue is international and the Company is pursuing future international growth.(6) Delta should uphold the highest international standards under which it operates across its global operations.

Delta’s communications to its employees around unions have not historically met a non-interference or neutrality standard. Allegations include that Delta has distributed anti-union materials and encouraged new hires to attend anti-union briefings,(7) hosted an anti-union website,(8) threatened employees with termination for unionizing activities, and spent $38 million to oppose a union campaign by flight attendants in 2010.(9)

If Delta’s brand is linked to anti-union rhetoric, it risks losing customers. According to a Gallup poll conducted in August 2022, 71% of Americans approve of labor unions, the highest support since 1965.(10)

Freedom of association and collective bargaining can enhance shareholder value through improved health and safety;(11) increased productivity;(12) encouraged workforce training and skills development;(13) and strengthened human rights due diligence.(14) The presence of unions has been positively correlated with low turnover and reduced legal and regulatory violations.(15)

Instituting a non-interference policy would not prevent Delta from emphasizing the positive aspects of working at the Company, stating its pride in its workplace, or touting the benefits that its employees enjoy. The Company is encouraged to emphasize, as appropriate, its strengths while reducing risks to its brand through the adoption of a non-interference policy.

(1)	https://www.ilo.org/actrav/events/WCMS_315488/lang--en/index.htm
(2)	http://investors.southwest.com/~/media/Files/S/Southwest-IR/southwest-human-rights-policy-statement.pdf
(3)	https://ir.united.com/static-files/3482652b-31b2-4b3e-be3c-69c773b12e11
(4)	https://www.aa.com/i18n/customer-service/about-us/ human-rights-statement.jsp#:~:text=Freedom%20of%20Association%3A&text=We%20are%20committed%20to%20fostering,grievance%20m echanisms%20and%20remedial%20action
(5)	https://www.jetblue.com/human-rights
(6)	https://www.sec.gov/ix?doc=/Archives/edgar/data/27904/000002790423000006/dal-20230331.htm, p.19
(7)	https://www.theguardian.com/us-news/2019/jun/12/delta-workers-pro-union-report-threats-management
(8)	https://www.onefutureonedelta.com/content/ifs/en/about-afa.html
(9)	https://www.theguardian.com/business/2022/aug/03/delta-flights-attendants-union-push
(10)	https://news.gallup.com/poll/398303/approval-labor-unions-highest-point-1965.aspx#:~:text=Story%20Highlights&text=WASHINGTON%2C%20D.C.%20%2D%2D%20Seventy%2Done,on%20this%20measure%20since%201965
(11)	http://oem.bmj.com/content/early/2018/06/13/oemed-2017-104747
(12)	https://doi.org/10.1093/ej/ueaa048; https://www.ipa-involve.com/involvement-and-productivity-the-missing-piece-of-the-puzzle
(13)	https://www.oecd-ilibrary.org/employment/negotiating-our-way-up_1fd2da34-en
(14)	https://www.theglobaldeal.com/resources/The%20Business%20Case%20for%20Social%20Dialogue_FINAL.pdf
(15)	https://www.blackrock.com/corporate/literature/whitepaper/the-making-of-long-term-capitalism.pdf; Severinovsky, The Value of Human Capital for Investors, Schroders, December 2022, p. 14-15; https://www.piie.com/blogs/realtime-economic-issues-watch/higher-wages-low-income-workers-lead-higher-productivity;https://www.trilliuminvest.com/news-views/the-investor-case-for-supporting-worker-organizing-rights;https://www.workerscapital.org/our-resources/shared-prosperity-the-investor-case-for-freedom-of-association-and-collective-bargaining/

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Statement in Opposition

Delta’s culture is firmly rooted in recognizing and rewarding the value of Delta’s greatest competitive advantage—its people that are the Delta Difference. At its core, the proponent is asking the Board to adopt a policy that could fundamentally alter Delta’s culture. The proponent submitted the same proposal at Delta’s 2023 annual meeting of shareholders, which shareholders did not approve. The Board therefore believes its adoption would be detrimental to the interests of the company and its shareholders and therefore recommends a vote AGAINST it.

Delta firmly believes every employee has the right to choose or reject union representation without interference.

Union representation is not a choice that should be made lightly. Delta has always respected its employees’ choice, encouraged honest, transparent, and respectful dialogue among its people, and has not suggested stifling any group or point of view. Over the past two decades, following lawful, permitted education from both unions and Delta directly, Delta’s U.S.-based employees have repeatedly chosen to reject union representation.

Delta is subject to the U.S. Railway Labor Act (RLA) with respect to its approximately 113,000 U.S.-based airline employees and adheres to the labor laws of the other countries in which it has employees. The RLA gives employees the right to organize and bargain collectively through representatives of their own choosing, without interference or coercion by their employer. The proponent requests that Delta’s Board adopt a policy based on international standards that are not applicable to 97% of its employees. Delta firmly believes that employees should have the right to choose or reject union representation without interference.  Delta also firmly believes that employees are entitled to make an informed decision, not just based on information from a single union or group of unions.

Delta has policies that support its employees’ right to advocate for or against union representation. Solicitation and advocacy activities by Delta people on Delta premises are permitted under clearly defined parameters. Furthermore, employees may display their support for a union or other cause on their uniform via a lapel pin of the appropriate size and may wear or display other items (such as clothing) that express support for or opposition to a union in non-work areas. Delta does not tolerate harassment, bullying, or intimidation of any employee, whether advocating for or against a union. Delta maintains a culture of open communication, and employees have multiple methods to report concerns and complaints including reporting anonymously through Delta’s Safety, Ethics and Compliance Helpline. A statement of Delta’s position on union organizing and advocacy can be found on Delta’s investor relations website at ir.delta.com.

Adoption of the proposed policy would extend beyond non-interference and could be detrimental to Delta’s relationship with its employees.

The policy that the proponent would like for the Board to adopt would require that Delta adopt a neutrality standard requiring it to voluntarily waive its legal rights by not engaging in any communication regarding its opinion of what union representation might mean for its U.S.-based employees. This would mean that only “pro union” communications would be available and employees would not have the information needed to make an informed decision on a matter as important as union representation. This proposal would deprive Delta employees of the opportunity to hear from both sides and learn facts about representation and its impact on the positive relationship Delta has long had with its employees, which has resulted in successes that both employees and Delta have enjoyed through the years.

The proponent’s supporting statement implies that Delta’s reputation and future financial performance are at risk without adoption of this policy. To the contrary, this proposal is asking the Board to allow third parties to drastically change the culture of Delta. Delta’s strong operational and financial performance are rooted in the culture of the Delta Difference – Delta’s people, its greatest competitive advantage. The greater risk to Delta would be the disruption of that culture that is firmly grounded in open and honest dialogue with its people.

Delta listens to its people and maintains a culture firmly rooted in taking care of its employees.

Delta has built a strong culture of employee engagement through a wide range of programs including town hall-style listening and feedback sessions with senior leaders and routine engagement surveys and “pulse checks” to measure engagement and identify opportunities for growth and change. More than 42,000 employees participated in two company-wide engagement surveys in 2023, offering feedback on a range of topics. Delta’s average engagement score for 2023 was 80 (on a 100-point scale), a one-point increase over 2022 and four points higher than the U.S. industry benchmark. Delta responds to employees’ feedback with meaningful actions, such as those discussed below.

By working directly together, Delta people have created the strongest airline, driving Delta’s ability to serve customers and provide the best overall package of pay, benefits and work rules in the industry. Delta people are empowered to provide unmatched reliability and elevated service to Delta’s customers while enjoying the opportunity to define their careers and shape the future of Delta’s business. In addition to the support provided to employees described in the Proxy Summary and Compensation Discussion and Analysis, Delta demonstrates its commitment to its people by the following:

›	Delta provides industry-leading total compensation. In the last 15 years, Delta has provided 12 base pay increases that add up to an average of 85% increase in base pay. Recently, Delta was able to provide employees with pay increases in 2022 and 2023 of 4% and 5%, respectively.
›	Delta people share in its success. Since 2007, Delta has rewarded employees with industry-leading profit sharing payments, including more than $8 billion since 2015. For 2023, Delta rewarded its eligible employees with $1.4 billion in profit sharing payments, more than the pool of all U.S. peer airlines combined. Delta also maintains a Shared Rewards program to incentivize operational performance, and Delta employees earned $53 million under this program in 2023.

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›	Delta is deeply invested in employees’ health and well-being, fueling their personal and professional success. For example, Delta is an industry-leader in offering mental health resources for employees. In 2023, Delta expanded its maternity, parental and bonding leave program, increased its backup care program from 15 to 25 days and made employee-driven enhancements to its industry-first financial education and coaching program that allows participating employees to earn up to $1,000 for an emergency savings account.
›	Delta is an employer-of-choice. Delta was ranked No. 13 on Glassdoor’s “Best Places to Work” list in 2024 and ranked by FORTUNE as the No. 11 Most Admired Company – the highest ranked airline on both lists. Satisfaction among Delta people directly correlates with Delta’s strong operational performance, which has made Delta the most awarded airline in the industry.
›	Delta employees have a voice in the board room. The Delta Board Council (DBC) includes five rotating representatives from multiple employee groups, ensuring Delta people remain at the forefront of the company’s decision-making. The DBC attends Board meetings and consistently and transparently represents employee feedback, interests, and perspectives to senior leaders and the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

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VOTING INFORMATION

Internet Availability of Proxy Materials

All of our proxy materials (including our 2023 Form 10-K) are made available to our shareholders on the Internet, rather than mailing paper copies to each shareholder. If you received a Notice Regarding the Availability of Proxy Materials (the Notice) by U.S. or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice tells you how to access and review the proxy materials and vote your shares. If you would like to receive a paper copy of our proxy materials free of charge, follow the instructions in the Notice. The Notice will be distributed to our shareholders beginning on or about May 10, 2024.

Shareholders Entitled to Vote

The Board of Directors set April 29, 2024 as the record date for the annual meeting. This means that our shareholders as of the close of business on that date are entitled to notice of and to vote at the annual meeting. On April 19, 2024, 645,313,244 shares of Delta common stock were outstanding, and we do not expect the number of shares will change materially as of the record date. The common stock is the only class of securities entitled to vote at the meeting. Each outstanding share entitles its holder to one vote.

Quorum for the Annual Meeting

The quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock that are outstanding and entitled to vote. Abstentions from voting and broker non-votes, if any, will be counted in determining whether a quorum is present. The meeting will not commence if a quorum is not present.

How to Vote

It is important that you vote in order to play a part in the future of the company. Please carefully review the proxy materials and follow the instructions below to cast your vote.

Shares of Common Stock Registered in Your Name or Held under Plans

The control number you receive in your Notice (or Notices) only covers shares of common stock in any of the following forms:

›	common stock registered in your name (registered shares);
›	common stock held in your account under the Delta 401(k) Retirement Plan for Pilots (Pilot Plan);
›	common stock allocated to your account under the Delta 401(k) Retirement Plan or the Delta 401(k) Retirement Plan for Ready Reserves (collectively referred to as the 401(k) Retirement Plans); or
›	unvested restricted common stock granted under the Delta Air Lines, Inc. Performance Compensation Plan.

Special Note to Delta Employees About the Employee Stock Purchase Plan

If you are a Delta employee participating in the Employee Stock Purchase Plan, any control number you receive in your Notice does not cover shares of common stock purchased pursuant to the plan. These shares are held for your benefit by Fidelity in street name and you must instruct Fidelity regarding voting these shares on your behalf. See “Shares Held in Street Name” on page 79.

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If you hold shares in more than one of the ways listed, you may receive more than one Notice with separate control numbers. You will need to submit voting instructions for shares associated with each control number in order to vote all of your shares.

Your submission of voting instructions for registered shares results in the appointment of a proxy to vote those shares. In contrast, your submission of voting instructions for common stock held in Pilot Plan accounts or allocated to 401(k) Retirement Plans accounts, or for unvested restricted common stock granted under the Delta Air Lines, Inc. Performance Compensation Plan, instructs the applicable plan trustee or administrator how to vote those shares, but does not result in the appointment of a proxy. You may submit your voting instructions regarding all shares covered by the same control number before the meeting by using our Internet or telephone system or by completing and returning a proxy card, as described below. As noted above, if you hold shares in more than one way, you will need to vote the shares associated with each control number separately. You may vote in one of the following ways:

›	Voting by the Internet or Telephone. You may vote using the Internet or telephone by following the instructions in the Notice to access the proxy materials and then following the instructions provided to allow you to record your vote. After accessing the proxy materials, to vote by the Internet, go to www.proxyvote.com and follow the instructions, or to vote by telephone call 1-800-690-6903. The Internet and telephone voting procedures are designed to authenticate votes cast by using a personal identification number. These procedures enable shareholders to confirm their instructions have been properly recorded.
›	Voting by Proxy Card. If you obtained a paper copy of our proxy materials, you may also vote by signing, dating and returning your instructions on the proxy card in the enclosed postage-paid envelope. Please sign the proxy card exactly as your name appears on the card. If shares are owned jointly, each joint owner should sign the proxy card. If a shareholder is a corporation or partnership, the proxy card should be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, state the signer’s full title and provide a certificate or other proof of appointment.

To be effective, instructions regarding shares held in your Pilot Plan account or allocated to your 401(k) Retirement Plans account must be received before 5:00 p.m. Eastern Daylight Time on June 18, 2024. Instructions regarding registered shares or unvested restricted common stock must be received before 11:59 p.m. Eastern Daylight Time on June 19, 2024.

You may also vote registered shares by attending the annual meeting virtually and voting via the online platform; this will revoke any proxy you previously submitted.

Note that you may not vote shares of unvested restricted common stock, shares held in your Pilot Plan account or shares allocated to your 401(k) Retirement Plans account at the meeting. If you do not submit voting instructions in a timely manner regarding shares of unvested restricted common stock, shares held in your Pilot Plan account or shares allocated to your 401(k) Retirement Plans account, they will not be voted. See “Shares Held in Street Name” below for information about voting Employee Stock Purchase Plan shares.

All properly submitted voting instructions, whether submitted by the Internet, telephone or U.S. mail, will be voted at the annual meeting according to the instructions given, provided they are received prior to the applicable deadlines described above. All properly submitted proxy cards not containing specific instructions will be voted in accordance with the Board of Directors’ recommendations set forth on page 81. The members of Delta’s Board of Directors designated to vote the proxies returned pursuant to this solicitation are Edward H. Bastian and David S. Taylor.

Shares Held in Street Name

If your shares are held in the name of a broker, bank or other record holder (that is, in street name), refer to the instructions provided by the record holder regarding how to vote your shares or to revoke your voting instructions. This includes any shares purchased through the Employee Stock Purchase Plan. Without a proxy from the record holder, you may not vote shares held in street name by returning a proxy card. If you hold your shares in street name and intend to vote in advance of the annual meeting, which we encourage you to do, it is critical that you provide instructions to, or otherwise follow the instructions provided to you in the Notice, voting instruction form or other information provided to you by the broker, bank or other nominee that holds your shares, if you want your shares to count in the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2) and the shareholder proposals (Proposals 4 and 5). As described in the next section of this proxy statement, regulations prohibit your bank or broker from voting your shares on these proposals, but they may vote your shares on Proposal 3 without instructions.

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Revoking a Proxy or Voting Instructions

If you hold registered shares, unvested restricted common stock, shares in Pilot Plan accounts or shares allocated to 401(k) Retirement Plan accounts, you may revoke your proxy or voting instructions prior to the meeting by:

›	providing written notice to Delta’s Law Department at Delta Air Lines, Inc., Department 981, 1030 Delta Boulevard, Atlanta, Georgia 30354, Attention: Corporate Secretary; or
›	submitting later-dated instructions by the Internet, telephone or U.S. mail.

To be effective, revocation of instructions regarding shares held in Pilot Plan accounts or allocated to 401(k) Retirement Plan accounts must be received before 5:00 p.m. Eastern Daylight Time on June 18, 2024. Revocation of instructions regarding registered shares or unvested restricted common stock must be received before 11:59 p.m. Eastern Daylight Time on June 19, 2024.

You may also revoke your proxy covering registered shares by attending the annual meeting virtually and voting via the online meeting platform. Attending the meeting virtually will not, by itself, revoke a proxy.

Limitation on Brokers’ Authority to Vote Shares

Under NYSE rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions at least 15 days before the date of the annual meeting. Generally, brokerage firms may vote to ratify the appointment of independent auditors and on other “discretionary” items. Because proposals other than Proposal 3 are not discretionary items, brokers are not permitted to vote your shares on these proposals unless you provide voting instructions. Accordingly, if your shares are held in a brokerage account and you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker on Proposal 3, but not the other proposals described in this proxy statement. Broker non-votes will not be considered in connection with Proposals 1, 2, 4 and 5. Therefore, we urge you to give voting instructions to your broker on all proposals.

Votes Necessary to Act on Proposals

At an annual meeting at which a quorum is present, the following votes will be necessary on each of the proposals:

›	Each director shall be elected by the vote of a majority of the votes cast with respect to the director. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes with respect to that director (excluding abstentions).
›	The advisory vote to approve executive compensation (say on pay) requires the affirmative vote of the majority of shares present and entitled to vote at the meeting. Abstentions have the same effect as votes against the proposal. While this is a non-binding advisory vote, the Board values the opinions of our shareholders and the Personnel & Compensation Committee of the Board of Directors will review and consider the voting results when making future decisions regarding executive compensation.
›	Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2024 requires the affirmative vote of the majority of shares present and entitled to vote at the meeting. Abstentions have the same effect as votes against the proposal.
›	Approval of each of the shareholder proposals described in this proxy statement requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions have the same effect as votes against the proposal.

Broker non-votes, if any, will be handled as described under “Limitation on Brokers’ Authority to Vote Shares” above.

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Recommendations of the Board

The Board of Directors is soliciting your proxy to vote your shares at the annual meeting as follows:
FOR the election of the director nominees named in this proxy statement;
FOR the approval, on an advisory basis, of the compensation of Delta’s named executive officers;
FOR the ratification of the appointment of Ernst & Young LLP as Delta’s independent auditors for the year ending December 31, 2024; and
AGAINST the shareholder proposals described in this proxy statement.
All properly submitted proxy cards not containing specific instructions will be voted in accordance with the Board’s recommendations.

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OTHER INFORMATION

Presentation of Other Business at the Meeting

Delta is not aware of any business to be transacted at the annual meeting other than as described in this proxy statement. If any other item or proposal properly comes before the meeting (including, but not limited to, a proposal to adjourn the meeting in order to solicit votes in favor of any proposal contained in this proxy statement), the proxies received will be voted at the discretion of the directors designated to vote the proxies.

Attending the Meeting Virtually

We plan to hold our annual meeting virtually in an effort to enhance the ability of our shareholders around the world to attend and participate. To attend and participate in the annual meeting, shareholders will need to access the live audio webcast of the meeting by visiting www.virtualshareholdermeeting.com/DAL2024 and using the 16-digit control number provided in the Notice or proxy card to log in to the meeting website. Any shareholders holding shares in street name that do not receive a 16-digit control number should contact their bank, broker or other nominee (preferably at least 5 days before the annual meeting) in order to request a control number and be able to attend, participate in or vote at the annual meeting. If you do not have a 16-digit control number at the time of the meeting, you may still attend the meeting as a guest in listen-only mode, although guests will be unable to vote or submit questions.

We encourage shareholders to log in to the meeting website and access the webcast before the annual meeting’s start time. We plan to have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual shareholder meeting login page: www.virtualshareholdermeeting.com/DAL2024. We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Our directors and various members of our management team will join the virtual meeting and be available for questions. Shareholders may submit questions during the meeting through the virtual meeting platform at www.virtualshareholdermeeting.com/DAL2024. We intend to answer all relevant questions submitted in accordance with the rules of conduct for the meeting, which we will post in advance of the meeting. We ask that shareholders limit themselves to one question each and provide their name and contact details when submitting a question through the virtual meeting platform. If we receive substantially similar questions, we will group them together and provide a single response to avoid repetition. We plan to address as many questions during the meeting as time permits, but if there are any relevant questions submitted in accordance with the rules of conduct that we are unable to answer due to time constraints, we intend to post answers to those questions on our investor relations website following the meeting.

Further instructions on how to attend, participate in and vote at the annual meeting virtually, including how to demonstrate your ownership of our common stock as of the record date, are available at www.virtualshareholdermeeting.com/DAL2024.

Householding

As permitted by the 1934 Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless the shareholders have notified Delta of their desire to receive multiple copies of the proxy statement. This is known as householding.

Delta will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to Delta’s Investor Relations toll-free at (866) 715-2170.

Shareholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact our registrar and transfer agent, EQ Shareowners Services, to request that only a single copy of the proxy statement be mailed in the future. Contact EQ by phone at (800) 259-2345 or by mail at P.O. Box 64854, St. Paul, MN 55164-0854.

If you hold your shares in street name, you should contact Broadridge Investor Communication Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-866-540-7095 to request that only a single copy of the proxy statement be mailed in the future.

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Cost of Solicitation

Delta will pay the cost of soliciting proxies. We have retained Innisfree to solicit proxies, by telephone, in person or by mail, for a fee of $25,000 plus certain expenses. In addition, certain Delta officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies.

Delta will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Delta stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning and tabulating the proxies.

Submission of Shareholder Proposals

To be considered for inclusion in our proxy statement for the 2025 annual meeting, shareholder proposals other than a director nomination must comply with the requirements under SEC Rule 14a-8 and must be submitted in writing and received by us no later than 5:00 p.m., local time, on January 10, 2025, at the following address:

Delta Air Lines, Inc.
Department 981
1030 Delta Boulevard
Atlanta, Georgia 30354
Attention: Corporate Secretary

Under certain circumstances, shareholders may also submit nominations for directors for inclusion in our proxy materials by complying with the requirements in Article II, Section 9 of our Bylaws. Director nominations to be considered for inclusion in proxy materials for the 2025 annual meeting under Article II, Section 9 of our Bylaws must be received by us at the address above no earlier than December 11, 2024 and no later than January 10, 2025.

In addition, a shareholder may only bring business before the 2025 annual meeting, other than a proposal included in the proxy statement, or may submit nominations for directors, if the shareholder complies with the requirements specified in Article II, Section 8 of our Bylaws.

The requirements include:

›	providing written notice that is received by Delta’s Corporate Secretary between February 20, 2025 and March 22, 2025 (subject to adjustment if the date of the 2025 annual meeting is moved by more than 30 days, as provided in Article II, Section 8(b) of the Bylaws); and
›	supplying the additional information listed in Article II, Section 8(b) of the Bylaws.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules of the SEC, shareholders who intend to solicit proxies in support of director nominees other than Delta’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the 1934 Act, in addition to the information required under our Bylaws, no later than April 21, 2025. However, this date does not supersede any of the requirements or timing required by our Bylaws.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the notice provision in our Bylaws, subject to applicable SEC rules.

Delta’s Bylaws are available at http://ir.delta.com/governance/.

The Corporate Governance Committee evaluates potential nominees for director suggested by shareholders on the same basis as all other potential nominees. To recommend a potential nominee, you may:

›	e-mail nonmgmt.directors@delta.com or
›	send a letter addressed to Delta’s Law Department at Delta Air Lines, Inc., Department 981, 1030 Delta Boulevard, Atlanta, Georgia 30354, Attention: Corporate Secretary.

Each potential nominee is reviewed by the Committee, which decides whether to recommend a candidate for consideration by the full Board.

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Disclaimers

Statements in this proxy statement that are not historical facts, including statements about our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. We describe known material risks and uncertainties applicable to Delta that could cause actual results and events to differ materially in our most recently filed periodic reports on Form 10-K, Form 10-Q and subsequent filings, including under the heading “Risk Factors.” All forward-looking statements speak only as of the date made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report except as required by law.

Website links included in this proxy statement are for convenience only. The content of any website link and the materials and reports available on or through them are not incorporated by reference into this proxy statement and do not constitute a part of this proxy statement.

Supplemental Information about Financial Measures

We sometimes use information (non-GAAP financial measures) that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (GAAP). Under SEC rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Included below are reconciliations of non-GAAP measures used within this proxy statement to the most directly comparable GAAP financial measures. Reconciliations below may not calculate exactly due to rounding.

Pre-Tax Income/(Loss), Net Income/(Loss) and Diluted Earnings/(Loss) Per Share, adjusted

The following reconciliations include certain adjustments to GAAP measures that are made to provide comparability between the reported periods, if applicable, and for the reasons indicated below:

›	MTM adjustments on investments. Mark-to-market (MTM) adjustments are defined as fair value changes recorded in periods other than the settlement period. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in certain companies, particularly those without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.
›	MTM adjustments and settlements on hedges. MTM fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the applicable period.
›	Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt. Adjusting for these losses allows investors to better understand and analyze our core operational performance in the periods shown.
›	One-time pilot agreement expenses. In the March 2023 quarter, Delta pilots ratified a new four-year Pilot Working Agreement effective January 1, 2023. The agreement included a provision for a one-time payment made upon ratification in the March 2023 quarter of $735 million. Additionally, we recorded adjustments to other benefit-related items of approximately $130 million. Adjusting for these expenses allows investors to better understand and analyze our core cost performance.
›	Restructuring charges. During 2020, we recorded restructuring charges for items such as fleet impairments and voluntary early retirement and separation programs following strategic business decisions in response to the COVID-19 pandemic. During 2022 and 2021, we recognized adjustments to certain of those restructuring charges, representing changes in our estimates.
›	Impairments and equity method results. This adjustment relates to recording our share of the results recorded by our equity method investees. Also, during 2020, we recognized charges and the related income tax impacts from write-downs of our investments in LATAM and Grupo Aeroméxico following their financial results and separate Chapter 11 bankruptcy filings, and the write-down of our investment in Virgin Atlantic based on our share of its historical and projected results.
›	Special profit sharing payment. This adjustment is exclusive to 2021. To recognize the extraordinary efforts of our employees through the pandemic, we made a special profit-sharing payment to eligible employees in February 2022, based on the adjusted pre-tax profit earned during the second half of 2021. This adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

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›	Government grant recognition. We recognized grant proceeds from the payroll support program and extensions as contra-expense during 2020 and 2021. We recognized the grant proceeds as contra-expense based on the periods that the funds were intended to compensate and fully used all proceeds from the payroll support program extensions as of the end of the September quarter 2021.
›	Pension settlement charges. These charges were recognized in connection with the voluntary early retirement and separation programs.
›	Delta Private Jets adjustment. Because we combined Delta Private Jets with Wheels Up in January 2020, we have excluded the impact of Delta Private Jets from 2019 results for comparability.

Reconciliation

(in millions, except per share data)	Year Ended December 31, 2023			Year Ended December 31, 2023
	Pre-Tax Income	Income Tax	Net Income	Earnings Per Diluted Share
GAAP	$5,608	$(999)	$4,609	$7.17
Adjusted for:
MTM adjustments on investments	(1,263)
MTM adjustments and settlements on hedges	(52)
Loss on extinguishment of debt	63
One-time pilot agreement expenses	864
Non-GAAP	$5,220	$(1,200)	$4,020	$6.25

(in millions, except per share data)	Year Ended December 31, 2022			Year Ended December 31, 2022
	Pre-Tax Income	Income Tax	Net Income	Earnings Per Diluted Share
GAAP	$1,914	$(596)	$1,318	$2.06
Adjusted for:
MTM adjustments on investments	784
MTM adjustments and settlements on hedges	29
Loss on extinguishment of debt	100
Restructuring charges	(124)
Non-GAAP	$2,703	$(650)	$2,503	$3.20

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(in millions, except per share data)	Year Ended December 31, 2021			Year Ended December 31, 2021
	Pre-Tax Income/(Loss)	Income Tax	Net Income/(Loss)	Earnings/(Loss) Per Diluted Share
GAAP	$398	$(118)	$280	$0.44
Adjusted for:
MTM adjustments on investments	(56)
MTM adjustments and settlements on hedges	9
Loss on extinguishment of debt	319
Impairments and equity method results	337
Restructuring charges	(19)
Special profit sharing payment	108
Government grant recognition	(4,512)
Non-GAAP	$(3,415)	$817	$(2,598)	$(4.08)
(in millions, except per share data)	Year Ended December 31, 2020			Year Ended December 31, 2020
	Pre-Tax Loss	Income Tax	Net Loss	Loss Per Diluted Share
GAAP	$(15,587)	$3,202	$(12,385)	$(19.49)
Adjusted for:
MTM adjustments on investments	119
MTM adjustments and settlements on hedges	10
Equity investment MTM adjustments	(19)
Impairments and equity method results	2,172
Restructuring charges	8,219
Government grant recognition	(3,946)
Pension settlement charges	36
Non-GAAP	$(8,996)	$2,156	$(6,839)	$(10.76)
(in millions, except per share data)	Year Ended December 31, 2019			Year Ended December 31, 2019
	Pre-Tax Income	Income Tax	Net Income	Earnings Per Diluted Share
GAAP	$6,198	$(1,431)	$4,767	$7.30
Adjusted for:
MTM adjustments on investments	13
MTM adjustments and settlements on hedges	14
Equity investment MTM adjustments	(14)
Delta Private Jets adjustment	3
Non-GAAP	$6,214	$(1,438)	$4,776	$7.32

ir.delta.com	2024 PROXY STATEMENT	86

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Free Cash Flow

We present free cash flow because management believes this metric is helpful to investors to evaluate the company’s ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is also used internally as a component of our incentive compensation program. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) net (redemptions)/purchases of short-term investments, (ii) strategic investments and related, (iii) net cash flows related to certain airport construction projects and other, (iv) financed aircraft acquisitions, (v) pilot agreement payment, (vi) government grant proceeds, and (vii) pension plan contributions. These adjustments are made for the following reasons:

›	Net (redemptions)/purchases of short-term investments. Net (redemptions)/purchases of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company’s free cash flow generated by our operations.
›	Strategic investments and related. Certain cash flows related to our investments in and related transactions with other airlines are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.
›	Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company’s free cash flow and capital expenditures that are core to our operations in the periods shown.
›	Financed aircraft acquisitions. This adjustment reflects aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or an estimate of the aircraft’s fair value and provides a more meaningful view of our investing activities.
›	Pilot agreement payment. In the March 2023 quarter, Delta pilots ratified a new four-year Pilot Working Agreement effective January 1, 2023. The agreement included a provision for a one-time payment upon ratification in the March 2023 quarter of $735 million. We adjust for this item to provide investors a better understanding of our recurring free cash flow generated by our operations.
›	Government grant proceeds. Cash flows related to government grant proceeds from the payroll support program and extensions in 2020 and 2021 are included in our GAAP operating activities. We fully utilized all proceeds from the payroll support program extensions as of September quarter 2021. We adjust for this item to better illustrate the cash flows related to our core operations.
›	Pension plan contributions. Cash flows related to voluntary pension funding are included in our GAAP operating activities. We adjust to exclude these contributions to allow investors to understand the cash flows related to our core operations.

Reconciliation

	Year Ended
(in millions)	December 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020	December 31, 2019
Net cash provided by / (used in) operating activities:	$6,464	$6,364	$3,264	$(3,793)	$8,425
Net cash used in investing activities:	(3,148)	(6,924)	(898)	(9,238)	(4,563)
Adjusted for:
Net (redemptions)/purchases of short-term investments	(2,235)	(100)	(2,381)	5,791	(206)
Strategic investments and related	152	701	181	2,192	170
Net cash flows related to certain airport construction projects and other	496	409	1,475	721	338
Financed aircraft acquisitions	(461)	(206)	(594)	(809)	(818)
Pilot agreement payment	735	-	-	-	-
Government grant proceeds	-	-	(4,512)	(3,946)	-
Pension plan contributions	-	-	1,500	-	1,000
Free cash flow	$2,003	$244	$(1,965)	$(9,082)	$4,346

2024 PROXY STATEMENT	87

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Operating Cash Flow, Adjusted

We present operating cash flow, adjusted because management believes adjusting for the following items provides a more meaningful measure for investors:

›	Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company’s operating cash flow that is core to our operations in the periods shown.
›	Pilot agreement payment. In March 2023, Delta pilots ratified a new four-year Pilot Working Agreement effective January 1, 2023. The agreement includes a provision for a one-time payment upon ratification in the March 2023 quarter of $735 million. We adjust for this item to provide investors a better understanding of our recurring free cash flow generated by our operations.

Reconciliation

(in millions)	Year Ended
December 31, 2023
Net cash provided by operating activities	$6,464
Adjusted for:
Net cash flows related to certain airport construction projects and other	17
Pilot agreement payment	735
Net cash provided by operating activities, adjusted	$7,216

ir.delta.com	2024 PROXY STATEMENT	88

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DELTA

DELTA AIR LINES, INC.
1030 DELTA BLVD.
DEPARTMENT 829
ATLANTA, GA 30354-1989

SCAN TO
VIEW MATERIALS & VOTE

VOTE BEFORE THE MEETING

You may submit this proxy or these voting instructions, as applicable, using the Internet, telephone or U.S. mail. Participants in the Delta 401(k) Retirement Plan for Pilots, Delta 401(k) Retirement Plan, Delta 401(k) Retirement Plan for Ready Reserves and holders of unvested restricted common stock may submit voting instructions on this proxy card.

To vote online or by telephone, have this proxy card in hand and go to www.proxyvote.com or scan the QR Barcode above or call 1-800-690-6903 and follow the instructions.

If you mail this proxy card, mark, sign and date the card and return it in the postage-paid envelope, or send it to: For registered shareholders and holders of unvested restricted common stock - Delta Air Lines, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For participants in the Delta 401(k) Retirement Plan for Pilots, Delta 401(k) Retirement Plan and Delta 401(k) Retirement Plan for Ready Reserves - Fidelity Management Trust Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Voting Deadlines

Participants in the Delta 401(k) Retirement Plan for Pilots, Delta 401(k) Retirement Plan and Delta 401(k) Retirement Plan for Ready Reserves:
Voting instructions submitted using the Internet or telephone must be submitted before 5:00 p.m. Eastern Daylight Time (EDT) on Tuesday, June 18, 2024. Voting instructions submitted by mailing this proxy card must be received by the trustee by that time.

Registered Shareholders and Holders of Unvested Restricted Common Stock:
Voting instructions submitted using the Internet or telephone must be submitted before 11:59 p.m. EDT on Wednesday, June 19, 2024. Voting instructions submitted by mailing this proxy card must be received by Broadridge by that time.

VOTE DURING THE MEETING

Go to www.virtualshareholdermeeting.com/DAL2024. You may attend the meeting virtually and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Delta encourages shareholders to sign up to receive proxy materials electronically in the future. Using electronic communication significantly reduces our printing and postage costs, and helps protect the environment. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive shareholder communications electronically in the future.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V50447-P09830 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELTA AIR LINES, INC.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3 and AGAINST Proposals 4 and 5.

DELTA'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES:

1. Election of Nominees for Director:	For	Against	Abstain
1a. Edward H. Bastian	☐	☐	☐
1b. Maria Black	☐	☐	☐
1c. Willie CW Chiang	☐	☐	☐
1d. Greg Creed	☐	☐	☐
1e. David G. DeWalt	☐	☐	☐
1f. Leslie D. Hale	☐	☐	☐
1g. Christopher A. Hazleton	☐	☐	☐
1h. Michael P. Huerta	☐	☐	☐
1i. Vasant M. Prabhu	☐	☐	☐
1j. Sergio A. L. Rial	☐	☐	☐
1k. David S. Taylor	☐	☐	☐
1l. Kathy N. Waller	☐	☐	☐

	For	Against	Abstain
DELTA'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.			
2. To approve, on an advisory basis, the compensation of Delta's named executive officers.	☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as Delta's independent auditors for the year ending December 31, 2024.	☐	☐	☐
DELTA'S BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4 AND 5.			
4. A shareholder proposal requesting reporting related to third-party political contributions.	☐	☐	☐
5. A shareholder proposal requesting the adoption of a non-interference policy.	☐	☐	☐

(**NOTE:** Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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DELTA

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the Year Ended December 31, 2023 are available at www.proxyvote.com.

V50448-P09830

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF DELTA AIR LINES, INC.

I hereby appoint Edward H. Bastian and David S. Taylor, and each of them, as proxies with full power of substitution, for and in my name, to vote all shares of Common Stock of Delta Air Lines, Inc. owned by me which I would be entitled to personally vote on all matters which may properly come before the 2024 Annual Meeting of Shareholders of Delta to be held on Thursday, June 20, 2024 at 7:30 a.m., EDT, at www.virtualshareholdermeeting.com/DAL2024, or any adjournment or postponement of the meeting.

The proxies shall vote subject to the directions indicated on the reverse side of this Proxy Card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the annual meeting or any adjournment or postponement of the meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified. The proxies cannot vote these shares unless you sign, date and return this Proxy Card or vote by the Internet or telephone.

If I am the holder of unvested restricted common stock granted under Delta's Performance Compensation Plan, I hereby instruct the administrator of the Performance Compensation Plan to vote the shares of unvested restricted common stock granted to me at the annual meeting, as indicated on the reverse side of this card. I understand that the administrator of the Performance Compensation Plan will not vote the shares of unvested restricted common stock granted to me if I do not submit voting instructions before 11:59 p.m. EDT on Wednesday, June 19, 2024.

If I am a participant in the Delta 401(k) Retirement Plan for Pilots (Pilot Plan), Delta 401(k) Retirement Plan (Retirement Plan) or Delta 401(k) Retirement Plan for Ready Reserves (Ready Reserve Plan), I hereby instruct Fidelity Management Trust Company, as Trustee, to vote the shares of Delta common stock attributable to the Pilot Plan, Retirement Plan or Ready Reserve Plan account, as applicable, at the annual meeting, as indicated on the reverse side of this card. These instructions shall be confidential. I understand that the Trustee will not vote shares attributable to the Pilot Plan, Retirement Plan or Ready Reserve Plan account if the Trustee does not receive voting instructions from me before 5:00 p.m. EDT on Tuesday, June 18, 2024.

I acknowledge receipt of Delta's Notice of Annual Meeting of Shareholders, dated May 10, 2024, Proxy Statement and Annual Report on Form 10-K for the Year Ended December 31, 2023.

Continued and to be signed on reverse side